                                                FILED PURSUANT TO RULE 424(b)(4)

                                     REGISTRATION NO. 333-33331 and 333-33331-01


                        12,000,000 PREFERRED SECURITIES

                            ENTERGY LONDON CAPITAL

 8 5/8% CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES, SERIES A (QUIPSSM)*
              (LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY

                        ENTERGY LONDON INVESTMENTS PLC

                               ----------------

  The 8 5/8% Cumulative Quarterly Income Preferred Securities, Series A (the "Preferred Securities"), offered hereby are being issued by, and represent limited partner interests in, Entergy London Capital, L.P., a special purpose limited partnership formed under the laws of the State of Delaware ("Entergy London Capital"). Entergy London Capital was formed for the sole purpose of issuing its limited partner interests and investing the proceeds thereof and the capital contribution of Entergy London Investments plc, a public limited company incorporated under the laws of England and Wales (the "Company") and the sole General Partner of Entergy London Capital, in 8 5/8% Junior Subordinated Deferrable Interest Debentures, Series A (the "Perpetual Junior Subordinated Debentures"), to be issued by the Company under the Indenture for Unsecured Subordinated Debt Securities relating to Preferred Securities, which will be qualified under and subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Perpetual Junior Subordinated Debentures will not have a stated maturity date, but will be redeemable, at the option of the Company, as described herein. The limited partner interests represented by the Preferred Securities will have a preference with respect to cash distributions and amounts payable on dissolution, redemption or otherwise over the General Partner's interest in Entergy London Capital.

                                                       (Continued on next page)
                               ----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES.

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                                                                    PROCEEDS TO
                                                                      ENTERGY
                                    INITIAL PUBLIC   UNDERWRITING     LONDON
                                   OFFERING PRICE(1) COMMISSION(2) CAPITAL(3)(4)
                                   ----------------- ------------- -------------
Per Preferred Security............      $25.00            (3)         $25.00
Total.............................   $300,000,000         (3)      $300,000,000

--------
(1) Plus accumulated Distributions, if any, from the date of original issuance.
(2) Entergy London Capital and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Perpetual Junior Subordinated Debentures, the Underwriting Agreement provides that the Company will pay to the Underwriters, as compensation ("Underwriters' Compensation") for arranging the investment therein of such proceeds, $0.7875 per Preferred Security; provided, that such compensation will be $0.5000 per Preferred Security sold to certain institutions. Accordingly, the maximum aggregate amount of Underwriters' Compensation will be $9,450,000, but the actual amount of Underwriters' Compensation will be less than such amount to the extent that the Preferred Securities are sold to such institutions. See "Underwriting".
(4) Expenses of the offering, which are payable by the Company, are estimated to be $861,000.

                               ----------------

  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Preferred Securities will be ready for delivery in book-entry only form through the facilities of The Depository Trust Company ("DTC") in New York, New York, on or about November 19, 1997, against payment therefor in immediately available funds.
--------
*QUIPS is a servicemark of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.
    BEAR, STEARNS & CO. INC.
            LEHMAN BROTHERS
                     MERRILL LYNCH & CO.
                             MORGAN STANLEY DEAN WITTER
                                     PRUDENTIAL SECURITIES INCORPORATED
                                            SMITH BARNEY INC.

                               ----------------

               The date of this Prospectus is November 12, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH PREFERRED SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               ----------------

(Continued from previous page)

  Holders of the Preferred Securities will be entitled to receive, to the extent of funds held by Entergy London Capital and available therefor, periodic cash distributions accumulating from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1997, at the rate of 8 5/8% per annum of the liquidation preference of $25 per Preferred Security (the "Distributions"). The Company has the right to defer indefinitely the payment of interest on the Perpetual Junior Subordinated Debentures at any time or from time to time. If interest payments on the Perpetual Junior Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred. Until all deferred interest payments and interest thereon have been paid in full, interest on the Perpetual Junior Subordinated Debentures will continue to accrue (and the Preferred Securities will accumulate additional Distributions thereon) at the rate of 8 5/8% per annum, compounded quarterly, and the Company will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Perpetual Junior Subordinated Debentures, make any guarantee payments with respect to the foregoing, make any payments in respect of any of its debt securities held by affiliates or make any loans or advances to, or make payments on any guarantee of the debt of, any affiliate. See "Description of the Perpetual Junior Subordinated Debentures--Option to Defer Payment of Interest".

  Under the terms of the Guarantee, the Partnership Agreement, the Indenture (each as defined herein) and the Perpetual Junior Subordinated Debentures, taken together, the Company has fully, irrevocably and unconditionally guaranteed, on a subordinated basis, all of Entergy London Capital's obligations under the Preferred Securities. The Guarantee guarantees the payment of Distributions and payments on liquidation of Entergy London Capital or redemption of the Preferred Securities, but only in each case to the extent of funds held by Entergy London Capital and available therefor (the "Guarantee"). If the Company does not make interest payments on the Perpetual Junior Subordinated Debentures held by Entergy London Capital, Entergy London Capital will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when Entergy London Capital does not have sufficient funds to pay such Distributions. See "Description of the Guarantee". The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt (as defined in "Description of the Perpetual Junior Subordinated Debentures-- Subordination") of the Company.

  The Preferred Securities are subject to mandatory redemption, in whole or in part, upon redemption of the Perpetual Junior Subordinated Debentures in an amount equal to the amount of Perpetual Junior Subordinated Debentures being redeemed at a redemption price equal to the aggregate liquidation preference of such Preferred Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Price"). See "Description of the Preferred Securities--Redemptions". The Perpetual Junior Subordinated Debentures are redeemable at the option of the Company (i) on or after November 19, 2002, in whole at any time or in part from time to time, at a redemption price equal to the accrued and unpaid interest on the Perpetual Junior Subordinated Debentures so redeemed to the date fixed for redemption plus 100% of the principal amount thereof (the "Debentures Redemption Price"),
(ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event (as defined herein), at the Debentures Redemption Price, or (iii) at any time, in whole (but not in part), in the event that the Company has or will become obligated to pay Additional Amounts (as defined herein), at the Debentures Redemption Price. See "Description of the Perpetual Junior Subordinated Debentures--Redemption" and "--Optional Tax Redemption".

  At any time, whether or not a Special Event has occurred, the Company will have the right to dissolve Entergy London Capital and, after satisfaction of liabilities to creditors of Entergy London Capital, if any, as provided by applicable law, cause the Perpetual Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of Entergy London Capital. See "Description of the Preferred Securities-- Redemptions--Special Event Redemption or Distribution of Perpetual Junior Subordinated Debentures".

  The Perpetual Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt of the Company. As of September 30, 1997, the Company had approximately (Pounds)1.03 billion ($1.66 billion) of Senior Debt outstanding. The terms of the Perpetual Junior Subordinated Debentures place no limitation on the amount of Senior Debt that may be incurred by the Company. In addition, the Company's obligations under the Guarantee and the Perpetual Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of its subsidiaries, including London Electricity plc ("London Electricity"). See "Risk Factors" and "Description of the Perpetual Junior Subordinated Debentures--Subordination".

  In the event of the dissolution and liquidation of Entergy London Capital, after satisfaction of liabilities to creditors of Entergy London Capital, if any, as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a liquidation preference of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which liquidation preference may be in the form of a distribution of a Like Amount (as defined herein) of Perpetual Junior Subordinated Debentures in certain circumstances. See "Description of the Preferred Securities-- Liquidation Distribution Upon Dissolution".

  The Preferred Securities have been approved for listing, subject to notice of issuance, on the New York Stock Exchange (the "NYSE") under the symbol "ELO PrA" and application has been made to list the Perpetual Junior Subordinated Debentures on the Luxembourg Stock Exchange. If the Perpetual Junior Subordinated Debentures are distributed to the holders of the Preferred Securities upon the liquidation of Entergy London Capital, the Company will use its best efforts to also list the Perpetual Junior Subordinated Debentures on the NYSE or such other stock exchanges or other organizations, if any, on which the Preferred Securities are then listed.

  The Preferred Securities will be represented by global certificates registered in the name of a nominee of DTC. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described under "Description of the Preferred Securities--Book-Entry Issuance", Preferred Securities in registered certificated form will not be issued in exchange for the global certificates.

                             AVAILABLE INFORMATION

  Following this offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission (http://www.sec.gov).

  The Company and Entergy London Capital have filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act'). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

  No separate financial statements of Entergy London Capital have been included herein. The Company and Entergy London Capital do not consider that such financial statements would be material to holders of the Preferred Securities because Entergy London Capital is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as assets the Perpetual Junior Subordinated Debentures, issuing the Preferred Securities and engaging in other activities as are necessary, advisable or incidental thereto. See "Entergy London Capital", "Description of the Preferred Securities", "Description of the Perpetual Junior Subordinated Debentures", and "Description of the Guarantee". In addition, the Company does not expect that Entergy London Capital will file reports, proxy statements and other information under the Exchange Act with the Commission.

                      ENFORCEABILITY OF CIVIL LIABILITIES

  The Company is a public limited company incorporated under the laws of England and Wales. Substantially all the assets of the Company are located outside the United States of America (the "US"). As a result, it may not be possible for investors to effect service of process within the US upon the Company or to enforce against it judgments of US courts predicated upon civil liabilities under US Federal securities laws. There is doubt as to the enforceability in England and Wales, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities predicated upon US Federal securities laws.

  The Partnership Agreement and the Preferred Securities will be governed by, and construed in accordance with, the laws of the State of Delaware. The Guarantee, the Indenture and the Perpetual Junior Subordinated Debentures will be governed by, and will be construed in accordance with, the laws of the State of New York. The Company has submitted to the non-exclusive jurisdiction of the Supreme Court of New York, New York County and the United States District Court for the Southern District of New York and any appellate court from either thereof for any suit, legal action or proceeding against the Company or its properties, assets or revenues with respect to its obligations, liabilities or any other matter arising out of or in connection with the Guarantee, the Indenture and the

Perpetual Junior Subordinated Debentures. See "Description of the Perpetual Junior Subordinated Debentures--Governing Law; Submission to Jurisdiction".

  The Company accepts responsibility for the information contained in this document. To the best knowledge and belief of the Company (which has taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

              PRESENTATION OF CURRENCY AND FINANCIAL INFORMATION

  The Company publishes its consolidated financial statements in pounds sterling. In this Prospectus, references to "pounds sterling" or "(Pounds)" are to currency of the United Kingdom ("UK") and references to "US dollars", "US$" or "$" are to US currency. As used herein, "US GAAP" means US generally accepted accounting principles, and "UK GAAP" means UK generally accepted accounting principles. For the convenience of the reader, this Prospectus contains translations of certain pounds sterling amounts into US dollars at specified rates, or, if not so specified, the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on September 30, 1997 of $1.6117 = (Pounds)1.00. No representation is made that the pounds sterling amounts have been, could have been or could be converted into US dollars at the rates indicated or at any other rates. See "Exchange Rates" for historical information regarding Noon Buying Rates.

                            UK SELLING RESTRICTIONS

  There are restrictions on the offer and sale of the Preferred Securities in the UK. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the Preferred Securities, in, from or otherwise involving the UK must be complied with. See "Underwriting".

                          FORWARD LOOKING STATEMENTS

  Certain statements in this Prospectus under the captions "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", "The Electric Utility Industry in Great Britain" and elsewhere constitute forward looking statements. Such forward looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company or any of its subsidiaries, including London Electricity, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions in the UK, the London metropolitan area, London Electricity's franchise area and elsewhere; currency fluctuations; governmental, statutory, regulatory or administrative initiatives affecting the Company, London Electricity or the UK electric utility industry; general industry trends; competition; power costs and availability; changes in business strategy, development plans or vendor relationships; availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or inability to comply with, governmental regulation, including, without limitation, environmental regulations; and other factors referenced in this Prospectus. These forward looking statements speak only as of the date of this Prospectus. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statement contained herein to reflect any change in the Company's expectations with regard thereto after the date hereof or any change in events, conditions or circumstances on which any such statement is based.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed financial and other information contained elsewhere in this Prospectus.

                                  THE COMPANY

  The Company owns all of the outstanding shares of London Electricity, one of the twelve regional electricity companies ("RECs") in England and Wales. London Electricity is the Company's sole significant asset. All of the Company's outstanding shares are owned indirectly by Entergy Corporation ("Entergy", and, together with its subsidiaries, the "Entergy Company system"), a US holding company engaged in regulated electric power activities in the US and competitive electric power and energy activities internationally and throughout the US. Entergy, through the Company, gained effective control of London Electricity in February 1997.

                               LONDON ELECTRICITY

  London Electricity's principal businesses are the distribution and supply of electricity to approximately 2 million customers in the London metropolitan area. London Electricity's franchise area has a resident population of approximately 4 million and covers approximately 257 square miles (the "Franchise Area"). The Franchise Area generally consists of the metropolitan London area and includes commercial, domestic and industrial customers. The operations of London Electricity are regulated under its Public Electricity Supply ("PES") license.

  London Electricity's primary business is its distribution business, which in Pro Forma Fiscal Year 1997 (as defined herein) produced operating income of (Pounds)92 million ($148 million). Substantially all of the distribution business is a regulated monopoly. London Electricity's supply business in Pro Forma Fiscal Year 1997 generated (Pounds)6 million ($10 million) in operating income. Together these businesses produced substantially all of London Electricity's operating income of (Pounds)112 million ($181 million) in Pro Forma Fiscal Year 1997.

  London Electricity owns, manages and operates the electricity distribution network within its Franchise Area. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system (the "Grid") and its distribution to end users connected to London Electricity's power lines. Virtually all electricity supplied (whether by London Electricity's supply business or by any other suppliers) to consumers within London Electricity's Franchise Area is transported through London Electricity's distribution network.

  London Electricity's supply business consists of selling electricity to end users, purchasing such electricity and arranging for its distribution to those end users. London Electricity has an exclusive right to supply electricity to customers in its Franchise Area who have demand of not more than 100 kW. This exclusive right will continue until April 1, 1998, when the supply market for these customers will become competitive over a six month phase-in period. The supply business to consumers with demand of 100 kW and above, both inside and outside of London Electricity's Franchise Area, is already open to competition.

  London Electricity, through subsidiaries, also conducts ancillary business activities, including the ownership and operation of private distribution networks, power generation and retail gas supply.

                             ENTERGY LONDON CAPITAL

  Entergy London Capital is a newly formed special purpose limited partnership formed under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"). The Company is the sole general partner (the "General Partner") in Entergy London Capital. Upon issuance of the Preferred Securities, which securities represent limited partner interests in Entergy London Capital, the registered holders thereof will become limited partners in Entergy London Capital. The General Partner has agreed to contribute capital to the extent required to maintain its capital at 1% of all capital of Entergy London Capital. All of Entergy London Capital's business and affairs will be conducted by the General Partner. Entergy London Capital was formed for the sole purpose of issuing limited partner interests in the form of the Preferred Securities and investing the proceeds thereof and the capital contributed by the General Partner in the Perpetual Junior Subordinated Debentures.

                                  THE OFFERING

  As used herein, (i) the term "Indenture" means the Indenture for Unsecured Subordinated Debt Securities relating to Preferred Securities, as the same may be amended and supplemented from time to time, between the Company and The Bank of New York, as Debenture Trustee (the "Debenture Trustee"), pursuant to which the Perpetual Junior Subordinated Debentures will be issued, and (ii) the term "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement, among the Company, as General Partner, and the holders, from time to time, of the Preferred Securities. Each of the other capitalized terms used in this Prospectus and not otherwise defined has the meaning set forth in the Indenture or the Partnership Agreement, as the case may be.

Securities Offered..................    8 5/8% Cumulative Quarterly Income
                                        Preferred Securities, Series A
                                        (QUIPSSM)* (liquidation preference $25
                                        per preferred security).

Offering Price......................    $25 per Preferred Security.

Distribution Dates..................    March 31, June 30, September 30 and
                                        December 31 of each year, commencing
                                        December 31, 1997.

Deferral of Interest Payments.......    The Company has the right to defer
                                        indefinitely the payment of interest on
                                        the Perpetual Junior Subordinated
                                        Debentures at any time or from time to
                                        time. If interest payments on the
                                        Perpetual Junior Subordinated
                                        Debentures are so deferred,
                                        Distributions on the Preferred
                                        Securities will also be deferred. See
                                        "Description of the Perpetual Junior
                                        Subordinated Debentures--Option to
                                        Defer Payment of Interest".

No Stated Maturity..................    The Perpetual Junior Subordinated
                                        Debentures will not have a stated
                                        maturity.
--------
* QUIPS is a servicemark of Goldman, Sachs & Co.

Ranking.............................    The limited partner interests
                                        represented by the Preferred Securities
                                        will have a preference with respect to
                                        cash distributions and amounts payable
                                        on dissolution, redemption or otherwise
                                        over the General Partner's interest in
                                        Entergy London Capital. The Company's
                                        obligations under the Perpetual Junior
                                        Subordinated Debentures and the
                                        Guarantee will constitute unsecured
                                        obligations of the Company and will be
                                        subordinate and junior in right of
                                        payment to all Senior Debt of the
                                        Company to the extent and in the manner
                                        set forth in the Indenture. See
                                        "Description of the Perpetual Junior
                                        Subordinated Debentures--Subordination"
                                        and "Description of the Guarantee".

Redemption..........................    The Preferred Securities will be
                                        subject to mandatory redemption, in
                                        whole or in part, upon redemption of
                                        the Perpetual Junior Subordinated
                                        Debentures in an amount equal to the
                                        amount of Perpetual Junior Subordinated
                                        Debentures being redeemed at the
                                        Redemption Price. The Perpetual Junior
                                        Subordinated Debentures are redeemable
                                        at the option of the Company (i) on or
                                        after November 19, 2002, in whole at
                                        any time or in part from time to time,
                                        (ii) at any time, in whole (but not in
                                        part), upon the occurrence and
                                        continuation of a Special Event, or
                                        (iii) at any time, in whole (but not in
                                        part), in the event that the Company
                                        has or will become obligated to pay
                                        Additional Amounts, in each case at the
                                        Debentures Redemption Price. See
                                        "Description of the Preferred
                                        Securities--Redemptions--Mandatory
                                        Redemption", "--Optional Redemption of
                                        Perpetual Junior Subordinated
                                        Debentures" and "--Special Event
                                        Redemption or Distribution of Perpetual
                                        Junior Subordinated Debentures".

Distribution of Perpetual Junior
 Subordinated Debentures............    The Company will have the right at any
                                        time, whether or not a Special Event
                                        has occurred, to dissolve Entergy
                                        London Capital and, after satisfaction
                                        of liabilities to creditors, if any, of
                                        Entergy London Capital, cause the
                                        Perpetual Junior Subordinated
                                        Debentures to be distributed to the
                                        holders of the Preferred Securities in
                                        liquidation of Entergy London Capital.
                                        See "Description of the Preferred
                                        Securities--Redemptions--Special Event
                                        Redemption or Distribution of Perpetual
                                        Junior Subordinated Debentures".

Withholding Tax.....................    Payments in respect of the Perpetual
                                        Junior Subordinated Debentures and,
                                        therefore, the Preferred Securities
                                        will be made free and clear of any
                                        present or future UK withholding and
                                        other deductions existing in the UK,
                                        except as set forth under "Description
                                        of the Perpetual Junior Subordinated
                                        Debentures--Additional Amounts".
                                        Subject to certain exceptions, the
                                        Company will pay such additional
                                        amounts (the "Additional Amounts") as
                                        will result in receipt by the holder of
                                        the Perpetual Junior Subordinated
                                        Debentures and, therefore, the holders
                                        of the Preferred Securities of such
                                        amounts as would have been received by
                                        it had no such withholding or deduction
                                        been required. See "Description of the
                                        Perpetual Junior Subordinated
                                        Debentures--Additional Amounts".

Listing.............................    The Preferred Securities have been
                                        approved for listing, subject to notice
                                        of issuance, on the NYSE under the
                                        symbol "ELO PrA" and application has
                                        been made to list the Perpetual Junior
                                        Subordinated Debentures on the
                                        Luxembourg Stock Exchange. If the
                                        Perpetual Junior Subordinated
                                        Debentures are distributed to the
                                        holders of the Preferred Securities
                                        upon the liquidation of Entergy London
                                        Capital, the Company will use its best
                                        efforts to also list the Perpetual
                                        Junior Subordinated Debentures on the
                                        NYSE, or such other stock exchanges or
                                        other organizations, if any, on which
                                        the Preferred Securities are then
                                        listed.

Use of Proceeds.....................    The proceeds to Entergy London Capital
                                        from the sale of the Preferred
                                        Securities will be invested by Entergy
                                        London Capital in the Perpetual Junior
                                        Subordinated Debentures to be issued by
                                        the Company to Entergy London Capital.
                                        The Company intends to use the net
                                        proceeds from such investment to repay
                                        a portion of indebtedness incurred in
                                        connection with the acquisition of
                                        London Electricity. See "Use of
                                        Proceeds" and "Capitalization".

Governing Law.......................    The Partnership Agreement and the
                                        Preferred Securities will be governed
                                        by, and construed in accordance with,
                                        the laws of the State of Delaware. The
                                        Guarantee, the Indenture and the
                                        Perpetual Junior Subordinated
                                        Debentures will be governed by, and
                                        construed in accordance with, the laws
                                        of the State of New York.

                         SUMMARY FINANCIAL INFORMATION

  The following tables set forth summary consolidated financial data for Entergy London Investments plc (the "Successor Company" or the "Company") and London Electricity (the "Predecessor Company"). For a description of the financial statements and records from which the following financial data have been derived, see "Selected Financial Data". This information should be read in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Successor Company and the Predecessor Company included elsewhere in this Prospectus. All references to a fiscal year mean a year ended March 31.

  The unaudited pro forma condensed consolidated income statement and other data presented below for fiscal year 1997 reflect the acquisition by the Company of London Electricity as if it had occurred as of April 1, 1996 ("Pro Forma Fiscal Year 1997"). Such unaudited pro forma condensed consolidated income statement and other data have been prepared by the Successor Company based upon assumptions deemed proper by it and reflect a preliminary allocation of the purchase price paid for the Predecessor Company. The unaudited pro forma condensed consolidated income statement and other data presented herein are shown for illustrative purposes only and are not necessarily indicative of the future results of operations of the Successor Company or of the results of operations of the Successor Company that would have actually occurred had the transaction occurred as of April 1, 1996. This information should be read in conjunction with the unaudited pro forma condensed consolidated statement of income and notes thereto of the Successor Company included elsewhere in this Prospectus.

                              PREDECESSOR COMPANY

                                  UK GAAP (1)

                                            YEAR ENDED MARCH 31,
                          -----------------------------------------------------------
                              1993           1994            1995           1996
                          -------------  -------------  --------------  -------------
                                           (AMOUNTS IN MILLIONS)
CONSOLIDATED INCOME
 STATEMENT DATA:
  Turnover..............  (Pounds)1,367  (Pounds)1,309  (Pounds) 1,209  (Pounds)1,188
  Operating costs.......         (1,215)        (1,137)         (1,046)        (1,115)
                          -------------  -------------  --------------  -------------
  Operating profit......            152            172             163             73
  Exceptional item(2)...            (20)            --             (10)            66
  Other income(3).......             18             20              21            142
  Interest, net.........             (4)            (5)             (1)            (5)
  Tax on profit.........            (38)           (45)            (23)           (89)
                          -------------  -------------  --------------  -------------
  Profit for financial
   period...............    (Pounds)108    (Pounds)142     (Pounds)150    (Pounds)187
                          =============  =============  ==============  =============
                                                 MARCH 31,
                          -----------------------------------------------------------
                              1993           1994            1995           1996
                          -------------  -------------  --------------  -------------
                                           (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
  Fixed assets, net.....    (Pounds)709    (Pounds)769     (Pounds)823    (Pounds)794
  Current assets........            291            453             338            455
  Creditors: Amounts
   falling due within
   one year.............           (263)          (265)           (343)          (485)
                          -------------  -------------  --------------  -------------
  Total assets less
   current liabilities..            737            957             818            764
  Creditors: Amounts
   falling due in more
   than one year........            (73)          (190)           (115)          (211)
  Provisions for
   liabilities and
   charges..............            (42)           (50)            (45)           (53)
                          -------------  -------------  --------------  -------------
  Total shareholders'
   funds................    (Pounds)622    (Pounds)717     (Pounds)658    (Pounds)500
                          =============  =============  ==============  =============
                                            YEAR ENDED MARCH 31,
                          -----------------------------------------------------------
                              1993           1994            1995           1996
                          -------------  -------------  --------------  -------------
                                    (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
OTHER CONSOLIDATED DATA:
  EBIT(4)...............    (Pounds)157    (Pounds)205     (Pounds)187    (Pounds)293
  EBITDA(5).............            189            240             225            334
  Cash flow from
   operations(6)........            251            299             155            103
  Ratio of earnings to
   fixed charges(7).....             11             10              12             15

                              PREDECESSOR COMPANY

                                   US GAAP(1)

                                                                 PERIOD FROM
                                 YEAR ENDED MARCH 31,          APRIL 1, 1996 TO
                                 --------------------            JANUARY 31,
                              1995               1996              1997(8)
                          -------------  --------------------- ----------------
                                           (AMOUNTS IN MILLIONS)
CONSOLIDATED INCOME
 STATEMENT DATA:
  Operating revenues....  (Pounds)1,209      (Pounds)1,188      (Pounds)1,116
  Operating income......            166                102                107
  National Grid
   transaction..........             --                450                 --
  Interest expense, net.             (1)                (5)               (17)
  Other, net............             22                 22                  4
  Provision for income
   taxes................            (57)              (110)               (32)
                          -------------      -------------      -------------
  Income before
   extraordinary item...            130                459                 62
  Extraordinary item....             (9)                --                 --
                          -------------      -------------      -------------
  Net income............  (Pounds)  121      (Pounds)  459      (Pounds)   62
                          =============      =============      =============
                                            MARCH 31, 1996
                                         ---------------------
                                         (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
  Fixed assets, net.....                     (Pounds)  784
  Total assets..........                             1,349
  Total stockholder's
   equity...............                               448
  Long-term debt........                               198
  Short-term debt.......                                96
                                                                 PERIOD FROM
                                 YEAR ENDED MARCH 31,          APRIL 1, 1996 TO
                                 --------------------            JANUARY 31,
                              1995               1996              1997(8)
                          -------------  --------------------- ----------------
                                    (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
OTHER CONSOLIDATED DATA:
  EBIT(4)...............  (Pounds)  201      (Pounds)  586      (Pounds)  120
  EBITDA(5).............            241                628                159
  Cash flow from
   operations...........            123                191                102
  Ratio of earnings to
   fixed charges(7).....           12.1               30.0                4.3

                               BUSINESS SEGMENTS

                              PREDECESSOR COMPANY

                                   UK GAAP(1)

                                           YEAR ENDED MARCH 31,
                          ----------------------------------------------------------
                              1993           1994           1995           1996
                          -------------  -------------  -------------  -------------
                                           (AMOUNTS IN MILLIONS)
TURNOVER:
  Electricity
   distribution.........  (Pounds)  361  (Pounds)  367  (Pounds)  379  (Pounds)  357
  Electricity supply....          1,266          1,228          1,114          1,189
  National Grid
   transaction..........             --             --             --            (91)
  Other.................             86             51             44             59
  Intra-business(9).....           (346)          (337)          (328)          (326)
                          -------------  -------------  -------------  -------------
    Total...............  (Pounds)1,367  (Pounds)1,309  (Pounds)1,209  (Pounds)1,188
                          =============  =============  =============  =============
OPERATING PROFIT (LOSS):
  Electricity
   distribution.........  (Pounds)  152  (Pounds)  154  (Pounds)  136  (Pounds)  148
  Electricity supply....              7              6             14              9
  National Grid
   transaction..........             --             --             --            (97)
  Other.................             (7)            12             13             15
  Intra-business(9).....             --             --             --             (2)
                          -------------  -------------  -------------  -------------
    Total...............  (Pounds)  152  (Pounds)  172  (Pounds)  163  (Pounds)   73
                          =============  =============  =============  =============

                               BUSINESS SEGMENTS

                              PREDECESSOR COMPANY

                                   US GAAP(1)

                                                                   PERIOD FROM
                                                                  APRIL 1, 1996
                                       YEAR ENDED MARCH 31,            TO
                                    ----------------------------   JANUARY 31,
                                        1995           1996           1997
                                    -------------  -------------  -------------
                                              (AMOUNTS IN MILLIONS)
OPERATING REVENUE:
  Electricity distribution......... (Pounds)  379  (Pounds)  357  (Pounds)  275
  Electricity supply...............         1,114          1,098          1,051
  Other............................            44             59             68
  Intra-business(9)................          (328)          (326)          (278)
                                    -------------  -------------  -------------
    Total.......................... (Pounds)1,209  (Pounds)1,188  (Pounds)1,116
                                    =============  =============  =============
OPERATING INCOME:
  Electricity distribution......... (Pounds)  141  (Pounds)  158  (Pounds)  101
  Electricity supply...............            11            (70)            (1)
  Other............................            14             16              7
  Intra-business(9)................            --             (2)            --
                                    -------------  -------------  -------------
    Total.......................... (Pounds)  166  (Pounds)  102  (Pounds)  107
                                    =============  =============  =============

                               SUCCESSOR COMPANY

                                   US GAAP(1)

                                                                                 SIX MONTHS ENDED
                                                       PRO FORMA         -----------------------------------
                          PERIOD FROM INCEPTION    FISCAL YEAR ENDED     SEPTEMBER 30,     SEPTEMBER 30,
                          (OCTOBER 9, 1996) TO       MARCH 31, 1997          1996            1997(12)
                            MARCH 31, 1997(8)       (UNAUDITED)(10)                 (UNAUDITED)
                          ----------------------  ---------------------  -----------------------------------
                            (Pounds)      $(11)     (Pounds)     $(11)   (Pounds)(13)     (Pounds)    $(11)
                          -------------  -------  -------------  ------  -------------  ------------  ------
                                                     (AMOUNTS IN MILLIONS)
CONSOLIDATED INCOME
 STATEMENT DATA:
  Operating revenues....  (Pounds)  234  $   377  (Pounds)1,350  $2,176  (Pounds)  617  (Pounds) 548  $  883
  Operating income......             32       52            112     181             76            61      98
  Other income
   (expense):
    Interest expense,
     net................            (13)     (21)           (93)   (150)            (8)          (55)    (88)
    Other, net..........             (6)     (10)             5       8              3             2       3
    Windfall profits
     tax................             --       --             --      --             --          (140)   (226)
  (Provision) benefit
   for income taxes.....             (5)      (8)            (8)    (13)           (19)           36      58
                          -------------  -------  -------------  ------  -------------  ------------  ------
  Net income (loss).....  (Pounds)    8  $    13  (Pounds)   16  $   26  (Pounds)   52  (Pounds) (96) $ (155)
                          =============  =======  =============  ======  =============  ============  ======
                                                                             SEPTEMBER 30, 1997
                             MARCH 31, 1997                                   (UNAUDITED)(12)
                          ----------------------                         ---------------------------
                            (Pounds)      $(11)                            (Pounds)        $(11)
                          -------------  -------                         -------------  ------------
                          (AMOUNTS IN MILLIONS)                            (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
  Fixed assets, net.....  (Pounds)1,347  $ 2,171                         (Pounds)1,358  $      2,189
  Total assets..........          2,669    4,301                                 2,646         4,264
  Total stockholder's
   equity...............            248      400                                   152           245
  Long-term debt........          1,143    1,842                                 1,228         1,979
  Short-term debt.......            162      261                                    72           116
                                                                                 SIX MONTHS ENDED
                                                       PRO FORMA         -----------------------------------
                          PERIOD FROM INCEPTION    FISCAL YEAR ENDED     SEPTEMBER 30,     SEPTEMBER 30,
                          (OCTOBER 9, 1996) TO       MARCH 31, 1997          1996            1997(12)
                            MARCH 31, 1997(8)       (UNAUDITED)(10)                 (UNAUDITED)
                          ----------------------  ---------------------  -----------------------------------
                            (Pounds)      $(11)     (Pounds)     $(11)   (Pounds)(13)     (Pounds)    $(11)
                          -------------  -------  -------------  ------  -------------  ------------  ------
                                              (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
OTHER CONSOLIDATED DATA:
  EBIT(4)...............  (Pounds)   34  $    55  (Pounds)  135  $  218  (Pounds)   87  (Pounds) (77) $ (124)
  EBITDA(5).............             42       68            215     347            110           (38)    (61)
  Ratio of earnings to
   fixed charges(7)(14).            1.6      1.6            1.2     1.2            5.2            --      --
  Cash flow from
   operations...........             64      103                                   122            40      64
  Cash provided by (used
   in) investing
   activities...........         (1,203)  (1,939)                                  (48)          (12)    (20)
  Cash provided by (used
   in) financing
   activities...........          1,165    1,877                                   (38)           (5)     (8)

                               BUSINESS SEGMENTS
                               SUCCESSOR COMPANY
                                   US GAAP(1)

                                                                                  SIX MONTHS ENDED
                                                                           --------------------------------
                         PERIOD FROM INCEPTION    PRO FORMA FISCAL YEAR    SEPTEMBER 30,   SEPTEMBER 30,
                            OCTOBER 9, 1996        ENDED MARCH 31, 1997        1996            1997
                          TO MARCH 31, 1997(8)       (UNAUDITED)(10)                 (UNAUDITED)
                         ----------------------------------------------------------------------------------
                            (Pounds)      $(11)      (Pounds)      $(11)   (Pounds)(13)   (Pounds)    $(11)
                         --------------  -----------------------  ---------------------- -----------  -----
                                                     (AMOUNTS IN MILLIONS)
OPERATING REVENUE:
  Electricity
   distribution......... (Pounds)    61  $    98  (Pounds)   336  $   541   (Pounds)155  (Pounds)151  $ 243
  Electricity supply....            213      343           1,265    2,039           574          501    807
  Other.................             11       18              78      126            48           34     55
  Intra-business(9).....            (51)     (82)           (329)    (530)         (160)        (138)  (222)
                         --------------  -------  --------------  -------   -----------  -----------  -----
    Total............... (Pounds)   234  $   377  (Pounds) 1,350  $ 2,176   (Pounds)617  (Pounds)548  $ 883
                         ==============  =======  ==============  =======   ===========  ===========  =====
OPERATING INCOME:
  Electricity
   distribution......... (Pounds)    18  $    30  (Pounds)    92  $   148   (Pounds) 65  (Pounds) 44  $  71
  Electricity supply....              7       11               6       10             3            5      8
  Other.................              7       11              14       23             8           12     19
                         --------------  -------  --------------  -------   -----------  -----------  -----
    Total............... (Pounds)    32  $    52  (Pounds)   112  $   181   (Pounds) 76  (Pounds) 61  $  98
                         ==============  =======  ==============  =======   ===========  ===========  =====
                             MARCH 31, 1997
                         -------------------------
                            (Pounds)      $(11)
                         --------------  ---------
                         (AMOUNTS IN MILLIONS)
ASSETS(15):
  Electricity
   distribution......... (Pounds) 1,766  $ 2,846
  Electricity supply....            544      877
  Other.................            359      578
                         --------------  -------
    Total...............  (Pounds)2,669  $ 4,301
                         ==============  =======

-------
 (1) The financial data for the Predecessor Company were derived from financial statements for the Predecessor Company prepared in accordance with UK GAAP and US GAAP. The principal differences between the Predecessor Company's
     US GAAP and UK GAAP financial statements relate to the treatment of goodwill, pension costs and deferred taxes and the timing of recognition of restructuring charges and dividend accruals.
 (2) Exceptional items recorded in 1993, 1995 and 1996 were caused primarily by the following:
     1993--Withdrawal from the electrical products retailing business (write-down of fixed asset and stock values, and provisions for losses and further costs expected until completely closed)
     1995--Restructuring charges recorded for the regulated electricity business 1996--London Electricity's distribution of its ownership interest in The National Grid Group plc ("NGG") to its shareholders and related transactions
 (3) Other income in 1996 includes (Pounds)144 million of income from London Electricity's investment in NGG.
 (4) EBIT equals income from continuing operations before the sum of interest expense and income taxes. This information is provided for informational purposes only and such measure should not be construed as an alternative to operating income (as determined in accordance with US GAAP) as an indicator of operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) as a measure of liquidity. EBIT is a widely accepted financial indicator of a company's ability to incur and service debt. However, this measure of EBIT may not be comparable to similar measures presented by other companies.
 (5) EBITDA equals income from continuing operations before the sum of interest expense, income taxes, depreciation and amortization. This information is provided for informational purposes only and such measure should not be construed as an alternative to operating income (as determined in accordance with US GAAP) as an indicator of operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) as a measure of liquidity. EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt. However, this measure of EBITDA may not be comparable to similar measures presented by other companies.
 (6) Cash flow from operations increased in fiscal year 1994 primarily as a result of customers who paid bills in advance in order to avoid paying value added taxes which were introduced by the British government.
 (7) The ratio of earnings to fixed charges is computed as the sum of pretax income from continuing operations plus fixed charges divided by fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.
 (8) In February 1997, the Successor Company obtained effective control of the Predecessor Company pursuant to the Successor Company's offer to acquire the Predecessor Company.
 (9) Intra-business eliminations consist primarily of intra-business transactions between the distribution business and the supply business and intercompany transactions between ancillary support businesses. Pursuant to the UK regulatory framework, London Electricity's distribution of electricity to its supply customers within its own Franchise Area is billed to London Electricity's supply business, which in turn incorporates the distribution charge into the bill sent to the final end user.
(10) Pro Forma Fiscal Year 1997 financial information gives effect to the acquisition of the Predecessor Company by the Successor Company as if it had occurred on April 1, 1996. See Unaudited Condensed Consolidated Statement of Operations included elsewhere in this Prospectus.
(11) Solely for the convenience of the reader, pounds sterling amounts have been translated into US dollars at the Noon Buying Rate on September 30, 1997 of $1.6117=(Pounds)1.00.
(12) Includes effect of windfall profits tax provision of (Pounds)140 million and the effect of the reduction in the UK statutory income tax rate from 33% to 31%.
(13) The results of operations for the six months ended September 30, 1996 represent the historical amounts of the Predecessor Company. Such results do not include the effects of acquisition adjustments.
(14) Earnings for the six months ended September 30, 1997 were insufficient to cover fixed charges by (Pounds)132 million ($213 million).
(15) Includes distribution license, net of amortization, and prepaid pension costs of (Pounds)830 million and (Pounds)145 million, respectively, at March 31, 1997 and (Pounds)812 million and (Pounds)146 million, respectively, at September 30, 1997.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Preferred Securities.

FACTORS RELATING TO THE COMPANY'S BUSINESS

 Substantial Leverage

  Upon completion of this offering, the Company will continue to have substantial indebtedness. At September 30, 1997, on a pro forma basis after giving effect to this offering and the application of the proceeds thereof, the ratio of the Company's consolidated debt to total capitalization was approximately 71%. The "windfall profits tax" recently enacted by Parliament ((Pounds)140 million for London Electricity) will result in additional borrowings by London Electricity or the Company. The degree to which the Company is leveraged could affect its ability to service its indebtedness, to make capital investments, to take advantage of certain business opportunities, to respond to competitive pressures or to obtain additional financing. The Company believes that following this offering and the restructuring of the Credit Facilities Agreement (as defined herein), it will be able to make its principal and interest payments, as and when required, on such indebtedness and on the Perpetual Junior Subordinated Debentures from funds derived from the operations of London Electricity and its subsidiaries. See "The Company-- Acquisition Debt Facility".

  However, unexpected declines in the Company's and London Electricity's future business, especially in light of the increasingly competitive environment in the UK electric utility industry, increases in operating or capital costs, or the inability to borrow additional funds could impair the Company's ability to meet its debt service obligations, including with respect to the Perpetual Junior Subordinated Debentures, and, therefore, could adversely affect the Company. No assurance can be given that additional financing will be available when needed, or, if available, will be obtainable on terms that are favorable to the Company.

  The ability of Entergy London Capital to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Perpetual Junior Subordinated Debentures as and when required.

 Price Regulation of Distribution

  The distribution business of London Electricity is regulated under its PES license, pursuant to which charges by the distribution business to customers are controlled by the Distribution Price Control Formula (as defined herein). The Distribution Price Control Formula determines the maximum allowable average price per unit of electricity (expressed in kilowatt hours, a "unit") that a PES license holder may charge in any year. The elements used in the Distribution Price Control Formula are established for a five-year period and are subject to review by the Director General of Electricity Supply for the United Kingdom (the "Regulator") at the end of each five-year period and at other times at the discretion of the Regulator. At each review, the Regulator can adjust the value of certain elements in the Distribution Price Control Formula.

  Following a review by the Regulator in August 1994, a 14% reduction was set for London Electricity's allowed distribution revenues, effective April 1, 1995. In July 1995, a further review of allowed distribution revenues was concluded by the Regulator for fiscal years 1997 to 2000. As a result of this further review, London Electricity's allowed distribution revenues were reduced by an additional 11%, effective April 1, 1996, and by a further 3%, effective April 1 of each of the three following years. In an attempt to partially offset these, and potentially future, reductions in allowed distribution revenues, London Electricity plans to pursue a number of cost efficiency initiatives that are intended to result in operating and capital cost savings. However, there can be no assurance that any future reviews by the Regulator will not result in additional price reductions or that London

Electricity's cost efficiency initiatives will yield sufficient savings to offset any such distribution price reductions. See "The Electric Utility Industry in Great Britain--Industry Structure--Distribution of Electricity".

 Competition in Supply; Supply Price Restraint Proposals

  Each PES license holder currently has an exclusive right, subject to modified price cap regulation, to supply customers in its franchise area with a maximum demand of not more than 100 kW ("Franchise Supply Customers"). However, the supply market is being progressively opened to full competition. The market for customers with a maximum demand above 1 MW has been open to competition for suppliers of electricity since privatization in 1990 while, for customers with a maximum demand above 100 kW ("Non-Franchise Supply Customers"), the market became competitive in April 1994. The final stage of this process is scheduled to take place over a period of six months commencing April 1, 1998, when competition in supply to Franchise Supply Customers will be phased in, and the exclusive right of London Electricity to supply Franchise Supply Customers will cease. London Electricity is in the process of developing its strategy to meet expanded competition in its supply business, which will focus on active marketing and customer service to defend its residential customer base and expanding product offerings to larger business customers. There can be no assurance that this strategy will be successful in avoiding significant loss of customers of London Electricity's supply business. See "Business--Supply Business--Competition in the Supply Business" and "The Electric Utility Industry in Great Britain--Industry Structure-- Supply of Electricity".

  On October 16, 1997, the Regulator published proposals for new supply price restraints to apply from April 1, 1998. Each PES license holder has one month in which to decide whether to accept the proposals, failing which the Regulator has stated he would refer the matter for investigation by the UK Monopolies and Mergers Commission (the "MMC"). The proposals would, among other things, implement a price reduction effective April 1, 1998 for London Electricity's domestic and small business supply customers of 11.8% compared to the supply price tariff in effect in August 1997. A further 3% reduction is proposed to be effective on April 1, 1999. The 11.8% price reduction to be effective on April 1, 1998 would be decreased by the supply tariff reductions announced by London Electricity on September 29, 1997 and effective from October 1, 1997, which will return over-recoveries experienced under the current Supply Price Control Formula. The license modifications that will be implemented if the Regulator's proposals are accepted would also discontinue the automatic pass-through of all costs currently passed through to domestic and small business customers, including purchased power costs from the Pool (as defined herein). This change will increase the importance to London Electricity of effective power purchasing and hedging activities. See "--Pool Purchase Price Volatility", "The Electric Utility Industry in Great Britain-- Industry Structure--Supply Price Restraint Proposals" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

 Regulatory Policies Affecting the Company's Capital Structure

  Certain modifications to London Electricity's PES license following the Company's acquisition of London Electricity set forth several conditions designed to assure the continued financial soundness of London Electricity, including undertakings from Entergy that it will refrain, and cause its subsidiaries to refrain, from taking any action that would likely result in London Electricity breaching its obligations under its PES license and the Electricity Act 1989 (the "Electricity Act") and an undertaking by London Electricity to use reasonable endeavors to maintain an investment grade rating of its debt securities. Although such conditions do not constitute explicit oversight by the Regulator of dividend payments by London Electricity to the Company, such conditions could have an effect on London Electricity's dividend policy, which will constitute the principal source of funds for payment of interest on the Perpetual Junior Subordinated Debentures.

  The ability of Entergy to contribute additional equity capital to the Company is currently subject to regulations of the Commission under the Public Utility Holding Company Act of 1935, as amended.

Absent specific Commission approval, these regulations limit the aggregate amount that Entergy may invest in foreign utility companies and exempt wholesale generators to 50% of consolidated retained earnings at the time an investment is made. These regulations could delay or limit the making of loans or the contributions of equity by Entergy to the Company to enable the Company to meet its obligations, including on the Perpetual Junior Subordinated Debentures, or to contribute additional equity capital to London Electricity.

 Governmental Review of Utility Regulation

  On June 30, 1997, the new Labour government announced a comprehensive review of the regulation of the electric, gas, water and telecommunications industries to be directed by the Department of Trade and Industry. Generally, the review will focus on whether the current system of regulation in the utility industries is designed to facilitate open and predictable regulation, fairness to consumers and shareholders and the promotion of a competitive environment. Particularly, the review will examine whether the current system of price regulation delivers, over time, the greatest benefits to consumers while maintaining proper incentives for innovation and investment and an adequate return to shareholders. The review is expected initially to conclude with a consultation paper to be issued at the end of 1997 as a basis for possible legislation. In addition, on August 1, 1997, the President of the Board of Trade referred the proposed acquisition by PacifiCorp of The Energy Group plc to the MMC. The Company cannot predict the results of the Department of Trade and Industry's review of regulated industries or its ultimate effects on the Company.

 Pool Purchase Price Volatility

  London Electricity's supply business to Non-Franchise Supply Customers generally involves entering into fixed price contracts to supply electricity. London Electricity obtains the electricity to satisfy its obligations under such contracts primarily by purchases from the wholesale trading market for electricity in England and Wales (the "Pool"). See "The Electric Utility Industry in Great Britain--The Pool". Because the price of electricity purchased from the Pool can be volatile, to the extent that London Electricity purchases electricity from the Pool, London Electricity is exposed to risk arising from differences between the fixed price at which it sells and the fluctuating prices at which it purchases electricity unless it can effectively hedge such exposure. London Electricity's ability to manage such risk at acceptable levels will depend, in part, on the specifics of the supply contracts that London Electricity enters into, London Electricity's ability to implement and manage an appropriate hedging strategy and the development of an adequate market for hedging instruments. No assurance can be given that this risk will be effectively mitigated. In addition, under the supply price restraint proposals published by the Regulator on October 16, 1997, costs of power purchases from the Pool and related hedging activities which are currently passed through to domestic and small business customers will no longer automatically be passed through to such customers. See "Business-- Supply Business".

 Currency Risks; Absence of Hedging Transactions

   The Company's revenues will be generated primarily in pounds sterling while the Company's interest and principal payment obligations with respect to the Perpetual Junior Subordinated Debentures will be payable in US dollars. As a result, any change in the currency exchange rate that reduces the amount in pounds sterling obtained upon conversion of the US dollar-based net proceeds of the Perpetual Junior Subordinated Debentures or that increases the effective principal and interest payment obligations represented by the Perpetual Junior Subordinated Debentures upon conversion of pounds sterling-based revenues into US dollars may, if not appropriately hedged, have a material adverse effect on the Company or on its ability to make payments on the Perpetual Junior Subordinated Debentures. See "Exchange Rates" for certain information concerning the Noon Buying Rate for pounds sterling expressed in US dollars. Although the Company expects to enter into certain transactions to hedge risks associated with exchange rate fluctuations, there can be no assurance that the Company will engage in such transactions or that any such transaction will be successful in reducing any or all such risks.

 Litigation Regarding Electricity Supply Pension Scheme

  The Pension Ombudsman (a UK arbitrator appointed by statute) has issued a "final determination" in favor of complaints made by members of the Electricity Supply Pension Scheme ("ESPS") relating to another employer's use of the ESPS surplus to offset such employer's additional costs of early payment of pensions as a result of reorganization or redundancy, together with additional contributions required after a valuation. Under that determination the Pension Ombudsman directed the employer to pay into ESPS the amount of that use of the surplus plus interest. The Pension Ombudsman's final determination has been successfully challenged in the courts. At the same time the courts also considered other areas of uncertainty relating to the uses made of actuarial surpluses arising in the ESPS including the ability to reduce or suspend standard employer contributions to reduce such surpluses. The courts ruled that such reductions were permissible. The final decisions of the courts are subject to appeal. If any of the decisions are reversed on appeal they may have an adverse effect on London Electricity, which has made similar use of its actuarial surplus, but no assurance can be given as to the extent of that effect.

FACTORS RELATING TO THE PREFERRED SECURITIES AND THE PERPETUAL JUNIOR SUBORDINATED DEBENTURES

 Perpetual Junior Subordinated Debentures and the Guarantee are Unsecured and Subordinated

  The Company's obligations under the Guarantee and the Perpetual Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt of the Company. At September 30, 1997, Senior Debt of the Company aggregated approximately (Pounds)1.03 billion ($1.66 billion). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". None of the Indenture, the Guarantee or the Partnership Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Company.

  The Company is a non-operating holding company, conducting substantially all of its business through London Electricity and its subsidiaries. Except to the extent that the Company may receive funds in the future from Entergy, the Company will rely on dividends from London Electricity to meet its obligations for payment of principal of and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Company's obligations under the Guarantee and the Perpetual Junior Subordinated Debentures will be effectively subordinated to all existing and future indebtedness and liabilities of the subsidiaries of the Company, including London Electricity. Consequently, the rights of the Company to receive assets of any such subsidiary (and thus the ability of the beneficiaries of the Guarantee and the holders of the Perpetual Junior Subordinated Debentures to benefit indirectly from such assets) are subject to the prior claims of creditors of that subsidiary. At September 30, 1997, such subsidiaries had (Pounds)247 million ($398 million) of indebtedness, and such subsidiaries may incur additional indebtedness in the future. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Perpetual Junior Subordinated Debentures--Subordination".

 Option to Defer Payment of Interest; Potential Market Volatility During Interest Deferral

  So long as no Debenture Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer indefinitely the payment of interest on the Perpetual Junior Subordinated Debentures at any time or from time to time. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities would also be deferred (but would continue to accumulate additional Distributions thereon) at the rate of 8 5/8% per annum, compounded quarterly, by Entergy London Capital until all deferred interest payments, together with interest thereon, have been paid in full. If interest payments on the Perpetual Junior Subordinated Debentures are so deferred, the Company will not be permitted, subject to certain exceptions, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Perpetual Junior Subordinated Debentures, make any guarantee with respect to the foregoing, make any payments in respect of any of its debt securities held by affiliates or make any loans or advances to, or make payments on any guarantee of the debt of, any affiliate. See "Description of the Preferred Securities--Distributions" and "Description of the Perpetual Junior Subordinated Debentures--Option to Defer Payment of Interest".

  In the event the Company exercises its right to defer payments of interest on the Perpetual Junior Subordinated Debentures, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during such a deferral, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, the market price of the Preferred Securities may be more volatile than the market prices of other securities that are not subject to such deferrals.

 Special Event Redemption; Distribution of Perpetual Junior Subordinated Debentures

  Upon the occurrence and continuation of a Special Event, as described in "Description of the Preferred Securities--Redemptions--Special Event Redemption or Distribution of Perpetual Junior Subordinated Debentures", the Company has the right to redeem the Perpetual Junior Subordinated Debentures in whole (but not in part), and thereby cause a mandatory redemption of the Preferred Securities, at the Debentures Redemption Price, within 90 days following the occurrence of such Special Event. See "Description of the Preferred Securities--Redemptions--Special Event Redemption or Distribution of Perpetual Junior Subordinated Debentures".

  In addition, at any time, whether or not a Special Event has occurred, the Company has the right to dissolve Entergy London Capital and, after satisfaction of liabilities to creditors, if any, of Entergy London Capital as provided by applicable law, cause the Perpetual Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of Entergy London Capital.

  There can be no assurance as to the market prices for the Perpetual Junior Subordinated Debentures that may be distributed in exchange for the Preferred Securities if a liquidation of Entergy London Capital were to occur. Accordingly, the Perpetual Junior Subordinated Debentures that a holder of the Preferred Securities may receive on liquidation of Entergy London Capital, could trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of the Preferred Securities may receive the Perpetual Junior Subordinated Debentures if the Company exercises its right to dissolve Entergy London Capital, prospective purchasers of the Preferred Securities are also making an investment decision with regard to the Perpetual Junior Subordinated Debentures and should carefully review all the information regarding the Perpetual Junior Subordinated Debentures contained herein. See "Description of the Preferred Securities--Redemptions--Special Event Redemption or Distribution of Perpetual Junior Subordinated Debentures" and "Description of the Perpetual Junior Subordinated Debentures--Distribution of the Perpetual Junior Subordinated Debentures".

 Rights under the Guarantee; Limitation as to Funds Available to Entergy London Capital

  The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as Guarantee Trustee for the purposes of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Bank of New York will also act as Debenture Trustee for the Perpetual Junior Subordinated Debentures. The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by Entergy London
Capital: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that Entergy London Capital has funds on hand available therefor, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that Entergy London Capital has funds on hand available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of Entergy London Capital (unless the Perpetual Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of

(a) the aggregate of the Liquidation Preference Amount (as defined in "Description of the Preferred Securities--Redemptions") and all accumulated and unpaid Distributions to the date of payment and (b) the amount of assets of Entergy London Capital remaining available for distribution to holders of the Preferred Securities. The holders of a majority in aggregate Liquidation Preference Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Entergy London Capital, the Guarantee Trustee or any other person or entity.

  If the Company were to default on its obligation to pay amounts payable under the Perpetual Junior Subordinated Debentures, Entergy London Capital would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. If the General Partner fails to enforce Entergy London Capital's rights under the Perpetual Junior Subordinated Debentures or the Indenture, a holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce Entergy London Capital's rights under the Perpetual Junior Subordinated Debentures or the Indenture, to the fullest extent permitted by law, without first instituting any legal proceeding against the General Partner or any other person or entity. Notwithstanding the foregoing, a holder of the Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of principal of or interest on the Perpetual Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Preference Amount of the Preferred Securities of such holder on or after the due dates thereof. See "Description of the Preferred Securities", "Description of the Perpetual Junior Subordinated Debentures" and "Description of the Guarantee". The Partnership Agreement provides that each holder of the Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee and the Indenture.

                            ENTERGY LONDON CAPITAL

  Entergy London Capital is a newly formed special purpose limited partnership formed under the Delaware Act. The Company is the sole General Partner in Entergy London Capital. Upon issuance of the Preferred Securities, which securities represent limited partner interests in Entergy London Capital, the registered holders thereof will become limited partners in Entergy London Capital. The General Partner has agreed to contribute capital to the extent required to maintain its capital at 1% of all capital of Entergy London Capital. All of Entergy London Capital's business and affairs will be conducted by the General Partner.

  Entergy London Capital was formed for the sole purpose of issuing limited partner interests in the form of the Preferred Securities and investing the proceeds thereof and the capital contributed by the General Partner in the Perpetual Junior Subordinated Debentures. The limited partner interests represented by the Preferred Securities will have a preference with respect to cash distributions and amounts payable on dissolution, redemption or otherwise over the General Partner's interest in Entergy London Capital.

  The rights and obligations of the Company as General Partner and the holders of the Preferred Securities will be governed by the Delaware Act and the Partnership Agreement, a form of which has been filed as an exhibit to the Registration Statement. The principal executive office of Entergy London Capital is 639 Loyola Avenue, New Orleans, Louisiana 70113 and its telephone number is 504-529-5262.

                                  THE COMPANY

GENERAL

  The Company, incorporated as a public limited company under the laws of England and Wales in October 1996, owns all of the outstanding shares of London Electricity, one of the twelve RECs in England and Wales. London Electricity is the Company's sole significant asset. All of the Company's outstanding shares are owned indirectly by Entergy, a US holding company engaged in regulated electric power activities in Arkansas, Louisiana, Mississippi, Texas, Australia, Argentina and the UK and competitive electric power and energy activities internationally and throughout the US. The Entergy Company system provides energy to approximately 4.8 million customers worldwide. Entergy, through the Company, gained effective control of London Electricity in February 1997.

  London Electricity's principal businesses are the distribution and supply of electricity to approximately 2 million customers in the London metropolitan area. London Electricity's Franchise Area has a resident population of approximately 4 million and covers approximately 257 square miles. The Franchise Area generally consists of the metropolitan London area and includes commercial, domestic and industrial customers.

  The operations of London Electricity are regulated under its PES license pursuant to which charges by the distribution business, and the supply business to Franchise Supply Customers, are currently subject to a price cap regulatory framework that provides economic incentives to London Electricity to improve its efficiency. See "The Electric Utility Industry in Great Britain".

  London Electricity's primary business is its distribution business, which in Pro Forma Fiscal Year 1997 produced operating income of (Pounds)92 million ($148 million). Substantially all of the distribution business is a regulated monopoly. London Electricity's supply business in Pro Forma Fiscal Year 1997 generated (Pounds)6 million ($10 million) in operating income. Together these businesses produced substantially all of London Electricity's operating income of (Pounds)112 million ($181 million) in Pro Forma Fiscal Year 1997.

  London Electricity owns, manages and operates the electricity distribution network within its Franchise Area. The primary activity of the distribution business is the receipt of electricity from the Grid and its distribution to end users connected to London Electricity's power lines. Virtually all electricity supplied (whether by London Electricity's supply business or by any other suppliers) to consumers within London Electricity's Franchise Area is transported through London Electricity's distribution network. See "Business--Distribution Business".

  London Electricity's supply business consists of selling electricity to end users, purchasing such electricity and arranging for its distribution to those end users. London Electricity has an exclusive right to supply electricity to Franchise Supply Customers (those who have demand of less than 100 kW). This exclusive right will continue until April 1, 1998, when the supply market for these customers is currently scheduled to become competitive over a six month phase-in period. The supply business to Non-Franchise Supply Customers (those who have demand of 100 kW and above), both inside and outside of London Electricity's Franchise Area, is already open to competition. See "Business-- Supply Business".

  London Electricity, through subsidiaries, also conducts ancillary business activities including the ownership and operation of private distribution networks such as the Heathrow, Gatwick and Stansted airport networks, investments in power generation companies, such as Barking Power Limited ("Barking Power") and Thames Valley Power Limited, and retail gas supply. See "Business--Affiliate Businesses and Other Investments".

  The registered office and principal executive offices of the Company and London Electricity are located at Templar House, 81-87 High Holborn, London WC1V 6NU, England, telephone number 011-44-171-242-9050.

OWNERSHIP STRUCTURE

  The following organizational chart illustrates the ownership structure of the Company and London Electricity (all ownership interests are 100% unless otherwise indicated).





                                     LOGO
                             [CHART APPEARS HERE]

ACQUISITION DEBT FACILITY

  Entergy's acquisition of London Electricity was financed with (Pounds)240 million of equity provided by Entergy and debt funded by the Company through approximately (Pounds)20 million in loan notes issued to certain of London Electricity's former shareholders and through borrowings under the Company's (Pounds)1.25 billion Credit Facilities Agreement dated December 17, 1996, as amended (the "Credit Facilities Agreement"), arranged by ABN AMRO Bank N.V., Bank of America International Limited and Union Bank of Switzerland. The Credit Facilities Agreement is comprised of three parts: Facility A in the amount of (Pounds)810 million ("Facility A"), Facility B in the amount of (Pounds)240 million ("Facility B") and Facility C in the amount of (Pounds)200 million ("Facility C"). As of September 30, 1997, the Company had borrowed (Pounds)790 million under Facility A and (Pounds)240 million under Facility B to finance the acquisition cost of London Electricity. Facility C currently is undrawn and is available only to refinance London Electricity's outstanding debt and for London Electricity's working capital and general corporate purposes.

  The Company plans to restructure the Credit Facilities Agreement in connection with the issuance of the Preferred Securities. As part of the restructuring, Facility B will be repaid and terminated. Entergy UK Limited will become the primary obligor under Facility A of the restructured Credit Facilities Agreement, and the Company will become a guarantor of all Facility A borrowings under the restructured Credit Facilities Agreement. The terms of the restructured facilities will extend the maturity of borrowings under Facility A to October 31, 2002 and increase London Electricity's permitted borrowing capacity. The restructured Credit Facilities Agreement will contain financial covenants and events of default typical for UK acquisition debt facilities, including the ability of the lenders to declare an event of default if a material adverse change affecting the Company's ability to meet its financial covenants and payment obligations under the Credit Facilities Agreement occurs. Facility C will continue to be available to London Electricity.

  The Company's obligations under the Perpetual Junior Subordinated Debentures and the Guarantee are subordinate and junior in right of payment to the Company's obligations under the Credit Facilities Agreement, along with other Senior Debt of the Company. At September 30, 1997, Senior Debt, including borrowings outstanding under the Credit Facilities Agreement, of the Company aggregated approximately (Pounds)1.03 billion ($1.66 billion). Following the restructuring of the Credit Facilities Agreement, the Company's obligations thereunder likewise will remain senior to the Company's obligations under the Perpetual Junior Subordinated Debentures and the Guarantee.

                             ACCOUNTING TREATMENT

  For financial reporting purposes, Entergy London Capital will be treated as a subsidiary of the Company and, accordingly, the accounts of Entergy London Capital will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company entitled "Company-Obligated Redeemable Preferred Securities of Subsidiary Holding Solely Junior Subordinated Deferrable Debentures" and appropriate disclosures about the Preferred Securities, the Guarantee and the Perpetual Junior Subordinated Debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Company will record Distributions payable on the Preferred Securities as an expense.

                                USE OF PROCEEDS

  All of the proceeds from the sale of the Preferred Securities will be invested by Entergy London Capital in the Perpetual Junior Subordinated Debentures. The Company intends to use the net proceeds from the sale of such Perpetual Junior Subordinated Debentures, together with other funds available to the Company, to repay all of the borrowings under Facility B. Such borrowings mature in installments through December 17, 1998 and currently bear interest at an effective rate of 8.78%.

                                CAPITALIZATION

  The following table sets forth, at September 30, 1997 (i) the actual consolidated capitalization of the Company, and (ii) the consolidated capitalization of the Company adjusted to reflect the issuance of the Preferred Securities and the application of the net proceeds thereof, as described under "Use of Proceeds". This table should be read in conjunction with "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Company included elsewhere in this Prospectus.

                                            SEPTEMBER 30, 1997
                             --------------------------------------------------
                                      ACTUAL                 AS ADJUSTED
                             ------------------------  ------------------------
                               (Pounds)     $(1)   %     (Pounds)     $(1)   %
                             ------------- ------ ---  ------------- ------ ---
                                      (AMOUNTS IN MILLIONS, EXCEPT %)
Capitalization:
 Long-term debt:
  Eurobonds................  (Pounds)  198 $  319  14% (Pounds)  198 $  319  14%
  Facility A...............            790  1,273  57            790  1,273  57
  Facility B...............            240    387  18             --     --  --
 Company-obligated
  redeemable preferred
  securities of subsidiary
  holding solely junior
  subordinated deferrable
  debentures offered
  hereby...................             --     --  --            186    300  14
 Shareholder's equity......            152    245  11            206    332  15
                             ------------- ------ ---  ------------- ------ ---
Total Capitalization.......  (Pounds)1,380 $2,224 100% (Pounds)1,380 $2,224 100%
                             ============= ====== ===  ============= ====== ===
Short-term debt and current
 portion of long-term debt.  (Pounds)   72 $  116

--------
(1) Solely for the convenience of the reader, UK pounds sterling amounts have been translated into US dollars at the Noon Buying Rate on September 30, 1997 of $1.6117 = (Pounds)1.00

                                EXCHANGE RATES

  The following table sets out, for the periods indicated, certain information concerning the exchange rates between UK pounds sterling and US dollars based on the Noon Buying Rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York.

                  FISCAL YEAR                    PERIOD END AVERAGE(1) HIGH LOW
                  -----------                    ---------- ---------- ---- ----
                                                      ($ PER (Pounds)1.00)
1993............................................    1.51       1.68    1.99 1.42
1994............................................    1.49       1.50    1.57 1.48
1995............................................    1.62       1.57    1.64 1.51
1996............................................    1.53       1.56    1.61 1.51
1997............................................    1.64       1.60    1.71 1.51
1998 through September 30, 1997.................    1.61       1.63    1.69 1.58

--------
(1) The average of the Noon Buying Rates in effect on the last business day of each month during the relevant period.

                            SELECTED FINANCIAL DATA

  The income statement data of the Predecessor Company for each of the fiscal years ended 1993, 1994, 1995 and 1996, and for the period from April 1, 1996 to January 31, 1997, and the balance sheet data of the Predecessor Company as of the end of fiscal years 1993, 1994, 1995 and 1996 have been derived from the audited consolidated financial statements of the Predecessor Company. The income statement data for the period from October 9, 1996 to March 31, 1997 and the balance sheet data as of March 31, 1997 for the Successor Company have been derived from the audited consolidated financial statements of the Successor Company. The unaudited consolidated income statement data for the six month period ended September 30, 1997 and the balance sheet data as of September 30, 1997 have been derived from the financial statements of the Successor Company. In the opinion of the management of the Company, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation of the condensed unaudited consolidated financial statements present fairly the financial position and the results of operations for the interim periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Predecessor Company and the Successor Company included elsewhere in this Prospectus.

  The unaudited pro forma condensed consolidated income statement and other data presented below for Pro Forma Fiscal Year 1997 reflect the acquisition by the Company of London Electricity as if it had occurred as of April 1, 1996. Such unaudited pro forma condensed consolidated income statement and other data have been prepared by the Successor Company based upon assumptions deemed proper by it and reflect a preliminary allocation of the purchase price paid for the Predecessor Company. The unaudited pro forma condensed consolidated income statement and other data presented herein are shown for illustrative purposes only and are not necessarily indicative of the future results of operations of the Successor Company or of the results of operations of the Successor Company that would have actually occurred had the transaction occurred as of April 1, 1996. This information should be read in conjunction with the unaudited pro forma condensed consolidated statement of income and notes thereto of the Successor Company included elsewhere in this Prospectus.

                              PREDECESSOR COMPANY

                                  UK GAAP (1)

                                            YEAR ENDED MARCH 31,
                          -----------------------------------------------------------
                              1993           1994            1995           1996
                          -------------  -------------  --------------  -------------
                                           (AMOUNTS IN MILLIONS,
                                           EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
  Turnover..............  (Pounds)1,367  (Pounds)1,309  (Pounds) 1,209  (Pounds)1,188
  Operating costs.......         (1,215)        (1,137)         (1,046)        (1,115)
                          -------------  -------------  --------------  -------------
  Operating profit......            152            172             163             73
  Exceptional item(2)...            (20)            --             (10)            66
  Other income(3).......             18             20              21            142
  Interest, net.........             (4)            (5)             (1)            (5)
  Tax on profit.........            (38)           (45)            (23)           (89)
                          -------------  -------------  --------------  -------------
  Profit for financial
   period...............    (Pounds)108    (Pounds)142     (Pounds)150    (Pounds)187
                          =============  =============  ==============  =============
                                                 MARCH 31,
                          -----------------------------------------------------------
                              1993           1994            1995           1996
                          -------------  -------------  --------------  -------------
                                           (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
  Fixed assets, net.....    (Pounds)709    (Pounds)769     (Pounds)823    (Pounds)794
  Current assets........            291            453             338            455
  Creditors: Amounts
   falling due within
   one year.............           (263)          (265)           (343)          (485)
                          -------------  -------------  --------------  -------------
  Total assets less
   current liabilities..            737            957             818            764
  Creditors: Amounts
   falling due in more
   than one year........            (73)          (190)           (115)          (211)
  Provisions for
   liabilities and
   charges..............            (42)           (50)            (45)           (53)
                          -------------  -------------  --------------  -------------
  Total shareholders'
   funds................    (Pounds)622    (Pounds)717     (Pounds)658    (Pounds)500
                          =============  =============  ==============  =============
                                            YEAR ENDED MARCH 31,
                          -----------------------------------------------------------
                              1993           1994            1995           1996
                          -------------  -------------  --------------  -------------
                                    (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
OTHER CONSOLIDATED DATA:
  EBIT(4)...............    (Pounds)157    (Pounds)205     (Pounds)187    (Pounds)293
  EBITDA(5).............            189            240             225            334
  Cash flow from
   operations(6)........            251            299             155            103
  Ratio of earnings to
   fixed charges(7).....             11             10              12             15

                              PREDECESSOR COMPANY

                                   US GAAP(1)

                                                                 PERIOD FROM
                                 YEAR ENDED MARCH 31,          APRIL 1, 1996 TO
                                 --------------------            JANUARY 31,
                              1995               1996              1997(8)
                          -------------  --------------------- ----------------
                                           (AMOUNTS IN MILLIONS)
CONSOLIDATED INCOME
 STATEMENT DATA:
  Operating revenues....  (Pounds)1,209      (Pounds)1,188      (Pounds)1,116
  Operating income......            166                102                107
  National Grid
   transaction..........             --                450                 --
  Interest expense, net.             (1)                (5)               (17)
  Other, net............             22                 22                  4
  Provision for income
   taxes................            (57)              (110)               (32)
                          -------------      -------------      -------------
  Income before
   extraordinary item...            130                459                 62
  Extraordinary item....             (9)                --                 --
                          -------------      -------------      -------------
  Net income............  (Pounds)  121      (Pounds)  459      (Pounds)   62
                          =============      =============      =============
                                            MARCH 31, 1996
                                         ---------------------
                                         (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
  Fixed assets, net.....                     (Pounds)  784
  Total assets..........                             1,349
  Total stockholder's
   equity...............                               448
  Long-term debt........                               198
  Short-term debt.......                                96
                                                                 PERIOD FROM
                                 YEAR ENDED MARCH 31,          APRIL 1, 1996 TO
                                 --------------------            JANUARY 31,
                              1995               1996              1997(8)
                          -------------  --------------------- ----------------
                                    (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
OTHER CONSOLIDATED DATA:
  EBIT(4)...............  (Pounds)  201      (Pounds)  586      (Pounds)  120
  EBITDA(5).............            241                628                159
  Cash flow from
   operations...........            123                191                102
  Ratio of earnings to
   fixed charges(7).....           12.1               30.0                4.3

                               BUSINESS SEGMENTS

                              PREDECESSOR COMPANY

                                   UK GAAP(1)

                                           YEAR ENDED MARCH 31,
                          ----------------------------------------------------------
                              1993           1994           1995           1996
                          -------------  -------------  -------------  -------------
                                           (AMOUNTS IN MILLIONS)
TURNOVER:
  Electricity
   distribution.........  (Pounds)  361  (Pounds)  367  (Pounds)  379  (Pounds)  357
  Electricity supply....          1,266          1,228          1,114          1,189
  National Grid
   transaction..........             --             --             --            (91)
  Other.................             86             51             44             59
  Intra-business(9).....           (346)          (337)          (328)          (326)
                          -------------  -------------  -------------  -------------
    Total...............  (Pounds)1,367  (Pounds)1,309  (Pounds)1,209  (Pounds)1,188
                          =============  =============  =============  =============
OPERATING PROFIT (LOSS):
  Electricity
   distribution.........  (Pounds)  152  (Pounds)  154  (Pounds)  136  (Pounds)  148
  Electricity supply....              7              6             14              9
  National Grid
   transaction..........             --             --             --            (97)
  Other.................             (7)            12             13             15
  Intra-business(9).....             --             --             --             (2)
                          -------------  -------------  -------------  -------------
    Total...............  (Pounds)  152  (Pounds)  172  (Pounds)  163  (Pounds)   73
                          =============  =============  =============  =============

                               BUSINESS SEGMENTS

                              PREDECESSOR COMPANY

                                   US GAAP(1)

                                                                   PERIOD FROM
                                                                  APRIL 1, 1996
                                       YEAR ENDED MARCH 31,            TO
                                    ----------------------------   JANUARY 31,
                                        1995           1996           1997
                                    -------------  -------------  -------------
                                              (AMOUNTS IN MILLIONS)
OPERATING REVENUE:
  Electricity distribution......... (Pounds)  379  (Pounds)  357  (Pounds)  275
  Electricity supply...............         1,114          1,098          1,051
  Other............................            44             59             68
  Intra-business(9)................          (328)          (326)          (278)
                                    -------------  -------------  -------------
    Total.......................... (Pounds)1,209  (Pounds)1,188  (Pounds)1,116
                                    =============  =============  =============
OPERATING INCOME:
  Electricity distribution......... (Pounds)  141  (Pounds)  158  (Pounds)  101
  Electricity supply...............            11            (70)            (1)
  Other............................            14             16              7
  Intra-business(9)................            --             (2)            --
                                    -------------  -------------  -------------
    Total.......................... (Pounds)  166  (Pounds)  102  (Pounds)  107
                                    =============  =============  =============

                               SUCCESSOR COMPANY

                                   US GAAP(1)

                                                                                 SIX MONTHS ENDED
                                                       PRO FORMA         -----------------------------------
                          PERIOD FROM INCEPTION    FISCAL YEAR ENDED     SEPTEMBER 30,     SEPTEMBER 30,
                          (OCTOBER 9, 1996) TO       MARCH 31, 1997          1996            1997(12)
                            MARCH 31, 1997(8)       (UNAUDITED)(10)                 (UNAUDITED)
                          ----------------------  ---------------------  -----------------------------------
                            (Pounds)      $(11)     (Pounds)     $(11)   (Pounds)(13)     (Pounds)    $(11)
                          -------------  -------  -------------  ------  -------------  ------------  ------
                                                     (AMOUNTS IN MILLIONS)
CONSOLIDATED INCOME
 STATEMENT DATA:
  Operating revenues....  (Pounds)  234  $   377  (Pounds)1,350  $2,176  (Pounds)  617  (Pounds) 548  $  883
  Operating income......             32       52            112     181             76            61      98
  Other income
   (expense):
    Interest expense,
     net................            (13)     (21)           (93)   (150)            (8)          (55)    (88)
    Other, net..........             (6)     (10)             5       8              3             2       3
    Windfall profits
     tax................             --       --             --      --             --          (140)   (226)
  (Provision) benefit
   for income taxes.....             (5)      (8)            (8)    (13)           (19)           36      58
                          -------------  -------  -------------  ------  -------------  ------------  ------
  Net income (loss).....  (Pounds)    8  $    13  (Pounds)   16  $   26  (Pounds)   52  (Pounds) (96) $ (155)
                          =============  =======  =============  ======  =============  ============  ======
                                                                             SEPTEMBER 30, 1997
                             MARCH 31, 1997                                   (UNAUDITED)(12)
                          ----------------------                         ---------------------------
                            (Pounds)      $(11)                            (Pounds)        $(11)
                          -------------  -------                         -------------  ------------
                          (AMOUNTS IN MILLIONS)                            (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
  Fixed assets, net.....  (Pounds)1,347  $ 2,171                         (Pounds)1,358  $      2,189
  Total assets..........          2,669    4,301                                 2,646         4,264
  Total stockholder's
   equity...............            248      400                                   152           245
  Long-term debt........          1,143    1,842                                 1,228         1,979
  Short-term debt.......            162      261                                    72           116
                                                                                 SIX MONTHS ENDED
                                                       PRO FORMA         -----------------------------------
                          PERIOD FROM INCEPTION    FISCAL YEAR ENDED     SEPTEMBER 30,     SEPTEMBER 30,
                          (OCTOBER 9, 1996) TO       MARCH 31, 1997          1996            1997(12)
                            MARCH 31, 1997(8)       (UNAUDITED)(10)                 (UNAUDITED)
                          ----------------------  ---------------------  -----------------------------------
                            (Pounds)      $(11)     (Pounds)     $(11)   (Pounds)(13)     (Pounds)    $(11)
                          -------------  -------  -------------  ------  -------------  ------------  ------
                                              (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
OTHER CONSOLIDATED DATA:
  EBIT(4)...............  (Pounds)   34  $    55  (Pounds)  135  $  218  (Pounds)   87  (Pounds) (77) $ (124)
  EBITDA(5).............             42       68            215     347            110           (38)    (61)
  Ratio of earnings to
   fixed charges(7)(14).            1.6      1.6            1.2     1.2            5.2            --      --
  Cash flow from
   operations...........             64      103                                   122            40      64
  Cash provided by (used
   in) investing
   activities...........         (1,203)  (1,939)                                  (48)          (12)    (20)
  Cash provided by (used
   in) financing
   activities...........          1,165    1,877                                   (38)           (5)     (8)

                               BUSINESS SEGMENTS
                               SUCCESSOR COMPANY
                                  US GAAP(1)

                                                                                  SIX MONTHS ENDED
                                                                           --------------------------------
                         PERIOD FROM INCEPTION    PRO FORMA FISCAL YEAR    SEPTEMBER 30,   SEPTEMBER 30,
                            OCTOBER 9, 1996        ENDED MARCH 31, 1997        1996            1997
                          TO MARCH 31, 1997(8)       (UNAUDITED)(10)                 (UNAUDITED)
                         ----------------------------------------------------------------------------------
                            (Pounds)      $(11)      (Pounds)      $(11)   (Pounds)(13)   (Pounds)    $(11)
                         --------------  -----------------------  ---------------------- -----------  -----
                                                     (AMOUNTS IN MILLIONS)
OPERATING REVENUE:
  Electricity
   distribution......... (Pounds)    61  $    98  (Pounds)   336  $   541   (Pounds)155  (Pounds)151  $ 243
  Electricity supply....            213      343           1,265    2,039           574          501    807
  Other.................             11       18              78      126            48           34     55
  Intra-business(9).....            (51)     (82)           (329)    (530)         (160)        (138)  (222)
                         --------------  -------  --------------  -------   -----------  -----------  -----
    Total............... (Pounds)   234  $   377  (Pounds) 1,350  $ 2,176   (Pounds)617  (Pounds)548  $ 883
                         ==============  =======  ==============  =======   ===========  ===========  =====
OPERATING INCOME:
  Electricity
   distribution......... (Pounds)    18  $    30  (Pounds)    92  $   148   (Pounds) 65  (Pounds) 44  $  71
  Electricity supply....              7       11               6       10             3            5      8
  Other.................              7       11              14       23             8           12     19
                         --------------  -------  --------------  -------   -----------  -----------  -----
    Total............... (Pounds)    32  $    52  (Pounds)   112  $   181   (Pounds) 76  (Pounds) 61  $  98
                         ==============  =======  ==============  =======   ===========  ===========  =====
                             MARCH 31, 1997
                         -------------------------
                            (Pounds)      $(11)
                         --------------  ---------
                         (AMOUNTS IN MILLIONS)
ASSETS(15):
  Electricity
   distribution......... (Pounds) 1,766  $ 2,846
  Electricity supply....            544      877
  Other.................            359      578
                         --------------  -------
    Total...............  (Pounds)2,669  $ 4,301
                         ==============  =======

-------
 (1) The financial data for the Predecessor Company were derived from financial statements for the Predecessor Company prepared in accordance with UK GAAP and US GAAP. The principal differences between the Predecessor Company's US GAAP and UK GAAP financial statements relate to the treatment of goodwill, pension costs and deferred taxes and the timing of recognition of restructuring charges and dividend accruals.
 (2) Exceptional items recorded in 1993, 1995 and 1996 were caused primarily by the following:
     1993--Withdrawal from the electrical products retailing business (write-down of fixed asset and stock values, and provisions for losses and further costs expected until completely closed)
     1995--Restructuring charges recorded for the regulated electricity business 1996--London Electricity's distribution of its ownership interest in NGG to its shareholders and related transactions
 (3) Other income in 1996 includes (Pounds)144 million of income from London Electricity's investment in NGG.
 (4) EBIT equals income from continuing operations before the sum of interest expense and income taxes. This information is provided for informational purposes only and such measure should not be construed as an alternative to operating income (as determined in accordance with US GAAP) as an indicator of operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) as a measure of liquidity. EBIT is a widely accepted financial indicator of a company's ability to incur and service debt. However, this measure of EBIT may not be comparable to similar measures presented by other companies.
 (5) EBITDA equals income from continuing operations before the sum of interest expense, income taxes, depreciation and amortization. This information is provided for informational purposes only and such measure should not be construed as an alternative to operating income (as determined in accordance with US GAAP) as an indicator of operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) as a measure of liquidity. EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt. However, this measure of EBITDA may not be comparable to similar measures presented by other companies.
 (6) Cash flow from operations increased in fiscal year 1994 primarily as a result of customers who paid bills in advance in order to avoid paying value added taxes which were introduced by the British government.
 (7) The ratio of earnings to fixed charges is computed as the sum of pretax income from continuing operations plus fixed charges divided by fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.
 (8) In February 1997, the Successor Company obtained effective control of the Predecessor Company pursuant to the Successor Company's offer to acquire the Predecessor Company.
 (9) Intra-business eliminations consist primarily of intra-business transactions between the distribution business and the supply business and intercompany transactions between ancillary support businesses. Pursuant to the UK regulatory framework, London Electricity's distribution of electricity to its supply customers within its own Franchise Area is billed to London Electricity's supply business, which in turn incorporates the distribution charge into the bill sent to the final end user.
(10) Pro Forma Fiscal Year 1997 financial information gives effect to the acquisition of the Predecessor Company by the Successor Company as if it had occurred on April 1, 1996. See Unaudited Condensed Consolidated Statement of Operations included elsewhere in this Prospectus.
(11) Solely for the convenience of the reader, pounds sterling amounts have been translated into US dollars at the Noon Buying Rate on September 30, 1997 of $1.6117=(Pounds)1.00.
(12) Includes effect of windfall profits tax provision of (Pounds)140 million and the effect of the reduction in the UK statutory income tax rate from 33% to 31%.
(13) The results of operations for the six months ended September 30, 1996 represent the historical amounts of the Predecessor Company. Such results do not include the effects of acquisition adjustments.
(14) Earnings for the six months ended September 30, 1997 were insufficient to cover fixed charges by (Pounds)132 million ($213 million).
(15) Includes distribution license, net of amortization, and prepaid pension costs of (Pounds)830 million and (Pounds)145 million, respectively, at March 31, 1997 and (Pounds)812 million and (Pounds)146 million, respectively, at September 30, 1997.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion should be read in conjunction with the consolidated and condensed financial statements and the notes thereto of Entergy London Investments plc and subsidiaries (the "Company" or "Successor Company") and with the consolidated and condensed financial statements and the notes thereto of London Electricity plc and its subsidiaries (the "Predecessor Company" or "London Electricity") and "Selected Financial Data" included elsewhere in this Prospectus. The consolidated and condensed financial statements of the Successor Company and the Predecessor Company discussed in this section are presented in accordance with US GAAP.

INTRODUCTION

Background

  The Company was incorporated as a public limited company under the laws of England and Wales in October 1996, as a vehicle for the acquisition of London Electricity. In February 1997, the Company gained effective control of London Electricity, having acquired over 90% of its shares. The Company subsequently replaced a portion of London Electricity's board of directors and certain senior managers with officers and employees of companies from within Entergy. In May 1997, the Company acquired the remaining shares of London Electricity. Total consideration for the acquisition was approximately (Pounds)1.3 billion. The Company's sole significant asset is the stock of London Electricity. The Company has no operations outside of its investment in London Electricity.

Accounting for the Acquisition

  The Company's acquisition of London Electricity effective February 1, 1997 was accounted for as a purchase in accordance with US GAAP. Accordingly, the results of operations of London Electricity have been consolidated into the results of operations for the Company beginning on such date. In accordance with the purchase method of accounting, the Company has allocated the price paid for London Electricity to London Electricity's assets and liabilities based on their estimated fair market values with the remainder allocated to London Electricity's distribution license which represents an other identifiable intangible asset. The assets and liabilities acquired as of February 1, 1997 were as follows:

                                                                 (IN MILLIONS)
                                                                 -------------
   Current assets.............................................. (Pounds)  323.4
   Network assets..............................................         1,332.0
   Other long term assets......................................           999.3
   Current liabilities.........................................          (383.7)
   Long term debt..............................................          (208.4)
   Other long term liabilities.................................          (802.5)
                                                                ---------------
     Total purchase price...................................... (Pounds)1,260.1
                                                                ===============

  The principal adjustments to London Electricity's historical cost of its assets and liabilities include: (a) increase in the value of network assets ((Pounds)488.6 million); (b) increase in pension asset for defined benefit pension plan under US GAAP ((Pounds)67.8 million); (c) recordation of distribution license ((Pounds)833.7 million); and (d) recordation of liability for unfavorable long term contracts ((Pounds)99.5 million). Additionally, the Company provided for the deferred income tax effect of these adjustments at a rate of 33% which is included in other long term liabilities. The Company is amortizing the adjustments for network assets and the distribution license over estimated useful lives of 40 years and the adjustment for unfavorable long term contracts over their remaining lives ranging from 14 to 18 years.

The Company's asset recorded for the defined benefit pension plan will be increased or decreased on a prospective basis based on future actuarial studies of the plan's projected benefit obligation and fair value of pension plan assets. The liability for unfavorable long term contracts is based on the estimated fair market value of these contracts over the present value of the future cash flows under the contracts at the applicable discount rates and prices. Although amortization of the liability for unfavorable long-term contracts will reduce the expense related to these contracts, it will not impact the Company's actual payments or cash flow obligations.

  London Electricity has utilized a portion of the pension plan surplus to increase benefits to members and reduce employer and employee contributions. A recent court ruling in the UK upheld such uses of pension surplus. However, the decision is under appeal and should the decision be reversed on appeal, the Company could be required to repay pension surplus utilized and recompute the Company's prepaid pension asset which was (Pounds)146 million at September 30, 1997. The recomputation of the prepaid pension asset prior to February 1998 would result in a corresponding increase in the distribution license and an increase in license amortization expense over its 40-year life. A recomputation subsequent to February 1998 would be recognized as an expense in the Company's results of operations in the period in which such recomputation occurs. Additionally, as of September 30, 1997, a tax valuation of fixed assets had not yet been prepared. Management expects that this tax valuation will be completed by December 31, 1997. The outcome of the tax valuation could result in a reallocation of amounts between the Company's distribution license and fixed assets. Such reallocation would not have a significant effect on the Company's liquidity, results of operations or financial condition. The Company's allocation of purchase price is preliminary pending the outcome of these matters.

  The unaudited pro forma information presented for Pro Forma Fiscal Year 1997 consists of the historical results of operations of the Predecessor Company prior to the acquisition and the results of operations of the Successor Company subsequent to the acquisition, both of which have been adjusted for the effects of the acquisition as though it had taken place on April 1, 1996. The primary effects of the acquisition that are reflected in Pro Forma Fiscal Year 1997 include: (a) an increase in depreciation and amortization expense resulting from applying the purchase method of accounting to the Predecessor Company's fixed assets and distribution license based on 40-year useful lives,
(b) reduction in other deductions to eliminate the Predecessor Company's acquisition defense costs, (c) additional interest associated with debt incurred to purchase the Predecessor Company at an assumed average rate of 7.3%, and (d) recognition of income tax expense based on a 33% UK statutory income tax rate.

  The information for Pro Forma Fiscal Year 1997 has been prepared for illustrative purposes only and, because of its nature, cannot give a complete picture of the Company's results of operations for the relevant period had the transactions been consummated on the date assumed and does not project the Company's financial position or results of operations for any future date or period.

National Grid Group Transactions

  During fiscal year 1996, London Electricity, as well as each of the other 11 REC businesses in the UK, reorganized their interests in NGG. London Electricity distributed the majority of its shares in NGG to its shareholders. As part of this distribution, London Electricity revalued these shares to fair market value and recognized a gain of approximately (Pounds)266 million and received special dividends of (Pounds)131 million and rights dividends of (Pounds)3.0 million from NGG which were also recognized as income. Additionally, London Electricity received approximately (Pounds)70.1 million as a result of NGG's sale of its pumped storage business which was also recognized as a gain in fiscal year 1996. London Electricity has retained shares of NGG for the purpose of establishing an employee stock ownership plan ("ESOP") for its employees who were participants in London Electricity stock option and sharesave plans to compensate them for any dimunition in value in London Electricity shares as a result of NGG distributions. The cost of such ESOP shares has been reflected as expense of (Pounds)17.3 million in the fiscal year 1996 results of operations. As a result of all of the above, London Electricity recognized a total nonrecurring gain of (Pounds)453 million ((Pounds)366 million after tax effect) in the fiscal year 1996 results of operations. As part of the agreement among the shareholders of NGG, each of the RECs agreed to provide a discount to each of their respective Franchise Supply Customers which, together with the associated reduction in the Fossil Fuel Levy (as defined in "The Electric Utility Industry in Great Britain"), produced a credit on each Franchise Supply Customer's bill of just over (Pounds)50. The cost to London Electricity of providing this discount amounted to (Pounds)83 million (net of the reduction in the Fossil Fuel Levy of (Pounds)8 million) which was credited to customers in the last quarter of fiscal year 1996. The effect of the refund was to reduce operating revenues, cost of sales, gross profit and net income by (Pounds)91 million, (Pounds)8 million, (Pounds)83 million and (Pounds)56 million, respectively. The net dividends received from NGG and the net after tax proceeds from the sale of NGG's pumped storage business were sufficient to offset the after tax cash cost of providing the (Pounds)50 per customer discount to its Franchise Supply Customers and taxation cost of distributing its NGG investment to its shareholders.

SIGNIFICANT FACTORS AND KNOWN TRENDS

Competition and Industry Challenges

  On April 1, 1995, 1996 and 1997 certain reductions in allowed distribution revenues were made by the Regulator. London Electricity's allowed distribution revenues were reduced by 14% and 11% on April 1, 1995 and April 1, 1996, respectively, following reviews by the Regulator. On April 1, 1997, London Electricity's allowed distribution revenues were decreased an additional 3%, and there will be further annual reductions of 3% on April 1, 1998 and 1999. London Electricity plans to pursue a number of cost efficiency initiatives that are intended to result in operating and cost savings in an attempt to partially offset the expected price decreases and potential future additional price reductions. Such efficiencies will include voluntary early retirement programs, work force reductions and labor cost realignment and are expected to generate substantial costs savings, when fully implemented by fiscal year 2001. The one-time cost of such savings will be approximately (Pounds)35 million, which has been provided in the Company's March 31, 1997 balance sheet.

  The potential exists for additional distribution price reductions based upon further review by the Regulator. The cost efficiency initiatives may not result in sufficient savings to offset price reductions. Price reductions are mitigated by the inclusion of the general index for inflation in the determination of allowed revenues.

  Until April 1, 1998, London Electricity has an exclusive right to supply electricity to customers in its Franchise Area with demand of less than 100 kW. At that time this segment of the supply business will be open to competition, subject to a six-month transition period. Although the advent of competition for all customers in the supply business in 1998 will permit all RECs to compete on a national level, London Electricity may be more sensitive to competition from its neighboring RECs due to its high customer concentration. London Electricity is in the process of developing its strategy to meet expanded competition in its supply business, which will focus on active marketing and customer service to defend its residential customer base and expanding product offerings to larger business customers. Such strategy may include the development of strategic alliances in the provision of energy and related services and the increased use of hedging of electricity prices to mitigate the increased risk from the expansion of competition. There can be no assurance that this strategy will be successful in avoiding a significant loss of customers of London Electricity's supply business.

  The Company expects to incur approximately (Pounds)30 million (a portion of which is expected to be capitalized) in fiscal year 1998 for re-engineering and technology costs to prepare infrastructure services for full competition in supply from April 1998. The Company, along with the other PES license holders, petitioned the Regulator to recover such costs from customers. In the Regulator's supply price restraint proposals published on October 16, 1997, the Regulator proposed, within the Supply Price Control Formula (as defined herein), to provide for an annual allowance for each PES license holder over the 5 years ending March 31, 2003 of (Pounds)4.6 million to cover data management services set-up costs plus an annual allowance of (Pounds)1 million plus (Pounds)1 per customer to cover operating costs for the period 1998 through 2000. London Electricity estimates that these proposals will result in an aggregate allowance for London Electricity of approximately (Pounds)7.64 million per annum for the period 1998 through 2000. London Electricity is currently in the process of evaluating these proposals and their likely effect on London Electricity if they are accepted. In fiscal year 1998, London Electricity will also incur (Pounds)5 million of costs as its contribution to Pool settlement software designed to interface with RECs' data management software. These costs are expected to be recouped through Pool settlement charges.

UK Tax Law Changes

  On July 31, 1997, the UK Government enacted certain changes in tax law including a one-time windfall profits tax on privatized industries and a reduction in rates of corporation tax on income from 33% to 31%. London Electricity has estimated the impact of the windfall profits tax at approximately (Pounds)140 million, which will not be deductible for UK corporation tax purposes. The tax will be payable in two equal installments on December 1, 1997 and 1998. London Electricity has also estimated the impact of the reduction in corporation tax rates which will result in a one-time reduction in deferred income tax liabilities and a corresponding reduction in income tax expense of approximately (Pounds)38 million. The liability for the windfall profits tax (with a corresponding charge against income) and the reduction in London Electricity's deferred corporation tax liability (with a corresponding reduction in corporation tax expense) was recorded in the Company's quarter ended September 30, 1997.

Affiliate Businesses and Other Investments

  London Electricity plans to continue to expand its involvement in non-core businesses. Included in these businesses are the ownership, operation, and maintenance of private distribution networks at the major London area airports and at a number of rail facilities and the eventual ownership and operation of electric distribution assets of the Channel Tunnel Rail Link.

  London Electricity's PES license currently limits the extent of the generation capacity in which London Electricity may hold an interest without the prior consent of the Regulator to 700 MW. After taking into account London Electricity's current ownership interest in Barking Power and other generation assets, London Electricity could make additional generation investment of approximately 565 MW in capacity. Under the terms of the PES license, investments made in generating assets in the UK by affiliates of London Electricity would count toward the own generation limit. London Electricity has applied to the Regulator for an exception from this license condition for certain planned investments by other Entergy subsidiaries that would exceed London Electricity's own generation limit, but cannot predict whether the application will be granted.

  Additional investments by Entergy in the Company and London Electricity are subject to regulation under the Public Utility Holding Company Act of 1935, as amended.

Derivative Financial Instruments

  Derivative financial instruments are used by the Company on a limited basis. The Company utilizes such instruments only to mitigate business risks and not for speculative purposes. See "Long-Term Debt" footnote to the Company's March 31, 1997 consolidated financial statements for additional information on such instruments.

  The Company maintains its cash balances in pounds sterling. However, the Company's obligations related to the Perpetual Junior Subordinated Debentures will be due in US Dollars. The Company is not currently engaged in any hedging of currency risks; however it expects to utilize derivative financial instruments to hedge a portion of the currency risks associated with this exposure.

Environmental Factors

  The UK Environmental Protection Act 1990 addresses waste management issues and imposes certain obligations on companies which handle and dispose of waste. Some of London Electricity's distribution activities produce waste, but London Electricity believes that it has taken and continues to take measures to comply with the applicable laws and governmental regulations for the protection of the environment. There are no material legal or administrative proceedings pending against London Electricity or the Company with respect to any environmental matter.

Inflation and Interest Rates

  Inflation neither has had a significant impact on London Electricity in the last three years, nor is expected to do so in the foreseeable future. London Electricity's revenues from regulated activities are adjusted based on factors which include an index for inflation in costs of operations.

  Changes in interest rates have not had a significant impact on London Electricity in the last three years. However, the Company has entered into debt facilities which bear interest at variable rates. To mitigate the effects of interest rate changes, the Company has entered into interest rate swap agreements. See "Long-Term Debt" footnote to the Company's March 31, 1997 consolidated financial statements for additional information on such agreements.

Year 2000 Issues

  Like many companies, the Company is currently evaluating its computer software and databases to determine the extent to which modifications are required to prevent problems related to the year 2000, and the resources which will be required to make such modifications. These problems could result in malfunctions in certain software and databases with respect to dates on or after January 1, 2000 unless corrected.

RESULTS OF OPERATIONS

Six Months Ended September 30, 1997 Compared with Six Months Ended September 30, 1996

  The results of operations for the six months ended September 30, 1996 represent the historical amounts of the Predecessor Company. Such results do not include the effects of acquisition adjustments described above under "--Introduction--Accounting for the Acquisition".

 Earnings

  Income from operations was (Pounds)61 million for the six months ended September 30, 1997, a decrease of (Pounds)15 million from the six months ended September 30, 1996. This decrease was due principally to revenues being lower by (Pounds)69 million during the six months ended September 30, 1997, compared to the six months ended September 30, 1996. Partially offsetting this decrease was a decrease of (Pounds)54 million in operating expenses, principally cost of sales, in the six months ended September 30, 1997, compared to the six months ended September 30, 1996.

  Income from operations by segments for the six months ended September 30, 1997 was (Pounds)44 million, (Pounds)5 million, and (Pounds)12 million for the distribution, supply, and other segments, respectively. Income from those segments in the six months ended September 30, 1996 was (Pounds)65 million, (Pounds)3 million, and (Pounds)8 million, respectively.

  Net income decreased by (Pounds)148 million, from (Pounds)52 million in the six months ended September 30, 1996, to a loss of (Pounds)96 million in the six months ended September 30, 1997. The net loss for the period ended September 30, 1997 includes a one-time charge of (Pounds)140 million for the windfall profits tax enacted by the British government in July 1997. The windfall profits tax is not deductible for UK corporation tax purposes. This charge was partially offset by a reduction of (Pounds)38 million in the Company's deferred income tax liability, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," due to the government also reducing the UK corporation tax rate from 33% to 31%, effective April 1, 1997. Acquisition related adjustments including increased depreciation and amortization of approximately (Pounds)17 million ((Pounds)12 million after tax effect) and increased interest expense, principally on acquisition debt, of approximately (Pounds)45 million ((Pounds)31 million after tax effect) also contributed to the reduction in net income.

 Revenues

  Operating revenues decreased by (Pounds)69 million (11%) from (Pounds)617 million in the six months ended September 30, 1996 to (Pounds)548 million during the six months ended September 30, 1997, as follows:

                                                             OPERATING REVENUES
                                                             INCREASE (DECREASE)
                                                               FROM SIX MONTHS
                                                             ENDED SEPTEMBER 30,
                                                             1996 TO SIX MONTHS
                                                             ENDED SEPTEMBER 30,
                                                                    1997
                                                             -------------------
                                                             ((Pounds) MILLIONS)
   Electricity distribution.................................          (4)
   Electricity supply.......................................         (73)
   Other....................................................         (14)
   Intra-business...........................................          22
                                                                     ---
     Total operating revenues...............................         (69)
                                                                     ===

  Two principal factors determine the amount of revenues produced by the main electricity distribution business: the unit price of the electricity distributed (which is controlled by the Distribution Price Control Formula) and the number of electricity units distributed which depends on the demand of London Electricity's customers for electricity within its Franchise Area. Demand varies based upon weather conditions and economic activity. Following London Electricity's regulatory distribution price review in 1994, London Electricity's allowable expected distribution revenues were reduced by 14%, beginning in fiscal year 1996. Subsequently, the Regulator announced a further allowed distribution price reduction of 11% beginning at the start of fiscal year 1997, and an additional 3%, beginning April 1, 1997. These price reductions have reduced and will continue to reduce London Electricity's distribution revenues. See "The Electric Utility Industry in Great Britain."

  Revenues from the distribution business decreased by (Pounds)4 million (3%) from (Pounds)155 million for the six months ended September 30, 1996 to (Pounds)151 million for the six months ended September 30, 1997, principally due to a decrease in the maximum allowable average price of units distributed as a result of application of the revised Distribution Price Control Formula. A 3% increase in sales volume partially offset the average price decrease.

  Two principal factors determine the amount of revenues produced by the supply business: the unit price of the electricity supplied (which, in the case of the Franchise Supply Customers, is controlled by the Supply Price Control Formula) and the number of electricity units supplied. London Electricity is expected to have the exclusive right to supply all Franchise Supply Customers in its Franchise Area until at least April 1, 1998.

  Franchise Supply Customers, who are generally residential and small commercial customers, comprised 54% of total sales volume for the six months ended September 30, 1997. The volume of unit sales of electricity for Franchise Supply Customers is influenced largely by the number of customers in London Electricity's Franchise Area, weather conditions and prevailing economic conditions. Unit sales to Non-Franchise Supply Customers, who are typically large commercial and industrial businesses, constituted 46% of total sales volume for the six months ended September 30, 1997. Sales to Non-Franchise Supply Customers are determined primarily by the success of the supply business in contracting to supply customers with electricity who are located both inside and outside London Electricity's Franchise Area.

  During the six months ended September 30, 1997, the number of electricity units supplied decreased by 2% and total revenues produced by the supply business decreased by 13% ((Pounds)73 million) to (Pounds)501 million from (Pounds)574 million for the six months ended September 30, 1996. Revenues decreased principally due to lower average unit prices for both Franchise Supply Customers and Non-Franchise Supply Customers. Reductions in revenue from Franchise Supply Customers is due primarily to pass-through of reduced costs of purchased power. Reductions in revenue from Non-Franchise Supply Customers is due primarily to competitive pressures in this market as purchased power costs decline.

  Other revenues for the six months ended September 30, 1997 were (Pounds)34 million, a decrease of (Pounds)14 million compared to the same period in 1996. This decrease was due principally to decreased provision of services to the distribution segment, which are eliminated in the intra-business elimination. The remaining change in the intra-business elimination was due primarily to a reduction in distribution revenue charged to the London Electricity supply business due to increased third party competition in the supply business and reductions in distribution prices due to the application of the revised Distribution Price Control Formula.

 Operating Expenses

  Operating expenses decreased by (Pounds)54 million (10%) from (Pounds)541 million in the six months ended September 30, 1996 to (Pounds)487 million in the six months ended September 30, 1997. This decrease was due principally to an approximate (Pounds)72 million reduction in cost of sales due to reductions of 7% in units supplied to Non-Franchise Supply Customers partially offset by an increase of 3% in units supplied to Franchise Supply Customers. Additionally, average cost per unit supplied decreased by approximately 16%, due primarily to reductions in the cost of the Fossil Fuel Levy. This decrease was partially offset by an increase in depreciation and amortization expense of (Pounds)17 million related to the acquisition adjustments for fixed assets and distribution license based on 40-year useful lives.

 Interest Expense, Net

  Interest expense, net increased by (Pounds)47 million from (Pounds)8 million during the six months ended September 30, 1996 to (Pounds)55 million in the six months ended September 30, 1997, principally as a result of the financing costs associated with the debt facilities entered into to finance the acquisition of London Electricity.

 Income from Operations

  Income from operations decreased by (Pounds)15 million (20%), from (Pounds)76 million for the six months ended September 30, 1996, to (Pounds)61 million for the same period in 1997. This decrease was comprised of a decrease of (Pounds)21 million in the distribution segment and increases of (Pounds)2 million and (Pounds)4 million in the supply and other segments, respectively.

  The decrease in distribution income for operations was principally due to a reduction of (Pounds)4 million in distribution revenues and additional depreciation and amortization expense of (Pounds)17 million attributable to acquisition adjustments for fixed assets and the distribution license based on 40-year useful lives.

 Windfall Profits Tax

  The Company recorded a one-time charge of (Pounds)140 million during the six months ended September 30, 1997 for the windfall profits tax enacted by the British government in July 1997. This windfall profits tax is not deductible for UK corporation tax purposes.

 Income Taxes

  The Company's effective income tax rate was approximately 27% for both the six months ended September 30, 1997, and 1996. The effective rate in the 1997 period was affected by the non-deductibility, for UK corporation tax purposes, of the charge of (Pounds)140 million for windfall profits taxes. This impact was partially offset by the (Pounds)38 million favorable impact of the reduction in the UK corporation tax rate from 33% to 31%, as discussed above.

  The Company's 27% effective income tax rate for the six months ended September 30, 1996, compared to a statutory rate of 33%, was due principally to reduced fiscal year March 1997 taxable income projections, based on a lower statutory rate on dividends received.

Pro Forma Fiscal Year Ended March 31, 1997 Compared with Fiscal Year Ended March 31, 1996

 Earnings

  Income from operations was (Pounds)112 million in Pro Forma Fiscal Year 1997, an increase of (Pounds)10 million from fiscal year 1996. The increase was due principally to customer refunds of (Pounds)83 million in fiscal year 1996 in connection with the NGG demerger. Such customer refunds were partially offset by (a) a decrease of (Pounds)18 million in gross profit from sales as a result of increased revenues, offset by increased purchases of electricity required to supply the increase in unit sales and by higher other costs of sales, and (b) a (Pounds)54 million increase in operating expenses.

  Income from operations by segments for Pro Forma Fiscal Year 1997 was (Pounds)92 million, (Pounds)6 million, and (Pounds)14 million for the distribution, supply, and other segments, respectively. Income (loss) from those segments in fiscal year 1996 was (Pounds)158 million, (Pounds)(70) million, and (Pounds)16 million, respectively.

  Net income decreased by (Pounds)133 million, from (Pounds)149 million in fiscal year 1996 (excluding the after tax effect of NGG transactions of (Pounds)310 million) to (Pounds)16 million in Pro Forma Fiscal Year 1997. This decrease was primarily due to the effects of the various acquisition adjustments listed above in Pro Forma Fiscal Year 1997 and the reduction in distribution operating revenues as discussed in "--Revenues" comparing the six months ended September 30, 1997 with the six months ended September 30, 1996.

 Revenues

  Operating revenues, excluding the impact of the NGG refund, increased by (Pounds)71 million (6%) from (Pounds)1,279 million in fiscal year 1996 to (Pounds)1,350 million in Pro Forma Fiscal Year 1997 as follows:

                                                              OPERATING REVENUES
                                                                   INCREASE
                                                               (DECREASE) FROM
                                                               FISCAL YEAR 1996
                                                                 TO PRO FORMA
                                                               FISCAL YEAR 1997
                                                              ------------------
                                                                  ((Pounds)
                                                                  MILLIONS)
   Electricity distribution..................................        (21)
   Electricity supply........................................         76
   Other.....................................................         18
   Intra-business............................................         (2)
                                                                     ---
     Total operating revenues................................         71
                                                                     ===

  The factors affecting distribution revenues are the same as those described above in "--Revenues" comparing the six months ended September 30, 1997 with the six months ended September 30, 1996. Revenues from the distribution business decreased by (Pounds)21 million (6%) from (Pounds)357 million for fiscal year 1996 to (Pounds)336 million for Pro Forma Fiscal Year 1997 principally due to a decrease in the maximum allowable average price of units distributed as a result of the application of the revised Distribution Price Control Formula. A 3% increase in sales volume partially offset the average price decrease.

  Two principal factors determine the amount of revenues produced by the supply business: the unit price of electricity supplied (which, in the case of Franchise Supply Customers, is controlled by the Supply Price Control Formula) and the number of electricity units supplied. London Electricity is expected to have the exclusive right to supply all Franchise Supply Customers in its Franchise Area until at least April 1, 1998.

  Franchise Supply Customers, who are generally residential and small commercial customers, comprised 56% of total sales volume in Pro Forma Fiscal Year 1997. The volume of unit sales of electricity for Franchise Supply Customers is influenced largely by the number of customers in London Electricity's Franchise Area, weather conditions and prevailing economic conditions. Unit sales to Non-Franchise Supply Customers, who are typically large commercial and industrial businesses, constituted 44% of total sales volume in Pro Forma Fiscal Year 1997. Volume in this segment is determined primarily by the success of the supply business in contracting to supply customers with electricity who are located both inside and outside London Electricity's Franchise Area.

  During Pro Forma Fiscal Year 1997, the number of electricity units supplied increased by 14% while total revenues produced by the supply business increased by (Pounds)76 million (6%), to (Pounds)1,265 million from (Pounds)1,189 million (excluding the impact of the NGG refund of (Pounds)91 million) for the fiscal year 1996. The relatively small revenue increase was due to a majority of the increase in total units supplied to Non-Franchise Supply Customers, who are larger energy users, charged at generally lower average unit prices relative to those charged to Franchise Supply Customers. This was partially offset by a 2% reduction in revenues from the franchise supply market which was primarily due to lower average unit prices received as units supplied increased slightly.

  Other revenues in Pro Forma Fiscal Year 1997 totaled (Pounds)78 million, an increase of (Pounds)19 million over fiscal year 1996. Such increase was primarily a result of increased electrical contracting services to the distribution segment by London Electricity Contracting Limited ("LEC"), the revenues for which were eliminated in intra-business eliminations. Intra-business eliminations decreased slightly from fiscal year 1996 to Pro Forma Fiscal Year 1997 notwithstanding the LEC increase due principally to the reductions in electricity distribution revenues (the majority of which are charged to the supply segment) as discussed above.

 Cost of Sales

  Cost of sales increased by (Pounds)89 million (11%) from (Pounds)843 million (excluding the NGG-related Fossil Fuel Levy reduction of (Pounds)8 million) in fiscal year 1996 to (Pounds)932 million in Pro Forma Fiscal Year 1997. This increase was principally the result of an increase in the supply business cost of sales of (Pounds)77 million reflecting an increase in purchases of electricity to supply the increase in unit sales as discussed above.

 Operating Expenses

  Operating expenses increased by (Pounds)54 million (21%) from (Pounds)252 million in fiscal year 1996 to (Pounds)306 million in Pro Forma Fiscal Year 1997. This increase was primarily due to depreciation and amortization expense being higher by (Pounds)32 million due principally to the purchase method of accounting to the Predecessor Company's fixed assets and distribution license based on 40-year useful lives and to (Pounds)20 million in restructuring charges, (Pounds)12 million of which were incurred by London Electricity prior to the acquisition.

 Income from Operations

  Income from operations increased by (Pounds)10 million (10%) from (Pounds)102 million in fiscal year 1996 to (Pounds)112 million in Pro Forma Fiscal Year 1997. This increase was comprised of increases (decreases) of (Pounds)(66) million and (Pounds)76 million in the distribution and supply segments, respectively. The decrease in distribution operating income of (Pounds)66 million was principally due to: (i) reductions in distribution revenue from an 11% allowed distribution revenues reduction announced by the Regulator effective at the beginning of fiscal year 1997, (ii) an increase in distribution operating expenses due to a pro forma increase in depreciation and amortization expense from applying the purchase method of accounting, and
(iii) an increase in distribution operating expenses due to restructuring charges in Pro Forma Fiscal Year 1997. An increase of 3% in distribution sales volume partially offset the net decrease in distribution operating income.

  The increase in supply operating income of (Pounds)76 million was principally due to the (Pounds)83 million customer refund (net of the Fossil Fuel Levy reduction) in 1996 from the NGG transactions and a 14% increase in number of electricity units supplied. Such increases were partially offset by a (Pounds)77 million increase in the cost of electricity purchases for the supply business.

 Other Income (Expense)

  Other income (expense) decreased by (Pounds)467 million from (Pounds)473 million in fiscal year 1996 to (Pounds)6 million in Pro Forma Fiscal Year 1997. This decrease was primarily attributable to other income of (Pounds)450 million from the NGG transaction in fiscal year 1996. See "--Introduction-- National Grid Group Transactions."

 Interest Expense, Net

  Interest expense, net increased by (Pounds)88 million from (Pounds)5 million in fiscal year 1996 to (Pounds)93 million in Pro Forma Fiscal Year 1997, principally as a result of the financing costs associated with the debt issued for the acquisition. Interest expense for Pro Forma Fiscal Year 1997 reflects interest expense recorded in connection with the acquisition as if the acquisition had occurred on April 1, 1996 and had been financed at an assumed interest rate of 7.3% per year. Of the increase in interest expense, (Pounds)64 million was attributable to this pro forma adjustment. The remaining increase is attributable to the 8 5/8%, (Pounds)100 million Eurobond issue in October 1995 which was outstanding for five months of fiscal year 1996 and the entire Pro Forma Fiscal Year 1997 and an increase of (Pounds)45 million in short-term borrowings from March 31, 1996 to March 31, 1997.

 Income Taxes

  The Company's effective income tax rate of 19% in fiscal year 1996 increased to 33% for Pro Forma Fiscal Year 1997. This increase was due to book/tax differences from the NGG transaction in fiscal year 1996 and use of an assumed statutory 33% rate in Pro Forma Fiscal Year 1997.

Fiscal Year 1996 Compared with Fiscal Year 1995

 Earnings

  Income from operations was (Pounds)102 million in fiscal year 1996, a decrease of (Pounds)64 million from fiscal year 1995. This decrease was due principally to the refund (Pounds)(83) million ordered in connection with the NGG demerger in fiscal year 1996 and a decrease of (Pounds)34 million in gross profit from sales, principally due to the increase in electricity purchase costs exceeding the increase in supply revenues. This was partially offset by a (Pounds)52 million decrease in operating expenses.

  Income (loss) from operations by segments for fiscal year 1996 was (Pounds)158 million, (Pounds)(70) million and (Pounds)16 million for the distribution, supply and other segments, respectively. Income from those segments in fiscal year 1995 was (Pounds)141 million, (Pounds)11 million and (Pounds)14 million, respectively.

  Net income increased by (Pounds)28 million, from (Pounds)121 million in fiscal year 1995 to (Pounds)149 million in fiscal year 1996 (excluding the effect of NGG transactions of (Pounds)310 million). This increase was primarily due to a reduction in operating expenses due to a fiscal year 1995 (Pounds)41 million restructuring charge.

 Revenues

  Operating revenues, excluding the impact of the NGG refund, increased by (Pounds)70 million (6%) from (Pounds)1,209 million in fiscal year 1995 to (Pounds)1,279 million in fiscal year 1996 as follows:

                                                            OPERATING REVENUES
                                                            INCREASE (DECREASE)
                                                           FROM FISCAL YEAR 1995
                                                            TO FISCAL YEAR 1996
                                                           ---------------------
                                                            ((Pounds) MILLIONS)
   Electricity distribution...............................          (22)
   Electrical supply......................................           75
   Other..................................................           15
   Intra-business.........................................            2
                                                                    ---
     Total operating revenues.............................           70
                                                                    ===

  The factors affecting distribution revenues are the same as those described above in "--Revenues" comparing the six months ended September 30, 1997 with the six months ended September 30, 1996. Revenues from the distribution business decreased by (Pounds)22 million (6%) from (Pounds)379 million for fiscal year 1995 to (Pounds)357 million for fiscal year 1996 principally due to a decrease in the maximum allowable average price of units distributed as a result of the application of the revised Distribution Price Control Formula. A 5% increase in sales volume partially offset the average price decrease.

  Revenues from the supply business increased by (Pounds)75 million from (Pounds)1,114 million in fiscal year 1995 to (Pounds)1,189 million (excluding the impact of the NGG refund) in fiscal year 1996. This increase reflects an increase of (Pounds)83 million in revenues from the non-franchise supply market as the result of a 45% increase in unit sales to those customers. Sales to these customers comprised 36% of the total sales from the supply business. This was partially offset by a (Pounds)8 million reduction in revenues from the franchise supply market which was primarily due to lower average unit prices received as units supplied increased slightly.

  Other revenues in fiscal year 1996 totaled (Pounds)59 million, an increase of (Pounds)15 million over fiscal year 1995. Such increase was principally a result of increased services to the distribution segment by LEC, the revenues for which were eliminated in intra-business eliminations. The increase in intra-business eliminations was offset principally by the reductions in electricity distribution revenues (the majority of which are charged to the supply segment) as discussed above.

 Cost of Sales

  Cost of sales increased by (Pounds)103 million (14%) from (Pounds)740 million in fiscal year 1995 to (Pounds)843 million (excluding NGG-related Fossil Fuel Levy reduction of (Pounds)8 million) in fiscal year 1996. This increase is principally the result of an increase in the supply business electricity purchase costs of (Pounds)100 million reflecting an increase in purchases of electricity to correspond with the increase in unit sales as discussed above.

 Operating Expenses

  Operating expenses decreased by (Pounds)52 million (17%) from (Pounds)304 million in fiscal year 1995 to (Pounds)252 million in fiscal year 1996. The principal reasons for the decrease were (Pounds)41 million in restructuring charges incurred in fiscal year 1995 and a (Pounds)10 million decrease in other operation and maintenance costs as a result of reduced payroll and benefit expense due to a lower number of employees as a result of restructuring and reduced pension cost due to use of a portion of defined benefit plan overfunding.

 Income from Operations

  Income from operations decreased by (Pounds)64 million (39%) from (Pounds)166 million in fiscal year 1995 to (Pounds)102 million in fiscal year 1996. This decrease was comprised of increases (decreases) of (Pounds)17 million and (Pounds)(81) million in the distribution and supply segments, respectively. The increase in distribution operating income of (Pounds)17 million was principally due to: (i) an increase of 5% in distribution sales volume, (ii) a decrease in distribution operating expenses in 1996 due to (Pounds)41 million of restructuring charges in fiscal year 1995, (iii) reductions in payroll and related benefits in fiscal year 1996 due to reductions in number of employees, and (iv) use of a portion of pension plan overfunding in fiscal year 1996 to reduce pension cost. Such increases were partially offset by reductions in distribution revenue from an 11% distribution price reduction, before an allowed increase for inflation, announced by the Regulator effective at the beginning of fiscal year 1996.

  The decrease in supply operating income of (Pounds)81 million was principally due to the (Pounds)83 million customer refund (net of the Fossil Fuel Levy reduction) in 1996 from the NGG transactions, a (Pounds)100 million increase in the cost of electricity purchases for the supply business and an (Pounds)8 million reduction in franchise supply customer revenue due to lower unit prices. Such decreases were partially offset by a 45% increase in unit sales to Non-Franchise Supply Customers.

 Other Income (Expense)

  Other income (expense) increased by (Pounds)450 million for fiscal year 1996, to (Pounds)473 million. This increase was due to the gain and dividends on the NGG transaction, partially offset by a related contribution to the Employee Stock Ownership Plan. See "--National Grid Group Transactions."

 Interest Expense - Net

  Interest expense - net increased by (Pounds)4 million from (Pounds)1 million in fiscal year 1995 to (Pounds)5 million in fiscal year 1996 principally as a result of substantially more long-term debt outstanding during fiscal year 1996 than during fiscal year 1995. Also contributing to this increase was a reduction in interest income.

 Income Taxes

  The Predecessor Company's effective income tax rate decreased from 32% to 19% from fiscal year 1995 to fiscal year 1996. The reduction in the effective income tax rate was due principally to book/tax differences generated from the NGG transactions in fiscal year 1996.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's sole investment and only significant asset is the entire share capital of London Electricity. The Company is therefore dependent upon dividends from London Electricity for its cash flow. The Company's primary need for liquidity is to pay interest on its debt, and management believes that, following this offering and the restructuring of the Credit Facilities Agreement, it will receive sufficient amounts of dividends from London Electricity to make such payments. The Company believes that London Electricity will distribute all cash flow generated which is in excess of the amounts necessary for London Electricity to conduct its business.

  Demand for electricity in the UK and in London Electricity's Franchise Area is seasonal, with demand being higher in the winter months and lower in the summer months. London Electricity bills its Franchise Supply Customers on a staggered quarterly basis while it is generally required to pay related expenses (principally the cost of purchased electricity) on 28-day terms. However, approximately 46% of the Franchise Supply Customers settle their accounts using regular payment plans based on prepayment or spreading of the cost of their annual bill evenly throughout the year. A majority of London Electricity's supply revenues are based on a fixed price per unit. The cost of supply to London Electricity from the Pool, if not covered by hedging mechanisms, varies throughout the year, generally being higher in winter months and lower in summer months. London Electricity balances the effect of these influences on its working capital needs with drawings under its available credit facilities.

  The principal sources of funds of the Successor Company during the six months ended September 30, 1997 were (Pounds)39.5 million from operations, (Pounds)85.2 million from the Credit Facilities Agreement and (Pounds)28.2 million from sales of current investments. During this period, the Company utilized (Pounds)90.3 million of cash for repayment of notes payable, (Pounds)40.5 million for capital expenditures and increased its cash and cash equivalents by (Pounds)22.1 million.

  The principal sources of funds of the Successor Company during Pro Forma Fiscal Year 1997 were (Pounds)166 million from operations, (Pounds)945 million from the Credit Facilities Agreement and (Pounds)240 million of equity contributions from Entergy. During this period, the Company invested cash of (Pounds)1,174 million in its acquisition of London Electricity, and (Pounds)152 million was invested in capital expenditures.

  The principal sources of funds of the Predecessor Company during fiscal year 1996 were (Pounds)191 million from operations and (Pounds)99 million from the proceeds of a Eurobond issuance. During fiscal year 1996, the Predecessor Company invested (Pounds)111 million in capital expenditures and paid dividends of (Pounds)260 million which included a special dividend of (Pounds)199 million.

  The principal sources of funds of the Predecessor Company during fiscal year 1995 were (Pounds)123 million from operations, (Pounds)114 million from the sale of marketable securities, and (Pounds)56 million of net additional short term borrowings. During fiscal year 1995, the Predecessor Company invested (Pounds)110 million in capital expenditures and paid dividends of (Pounds)53 million. The Predecessor Company also repaid (Pounds)70 million of government debt and repurchased common stock totaling (Pounds)149 million.

  At September 30, 1997 and March 31, 1997, the Successor Company had negative working capital of (Pounds)37 million and (Pounds)47 million, respectively, compared to negative working capital of the Predecessor Company of (Pounds)7 million at March 31, 1996. The increased working capital deficit at September 30, 1997 and March 31, 1997 is primarily the result of the initial financing structure of the acquisition of London Electricity and increased borrowings under London Electricity's credit facilities.

  To meet short-term cash needs and contingencies, the Successor Company had approximately (Pounds)47 million and (Pounds)25 million of cash and cash equivalents at September 30, 1997 and March 31, 1997, respectively.

  The Company had several primary sources of liquidity available at March 31, 1997 including: (i) London Electricity's cash from operations which totaled (Pounds)166 million in Pro Forma Fiscal Year 1997, (ii) the Company's availability under its Credit Facilities Agreement of approximately (Pounds)305 million at March 31, 1997 ((Pounds)220 million at September 30,
1997), (iii) London Electricity's several uncommitted loan facilities totaling (Pounds)200 million provided by banking institutions, and (iv) London Electricity's (Pounds)150 million commercial paper program. At the end of fiscal year 1997, a total of (Pounds)141 million ((Pounds)45 million at September 30, 1997) was borrowed under the London Electricity commercial paper facility. The Company intends to use availability under existing facilities, or replacements thereof, to finance its payments of windfall profits taxes in December 1997 and 1998 which total (Pounds)140 million.

  The Credit Facilities Agreement was executed on December 17, 1996. Proceeds of this facility, which is in three tranches (Facility A for (Pounds)810 million, Facility B for (Pounds)240 million, and Facility C for (Pounds)200 million), have been used to fund the majority of the acquisition of London Electricity and are available to provide working capital for London Electricity. As of March 31, 1997, (Pounds)945 million of variable rate borrowings were outstanding under this credit facility ((Pounds)1.03 billion at September 30, 1997).

  The Company plans to restructure the Credit Facilities Agreement in connection with the issuance of the Preferred Securities. As part of the restructuring, Facility B will be repaid and terminated. Entergy UK Limited will become the primary obligor under Facility A of the restructured Credit Facilities Agreement, and the Company will become a guarantor of all Facility A borrowings under the restructured Credit Facilities Agreement. The terms of the restructured facilities will extend the maturity of borrowings under Facility A to October 31, 2002, and increase London Electricity's permitted borrowing capacity. The restructured Credit Facilities Agreement will contain financial covenants and events of default typical for UK acquisition debt facilities, including the ability of the lenders to declare an event of default if a material adverse change affecting the Company's ability to meet its financial covenants and payment obligations under the Credit Facilities Agreement occurs. Facility C will continue to be available to London Electricity. Facility A of the restructured Credit Facilities Agreement will be collateralized by 65% of the shares of London Electricity.

  At the end of fiscal year 1997, London Electricity also had outstanding (Pounds)200 million of Eurobonds. These bonds mature in two tranches of (Pounds)100 million each in 2003 and 2005.

  London Electricity's capital expenditures are primarily related to the distribution business and include expenditures for load-related, non-load-related and non-operational capital assets. Load-related capital expenditures are largely required by new business growth. Customer contributions are normally received where capital expenditures are made to extend or upgrade service to customers (except to the extent that such capital expenditures are made to enhance London Electricity's distribution network generally). Non-load-related capital expenditures include asset replacement which is expected to continue until at least the next decade. Other non-load-related expenditures include system upgrade work that provides for load growth and has the additional benefit of improving network security and reliability. Non-operational capital expenditures are for assets such as fixtures and equipment. For fiscal years 1995 and 1996, and for Pro Forma Fiscal Year 1997, capital expenditures were (Pounds)110 million, (Pounds)111 million, and (Pounds)152 million, respectively. London Electricity is required to file five-year projections with the Regulator for capital expenditures related to its regulated distribution network and updates of such projections annually. The most recent projection was for the five-year period ended March 31, 2000 and was filed in July 1997. This filing indicated London Electricity's current projection of approximately (Pounds)482 million for the five year period. Approximately (Pounds)186 million has already been spent in fiscal year 1996 and Pro Forma Fiscal Year 1997 related to this five-year projection.

  London Electricity is a member of the London and Continental consortium that has won the contract to build the Channel Tunnel Rail Link. Assuming construction of this project proceeds, it will require future additional capital expenditures of approximately (Pounds)60 - (Pounds)80 million to be made by London Electricity over the next six years. London Electricity is also a member of the City of Greenwich Lewisham Rail Link plc which will require expenditures of approximately (Pounds)6 million in the next two years. London Electricity maintains the distribution network for the British Airport Authority of Heathrow, Gatwick, and Stansted airports and expects to spend approximately (Pounds)36 million on this network over the next six years.

  To reduce the impact of interest rate changes, the Company has entered into several interest rate swaps with total notional amount of (Pounds)600 million currently outstanding and with maturity dates ranging from March 1999 to September 2001. The interest rate swaps are from a LIBOR variable rate to an average fixed rate of approximately 7.5%. See "Long-Term Debt" note to the Company's consolidated financial statements for further information.

  The Company does not have any foreign currency hedging contracts in place; however, it does intend to swap some or all of the US dollar liabilities associated with the Perpetual Junior Subordinated Debentures back to pounds sterling to hedge the currency risk associated therewith.

  London Electricity's supply business to Non-Franchise Supply Customers generally involves entering into fixed price contracts to supply electricity to its customers. The electricity is obtained primarily by purchases from the Pool. Because the price of electricity purchased from the Pool can be volatile, London Electricity is exposed to risk arising from differences between the fixed price at which it sells electricity and the fluctuating prices at which it purchases electricity unless it can effectively hedge such exposure. This risk will be extended to the Franchise Supply market beginning on April 1, 1998. To mitigate its exposure to volatility, London Electricity utilizes contracts for differences ("CFDs") and power purchase contracts with certain UK generators to fix the price of electricity for a contracted quantity over a specific period of time. At September 30, 1997, the Company has outstanding CFDs and power purchase contracts for approximately 39,000 GWh of electricity. These include a long term power purchase contract with an affiliate which is based on 27.5% of the affiliate's capacity from its 1,000 MW facility through the year 2010. London Electricity's electricity sales volumes were approximately 15,775 GWh; 18,120 GWh and 20,760 GWh for fiscal years 1995 and 1996 and Pro Forma Fiscal Year 1997, respectively.

  Management believes that cash flow from operations, together with its existing sources of credit and the proceeds from this offering and the restructuring of the Credit Facilities Agreement, will provide sufficient financial resources to meet the Company's projected capital needs and other expenditure requirements for the foreseeable future. London Electricity has made a representation to the Regulator, in connection with the acquisition and its PES license, that it will use all reasonable endeavors to ensure that it maintains an investment grade rating on its long-term debt.

                                   BUSINESS

INTRODUCTION

  London Electricity's principal businesses are the distribution of electricity and the supply of electricity to approximately 2 million customers in the London metropolitan area. London Electricity also conducts ancillary business activities apart from the distribution and supply business that are not subject to regulation, such as owning and operating private electricity distribution networks and holding interests in power generation.

DISTRIBUTION BUSINESS

  London Electricity's distribution business consists of the ownership, management and operation of the electricity distribution network within the Franchise Area. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system and the distribution of electricity to end users connected to London Electricity's power lines. Virtually all electricity supplied (whether by London Electricity's supply business or by other suppliers) to consumers in the Franchise Area is transported through its distribution network, thus providing London Electricity with a stable distribution volume unaffected by customer choice of supplier. As a holder of a PES license, London Electricity is subject to a price cap regulatory framework providing economic incentives to increase the volume of electricity distributed and to operate in a more cost-effective manner. See "The Electric Utility Industry in Great Britain".

 Distribution Business Customers, Units Distributed, Revenues and Operating
Profit

  London Electricity combines a substantial commercial sector with a domestic sector to form a unique customer base among RECs. Approximately 60% of London Electricity's distribution sales are to the commercial sector. London Electricity serves the office and retail center of the capital of the UK. The growth of London as a major financial center has been a significant factor in increased consumption as the standards of lighting, air conditioning and computing have improved. London Electricity's domestic (residential) customers live in a mix of urban and suburban parts of metropolitan London, including both inner city and more affluent suburban areas.

  The following table sets out details of London Electricity's distribution customers, units distributed, distribution revenues and operating profit.

                                                       YEAR ENDED MARCH 31,
                                                   -----------------------------
                                                     1995      1996      1997
                                                   --------- --------- ---------
NUMBER OF CUSTOMERS CONNECTED AT YEAR END
-----------------------------------------
Domestic.......................................... 1,705,898 1,721,123 1,737,547
Commercial........................................   231,621   231,330   230,904
Industrial........................................    10,283     9,667     9,155
                                                   --------- --------- ---------
  Total........................................... 1,947,802 1,962,120 1,977,606
                                                   ========= ========= =========
ELECTRICITY DISTRIBUTED (GWH)
-----------------------------
Domestic..........................................     6,230     6,472     6,696
Commercial........................................    11,621    12,383    12,816
Industrial........................................     1,815     1,837     1,882
                                                   --------- --------- ---------
  Total...........................................    19,666    20,692    21,394
                                                   ========= ========= =========

                                                                    SIX MONTHS
                                     YEAR ENDED MARCH 31,              ENDED
                              -----------------------------------  SEPTEMBER 30,
                                 1995        1996        1997          1997
                              ----------- ----------- -----------  -------------
                                                (IN MILLIONS)
Distribution Revenues.......  (Pounds)379 (Pounds)357 (Pounds)336*  (Pounds)151
Distribution Operating Prof-
 it.........................  (Pounds)141 (Pounds)158 (Pounds) 92*  (Pounds) 44

--------
* Represents amounts for the Pro Forma Fiscal Year ended March 31, 1997. See the Unaudited Pro Forma Condensed Consolidated Statement of Operations for explanation of pro forma adjustments.

  London Electricity's distribution business has grown in both its customer base and the number of units distributed, primarily reflecting economic growth in London. At March 31, 1997, London Electricity had experienced a five year compound annual growth rate of 0.5% in customers and a five year compound annual growth rate of 2.3% in units of electricity distributed.

 Competition in the Distribution Business

  London Electricity has not experienced significant competition in its distribution business. The Company believes that the cost of providing a duplicate underground network connected to the Grid would be prohibitive. To the extent a customer may invest in its own on-site electric generating plants, such customer would no longer require distribution and related services from London Electricity except for standby connection to the Grid. London Electricity has the smallest industrial customer base of all of the RECs which the Company believes results in a reduced downside risk of loss of load from cogeneration. The distribution business is subject to marginal loss of income from related services, such as metering, that will become subject to competition in the year 2000.

 Strategy for the Distribution Business

  The principal pressures on the distribution business are the regulatory price control formula and standards of performance, each established by the Regulator. Since being acquired by the Company, London Electricity has reviewed and refined its distribution strategy and established goals of cost savings and improved customer service.

  The distribution business will pursue several cost efficiency initiatives expected to yield savings in both operating and capital costs. These initiatives include major process redesign projects within the engineering, metering, and customer operations activities of the business. In addition, the Company's asset management philosophy will focus on optimizing the life-cycle economics of the London Electricity network asset base by controlling the annual capital spending with respect to such network without prejudicing its performance.

  Improvements in customer service in the distribution business are also part of London Electricity's strategy to retain Franchise Supply Customers in the Franchise Area after the introduction of competition on April 1, 1998 and are expected to enable London Electricity to meet the network performance standards agreed with the Regulator. London Electricity believes that these improvements are important both for building customer loyalty to benefit the supply business by maintaining and improving customer satisfaction and for maintaining good relations with the Regulator. Improvements in customer service are being pursued, in part through improvements in system performance, measured primarily in terms of customer minutes lost and speed of supply restoration. To that end, London Electricity is pursuing several initiatives, including (i) installation of remote control facilities at secondary substations; (ii) implementation of formal control over all activities on the low voltage network; (iii) implementation of new business processes generally in the distribution business, and particularly in the emergency services activity; and (iv) application of asset management techniques to refocus London Electricity's capital program on improvements in system reliability.

  London Electricity is also developing expanded product offerings for its customers, including services from providers of insurance and telecommunication products, and is exploring the provision of internet access and energy management systems to customers.

 Distribution Facilities

  Electricity is transported across the Grid at 400kV or 275kV to twelve grid supply points within London Electricity's distribution network, where it is then transformed by London Electricity to 132kV and transported through London Electricity's distribution system. Electricity is also transported to six national grid supply points located in the franchise areas of neighboring RECs, which are connected to London Electricity's distribution system by overhead lines and underground cables. Substantially all electricity which enters London Electricity's distribution system is received at these eighteen grid supply points.

  At March 31, 1997, London Electricity's electricity distribution network (excluding service connections to consumers) included overhead lines and underground cables at the operating voltage levels indicated in the table below:

                                                  OVERHEAD LINES   UNDERGROUND
                                                     (CIRCUIT        CABLES
      OPERATING VOLTAGE                               MILES)     (CIRCUIT MILES)
      -----------------                           -------------- ---------------
      132kV......................................       24              301
      66kV.......................................        8              354
      33kV.......................................        0              387
      22kV.......................................        0              173
      11kV.......................................        1            4,134
      6.6kV......................................        0            1,062
      480 or 415/240V............................        0           12,175
                                                       ---           ------
      Total......................................       33           18,586

  In addition to the circuits referred to above, London Electricity's distribution facilities also include:

                                                            AGGREGATE CAPACITY
      TRANSFORMERS                                   NUMBER (MEGA VOLT AMPERES)
      ------------                                   ------ -------------------
      132kV/lower voltages..........................    141        6,741
      66kV or 33kV/11kV or 6.6kV....................    252        4,259
      11kV or 6.6kV/lower voltages.................. 12,826        7,785
      Other.........................................     64        1,170
                                                     ------       ------
      Total......................................... 13,283       19,955
                                                            AGGREGATE CAPACITY
      SUBSTATIONS                                    NUMBER (MEGA VOLT AMPERES)
      -----------                                    ------ -------------------
      132kV/33kV....................................     52        6,741
      66kV or 33kV/11kV or 6.6kV....................     78        4,259
      11kV or 6.6kV/415V or 240V.................... 12,725       10,585
      Other.........................................     22        1,170
                                                     ------       ------
      Total......................................... 12,877       22,755

  In providing service connections to customers and to street lighting, traffic lights and other installations from its network, London Electricity uses underground cables in addition to those referred to above. Electricity is received by customers at various voltages depending upon their requirements. At March 31, 1997, London Electricity's distribution system was connected to approximately 2 million customers.

  Operation and control of London Electricity's distribution system are continuously monitored and coordinated from one central control center located in Brixton, south London. This control center is responsible for all HV and EHV networks. A reserve control center is located in Islington, north London. A system control data acquisition system monitors and controls all 132kV, 66kV, 33kV and 22kV switchgear and selected 11kV and 6.6kV switchgear.

SUPPLY BUSINESS

  London Electricity's supply business consists of selling electricity to end users, purchasing such electricity and arranging for its distribution to those end users. Under its PES license, London Electricity has an exclusive right to supply electricity to Franchise Supply Customers (those who have a demand of not more than 100 kW). This exclusive right is scheduled to continue until at least

April 1, 1998. The supply business to Non-Franchise Supply Customers (those who have demand of 100kW and above), both inside and outside London Electricity's Franchise Area is open to competition.

  Supply sales volumes, supply revenues and operating profit are shown in the table below.

                                                            YEAR ENDED MARCH 31,
                                                            --------------------
                                                             1995   1996   1997
                                                            ------ ------ ------
SALES VOLUME (GWH)
------------------
  100 kW and above.........................................  4,858  7,043  9,428
  Under 100 kW............................................. 10,917 11,077 11,332
                                                            ------ ------ ------
                                                            15,775 18,120 20,760
                                                            ====== ====== ======

                                                                        SIX MONTHS
                                    YEAR ENDED MARCH 31,                   ENDED
                          ------------------------------------------   SEPTEMBER 30,
                              1995          1996           1997            1997
                          ------------- -------------  -------------   -------------
                                               (IN MILLIONS)
Supply Revenues.........  (Pounds)1,114 (Pounds)1,189* (Pounds)1,265**  (Pounds)501
Supply Operating Profit.     (Pounds)11    (Pounds)13*     (Pounds)6**  (Pounds)  5

--------
* Excludes the effect of NGG discount to customers and reduction in Fossil Fuel Levy which reduced supply revenues and supply operating profit by (Pounds)91 million and (Pounds)83 million, respectively.
** Represents amounts for the Pro Forma Fiscal Year ended March 31, 1997. See the Unaudited Pro Forma Condensed Consolidated Statement of Operations for explanation of pro forma adjustments.

 Competition in the Supply Business

  The supply business is currently divided between Franchise Supply Customers, customers with under 100 kW demand within the Franchise Area, and Non-Franchise Supply Customers, customers with 100 kW and above demand inside or outside the Franchise Area. The non-franchise threshold was lowered to 100 kW in April 1994 allowing competition in supply for these customers while Franchise Supply Customers remained subject to regulation. Competition in supply to Franchise Supply Customers will be phased in over a six month period commencing April 1, 1998, and the exclusive right of London Electricity to supply the Franchise Market will then cease. London Electricity's present intention is to open its Franchise Market to competition by July 1, 1998. The Regulator has indicated in his supply price restraint proposals published on October 16, 1997, that price regulation will continue for smaller consumption customers for an initial period of two years and until an adequate level of competition is established. Implementation of the proposals will result in price reductions for London Electricity of 11.8% effective April 1, 1998 and 3% effective April 1, 1999. The 11.8% price reduction to be effective on April 1, 1998 would be decreased by the supply tariff reductions announced by London Electricity on September 29, 1997 and effective from October 1, 1997, which will return over-recoveries experienced under the current Supply Price Control Formula. The 3% reduction is also subject to review. See "The Electric Utility Industry in Great Britain--Industry Structure--Supply of Electricity".

  In 1994, London Electricity initially had difficulty competing in the 100 kW and above market which became competitive and lost approximately 40% of its supply sales in the Franchise Market due to aggressive marketing by its competitors eager to penetrate the London market. Since implementing a new strategy focused on sales to Non-Franchise Markets, London Electricity has more than recovered the sales lost in the Franchise Market by competing on price and tailoring contracts to the needs of customers. The profitability in the 100 kW and above market on a per unit basis is significantly less than in the under 100 kW market. Accordingly, the loss of any individual major customer would not threaten overall profitability of London Electricity.

  Significant steps have been taken both to reduce the cost base of the supply business and to invest in marketing, systems and management resources to compete in the market for the supply of electricity. In 1995 London Electricity transferred the work of 600 London based staff to a new customer service facility located in northeastern England in order to reduce operational costs. As a result, the Company was able to upgrade customer operations facilities, reduce manpower and recruit high caliber staff in a lower cost labor market. The benefits of this relocation are now being realized in terms of high quality customer service combined with lower costs. In 1997, London Electricity also introduced a new customer database system to replace its previous billing system.

 Strategy for the Supply Business

  Since Entergy's acquisition of London Electricity, London Electricity has commenced a review of the supply market to establish new goals for its supply business and to update its strategy for achieving those goals. The strategy reflects the need to differentiate segments of the market. For the largest business customers, the approach will be to focus on limited volume growth while improving margin by refining customer mix, offering higher margin products, and optimizing the contribution from purchasing. For smaller business customers, the aim will be to retain these profitable accounts with flexible customer proposals, telesales and direct selling. This strategy will include proactive defense of London Electricity's residential customer base within the Franchise Area because management believes that the London market will be an attractive target for competing RECs.

  This strategy includes further steps to reduce the cost base of the supply business. Consideration is being given to the role which alliances might play in cost reduction and matching the cost bases of aggressive larger competitors. Studies are also being undertaken to establish the future role of dual fuel offerings of electricity and gas.

AFFILIATE BUSINESSES AND OTHER INVESTMENTS

  London Electricity's ancillary business activities primarily include, among other things, owning and operating private electricity distribution networks, holding interests in power generation, operating an electrical contracting business and gas retailing.

 Private Distribution Networks

  London Electricity's wholly-owned subsidiary London Electricity Services Limited ("LES") owns, operates and maintains electricity distribution networks other than London Electricity's regulated distribution network. In 1993, a substantial portion of the electricity distribution networks of Heathrow, Gatwick and Stansted airports was acquired for (Pounds)90 million from BAA plc. Under its agreement with BAA plc, LES receives an annual fee for the use of the networks in the amount of (Pounds)13.5 million for the first year with increases linked to the UK Retail Price Index and unit growth. Further investment of (Pounds)20 million with corresponding increased fee income has occurred in the last three years. At Heathrow this included a (Pounds)10 million project to expand the distribution network and improve reliability and security of the system as well as to accommodate further developments at the airport and the construction of the Paddington-Heathrow rail-link. Additional expansion investment is planned.

  In 1996 London & Continental Railways Limited ("LCR") agreed to develop proposals to design, build and operate a new high speed rail link from London to the Channel Tunnel at a total expected cost of (Pounds)4 billion with completion scheduled in the year 2003. Assuming the project is financed, during construction LCR will be essentially a train-operating company using existing railtrack capacity. After completion, LCR will own all the new track and infrastructure assets. In 1997, London Electricity's wholly-owned subsidiary, London Electricity Enterprises Limited ("LEE"), provided (Pounds)5 million of equity to LCR and is committed to providing an additional (Pounds)5 million of equity in 1998 to fund the development phase of the project.

  Furthermore, LES has provided (Pounds)5.6 million to acquire existing electrical assets at stations and depots and assuming construction proceeds, will be providing approximately (Pounds)60-80 million in direct electrical asset investment over the period 1996-2004. LCR will pay to LES an annual index-linked fee for the availability of the electricity network and any capital extensions or modifications.

  London Electricity is also a member of the City Greenwich Lewisham Rail Link plc ("CGLR") consortium, responsible for the delivery of the Docklands Light Railway--Lewisham Extension in London, designed to connect the Docklands area to south London and beyond. Completion of this project is expected in 2000 at a projected total construction cost of (Pounds)203 million. Project funding of (Pounds)268 million has been raised, comprised of (Pounds)195 million in bond and senior debt, (Pounds)17 million in shareholder funds and (Pounds)56 million in UK Government grants. The London Electricity direct investment will be approximately (Pounds)6 million to be paid on completion of the system in 1999. London Electricity will receive an annual fee for the availability of the private network which is linked to both the Retail Price Index and growth in passenger traffic.

  London Electricity from time to time joins consortia bidding for infrastructure development projects through LEE. Subsequent investments in such electrical infrastructure assets will be made by LES.

 Power Generation

  London Electricity's PES license currently enables it and its affiliates to make investments in up to 700 MW in electricity generation. London Electricity has, through its wholly-owned subsidiary, The London Power Company Limited ("LPCL"), invested in generation in order to secure longer term energy prices and at the same time achieve a profitable return on its investment. LPCL's primary generation investments are Barking Power and Thames Valley Power Limited ("TVP"). London Electricity has applied to the Regulator for an exception from this license condition for certain planned investments by other Entergy subsidiaries that would exceed London Electricity's own generation limit, but cannot predict whether the application will be granted. Additional investments by Entergy in the Company and London Electricity are subject to regulation under the Public Utility Holding Company Act of 1935, as amended.

    Barking Power

  LPCL has a 13.475% interest in Barking Power, a joint venture company with two other RECs and Thames Power Limited, a joint venture between CU Power Generation Limited, one of the ATCO Limited group of companies, and BICC plc, an international cables and construction group. Barking Power initially obtained a non-recourse project finance facility of (Pounds)661 million from a group of commercial banks and the European Investment Bank to finance the project. The 1,000 MW combined cycle gas fired power station was commissioned at Barking Reach in East London and commenced operation in 1995. The project was refinanced in July 1997 to take advantage of lower interest rates. The new credit facility will total (Pounds)600 million and includes a (Pounds)35 million facility for expansion. Barking Power has negotiated a long term gas supply contract with Centrica plc. London Electricity has a contract for differences with Barking Power for 27.5% of the output of the station which expires in 2010.

    TVP

  TVP is a 50-50 joint venture formed in March 1995 between LPCL and CU Power Generation Limited. TVP owns and operates a (Pounds)10 million, 12 MWE combined heat and power plant at Heathrow Airport. TVP has a gas supply contract with Total Gas Marketing Limited. To date the plant has operated at 98% efficiency with output rated at 12.8-13 MW.

 Electrical Contracting

  Through LEC, London Electricity is involved in the electrical contracting business, which includes a range of installation and maintenance work of varying complexity and size from work performed for London Electricity's distribution business or private domestic installations to high voltage industrial and commercial systems.

 Gas Retailing

  London Electricity intends to take advantage of the liberalization of natural gas retailing in the UK. Gas is to be supplied by competing retailers using the existing pipelines of Transco (formerly British Gas plc). Currently gas may be sold to customers in the selected regional markets that have been opened to competition. London Electricity plans to use its energy retailing and customer service skills and expects to concentrate on the residential and small commercial sectors complementing its electricity retailing in these sectors. Experience in the gas market in selected pilot regions has already been gained by participating in London Total Energy Limited, a joint venture with Total Gas Marketing Limited.

 Metering and Meter Reading

  It is expected that metering and meter reading will become open to competition in the year 2000. In anticipation, London Electricity's organization structure reflects the need to develop these activities as separate businesses.

RISK MANAGEMENT

  Because London Electricity's distribution business does not involve the purchase and sale of electricity, London Electricity's risk management efforts are focused on the supply business which is exposed to Pool price volatility. Virtually all electricity generated in England and Wales is sold by generators and bought by suppliers through the Pool.

  Regulations governing the franchise supply market at present permit the pass-through to customers of prudent costs which include the cost of arrangements such as contracts for differences ("CFDs") to hedge against Pool price volatility. CFDs are contracts predominantly between generators and suppliers which fix the price of electricity for a contracted quantity of electricity over a specific time period. Differences between the actual price set by the Pool and the agreed prices give rise to difference payments between the parties to the particular CFD. At the present time, London Electricity's forecast franchise supply market demand for calendar year 1997 is substantially hedged through various types of agreements including CFDs.

  The most common contracts for supply to Non-Franchise Supply Customers are for a twelve-month term and contain fixed rates. London Electricity is exposed to two principal risks associated with such contracts: load shape risk (the risk associated with a shift in the customer's usage pattern, including absolute amounts demanded and timing of amounts demanded) and purchase price risk (the risk associated with fluctuations in the cost of purchased electricity relative to the price received from the supply customer). London Electricity employs risk management methods to maximize its return consistent with an acceptable level of risk. Generally, load shape risk decreases as London Electricity's portfolio of supply customers in the non-franchise supply market increases. London Electricity hedges purchasing price risk by employing a variety of risk management tools, including management of its supply contract portfolio, hedging contracts and other means which mitigate risk of future Pool price volatility.

  London Electricity's ability to manage its purchase price risk depends, in part, on the continuing availability of properly priced risk management mechanisms such as CFDs. No assurance can be given that an adequate, transparent market for such products will in fact be available.

  London Electricity is also investigating whether owning one or more sources of generation or contracting for such sources would be an appropriate alternative for partially managing purchase price risk, but no assurance can be given that this alternative would be available to or economically appropriate for London Electricity and any further acquisition could be subject to the own generation limitation in London Electricity's PES license.

UK ENVIRONMENTAL REGULATION

  London Electricity's businesses are subject to numerous regulatory requirements with respect to the protection of the environment. The Electricity Act obligates the UK Secretary of State for Trade and Industry (the "Secretary of State") to take into account the effect of electricity generation, transmission and supply activities upon the physical environment in approving applications for the construction of generating facilities and the location of overhead power lines. The Electricity Act requires London Electricity to have regard to the desirability of preserving natural beauty and the conservation of natural and man-made features of particular interest, when it formulates proposals for development in connection with certain of its activities. The Company mitigates the effects its proposals have on natural and man-made features and is required to carry out an environmental assessment when it intends to lay cables, construct overhead lines or carry out any other development in connection with its licensed activities. London Electricity also has produced an Environmental Policy Statement which sets out the manner in which it intends to comply with its obligations under the Electricity Act.

  The Environmental Protection Act 1990 addresses waste management issues and imposes certain obligations and duties on companies which handle and dispose of waste. Some of London Electricity's distribution activities produce waste, but London Electricity believes that it is in compliance with the applicable standards in such regard.

  Possible adverse health effects of electromagnetic fields ("EMFs") from various sources, including transmission and distribution lines, have been the subject of a number of studies and increasing public discussion. The scientific research currently is inconclusive as to whether EMFs may cause adverse health effects. The only UK standards for exposure to power frequency EMFs are those promulgated by the National Radiological Protection Board and relate to the levels above which non-reversible physiological effects may be observed. London Electricity fully complies with these standards. However, there is the possibility that passage of legislation and change of regulatory standards would require measures to mitigate EMFs, with resulting increases in capital and operating costs. In addition, the potential exists for public liability with respect to lawsuits brought by plaintiffs alleging damages caused by EMFs.

  London Electricity has approximately 677 miles of fluid-filled underground cables which operate at 33kV and 132kV. These cables generally supply substantial amounts of electricity to large substations in urban areas and to large customers. The majority of these cables are between 30 and 50 years old. London Electricity operates these cables in accordance with the "Environment Agency and Electricity Companies (in England and Wales) Operating Code on the Management of Fluid-Filled Cables", monitoring and repairing both gradual and substantial leaks, which arise through age deterioration and third party damage. London Electricity has a program to minimize oil leakage and reduce the possibility of pollution to watercourses and ground water. This involves establishing a more effective standard procedure for dealing with cable leaks and implementation of an effective monitoring system. There is also a forward plan for gradual replacement of these cables with more modern solid cables. London Electricity believes that the existing monitoring systems and planned replacement program are sufficient to avoid major environmental incidents or additional replacement expenditures. London Electricity could incur significant expenditures if it were required to replace its fluid-filled cables, other than in the ordinary course of business, pursuant to new or existing legislation.

  London Electricity believes that it has taken, and it intends to continue taking, measures to comply with the applicable laws and governmental regulations for the protection of the environment. There are no material legal or administrative proceedings pending against London Electricity or the Company with respect to any environmental matter.

UK AND EU COMPETITION LAW

  London Electricity's businesses are subject to the competition rules of both the UK and the European Community.

  The UK Restrictive Trade Practices Act 1976 stipulates that failure to furnish to the Office of Fair Trading an agreement that is registrable under the Act renders unenforceable certain restrictions contained in the agreement. Briefly stated, the Fair Trading Act 1973 and the Competition Act 1980 both regulate the activities of companies with market power. UK competition law, particularly the law relating to restrictive agreements, is in the process of reform and is likely to follow the approach of European Community law.

  The Treaty of Rome contains provisions which prohibit anti-competitive agreements and practices, including the abuse of a dominant position within the European Union ("EU") or a substantial part of it. Penalties for violation of these provisions include fines, third party damages and infringing contractual provisions being unenforceable.

  In January 1993, the UK implemented the EU Utilities Directive on the procedures to be followed for the award of supply and works contracts by utilities companies, including electricity utilities. This directive was replaced by EU Directive 93/36, which was implemented by the UK in December 1996 and which covers service contracts as well as supply and work contracts. Those contracts that exceed the relevant financial thresholds have to be advertised in the Official Journal of the European Communities. Disappointed suppliers and contractors who believe they have suffered harm from failure to implement the correct procedure in awarding the contract are able to institute proceedings in the English High Court. The European Commission also has the power to intervene prior to the award of a contract. The Company believes that London Electricity has complied with any obligations it may have under those regulations but the interpretation and application of those regulations and of the European Union directives which they implement is not free from doubt and no assurance can be given that any claim for damages against London Electricity for breach of the rules would be unsuccessful.

EMPLOYEES

  London Electricity had 4,266 employees (3,916 full time equivalent) at the end of fiscal year 1997. The Company has no employees because it is a holding company with no operations. Approximately 60% of London Electricity's employees are represented by labor unions. All London Electricity employees who are not party to a personal employment contract are subject to a collective bargaining agreement called The Electricity Business Agreement. This Agreement may be amended by agreement between London Electricity and the unions and is terminable with 12 months notice by either side. London Electricity believes that its relations with its employees are favorable.

PROPERTY

  London Electricity occupies approximately 300,000 square feet or 60% of its principal executive offices on either a freehold basis or on leases where the remaining term is more than 50 years. A further 200,000 square feet is held under shorter leases.

 Network Land and Buildings

  At March 31, 1997, London Electricity had freehold and leasehold interests in approximately 14,500 network properties, comprising principally substation sites.

 Non-Network Land and Buildings

  At March 31, 1997, London Electricity had freehold and leasehold interests in non-network properties comprising chiefly offices, former retail outlets, depots, warehouses and workshops.

  The number of properties in each category is:

                                                             FREEHOLD
                                                              OR LONG
                                                             LEASEHOLD LEASEHOLD
                                                             --------- ---------
      Depot.................................................      1        --
      Offices...............................................     21         6
      Depot and Office......................................      5        --
      Shops.................................................      6         8
      Industrial............................................     32         2
      Residential...........................................      9         0
      Other.................................................      2        --
                                                                ---       ---
        Total...............................................     76        16

LEGAL PROCEEDINGS

  London Electricity is routinely party to legal proceedings arising in the ordinary course of business which are not material, either individually or in the aggregate. The Company is not a party to any material legal proceedings nor is it currently aware of any threatened material legal proceedings. However, as discussed under "Risk Factors--Factors Relating to the Company's Business--Litigation Regarding Electricity Supply Pension Scheme", litigation is ongoing with respect to the uses made by other employers of actuarial surpluses declared in the ESPS. While the courts have ruled in favor of such employers, such decisions are subject to appeal. If any of the decisions are reversed on appeal they may have an adverse effect on London Electricity, which has made similar use of its actuarial surplus, but no assurance can be given as to the extent of that effect.

                THE ELECTRIC UTILITY INDUSTRY IN GREAT BRITAIN

GENERAL

  The electric utility industry in Great Britain consists of the following principal activities:

    Generation--the production of electricity at power stations;

    Transmission--the bulk transfer of electricity across a high voltage transmission system known as the Grid from generators to RECs;

    Distribution--the transfer of electricity from the Grid and its delivery, across the REC low voltage distribution networks, to end-user consumers; and

    Supply--the bulk purchase of electricity by RECs or other licensed suppliers and its retail sale to end-user consumers.

INDUSTRY STRUCTURE

  Great Britain has two separate but connected markets, each with a different commercial framework. In England and Wales electricity is produced by generators, the largest of which are National Power, PowerGen and Nuclear Electric, a subsidiary of British Energy plc. Electricity is transmitted through the Grid by NGC and distributed by the twelve RECs in their respective franchise areas. Most customers are currently supplied with electricity by their local REC, although there are other suppliers holding second tier supply licenses, including other generators and RECs, who can compete to supply larger customers in that REC's franchise area.

  In Scotland there are two vertically integrated companies, Scottish Power and Hydro-Electric, each generating, transmitting, distributing and supplying electricity within their respective franchise areas as well as competing to supply electricity elsewhere. Scottish Nuclear, another subsidiary of British Energy, sells all the electricity it generates to Scottish Power and Hydro-Electric.

  The interconnection between the two transmission systems, owned by Scottish Power and NGC, is capable of transferring electricity between Scotland and England and Wales. There is also an interconnection with France, owned by NGC and Electricite de France, through which electricity can be transferred between the transmission systems of France and England and Wales.

  Virtually all electricity generated in England and Wales is sold by generators and bought by suppliers through the Pool. A generator which is a Pool member and also a licensed supplier must nevertheless sell all the electricity it generates into the Pool and purchase all the electricity which it supplies from the Pool. Because Pool prices fluctuate, generators and suppliers may enter into bilateral arrangements, such as CFDs, to provide a degree of protection against such fluctuations.

  There is no equivalent to the Pool in Scotland, but Scottish Power and Hydro-Electric are obligated by their licenses to offer electricity for sale to second tier suppliers. They are also required to provide access to their transmission and distribution systems on a non-discriminatory basis to competing suppliers and generators.

 Industry Background

  The industry structure described above was put in place in March 1990 in order to introduce competition into the generation and supply of electricity. At the same time, a licensing regime was introduced for the electricity industry both in England and Wales as well as in Scotland.

  The RECs, which at that time collectively owned NGG, NGC's holding company, were privatized in December 1990. National Power and PowerGen were privatized in March 1991 (with the balance of the UK Government's holdings being sold in March 1995). Scottish Power and Hydro-Electric were privatized in June 1991 and British Energy was privatized in July 1996. By December 1995, most of the RECs ownership of NGG had been publicly sold, and NGG was listed on the London Stock Exchange. Since the summer of 1995, 11 of the RECs have been acquired by other companies. London Electricity was acquired by the Company in February 1997.

  In 1990, the vast majority of generating capacity in England and Wales was owned by three generators. However, since that time competition in generation has increased as RECs and other new entrant generators have constructed new plant and as imports through the interconnections with Scotland and France have grown. In addition, pursuant to undertakings given to the Regulator, National Power and PowerGen have disposed of an aggregate of 6,000 MW of generating capacity to Eastern Group plc.

  Competition in supply has been progressively introduced both in England and Wales and in Scotland. The RECs in England and Wales, and Scottish Power and Hydro-Electric in Scotland, are subject to competition from second tier suppliers for the supply of electricity to larger customers in their respective franchise areas. In April 1990, electricity users with demand in excess of 1 MW became Non-Franchise Customers of a REC and therefore were allowed to choose their electricity supplier. In April 1994, the Non-Franchise Customer class was expanded to include users with a demand of 100 kW and above. Currently, all electricity customers in Great Britain are scheduled to be able to choose their electricity supplier over a six-month phase-in period beginning April 1, 1998, according to customers' designated postal codes. The Regulator has indicated, however, that such phase-in could be delayed, or customer participation reduced, if the necessary infrastructure services are not available on April 1, 1998 or the transition were to impose significant burdens on Pool or supplier information and management systems.

 Distribution of Electricity

  Each of the RECs is required to offer terms for connection to its distribution system to any person, for use of its distribution system to any authorized electricity operator and for the provision of supplemental and backup supplies to any person. In providing use of its distribution system, a REC must not discriminate between its own supply business and that of any other authorized electricity operator, or between those of other authorized electricity operators; nor may its charges differ except where justified by differences in cost. Similar principles apply to the provision of supplemental and backup supplies of electricity, and in the carrying out of connection works. Disputes over the terms of offers may be determined by the Regulator.

  Distribution charges are controlled by a formula principally based on P x (1+(RPI-Xd)) where Xd is currently 3% (the "Distribution Price Control Formula"). Since 1995, this formula has been divided into two components: one associated with metering and the other associated with the remainder of the distribution business. P is the previous year's maximum average price per unit of electricity distributed. Because the maximum average price in any year is therefore based in part on the maximum average price in the preceding year, a price reduction in any given year has an ongoing effect on the maximum average price for all subsequent years. RPI is a measure of inflation, and equals the percentage change in the UK Retail Price Index between the previous year and the current year. Because RPI is based on a weighted average of the prices of goods and services purchased by a typical household, which bear little resemblance to the inputs contributing to London Electricity's business costs, the RPI calculation may not accurately reflect the price changes affecting London Electricity's costs. The Xd factor is established by the Regulator following review. This formula determines the maximum average price per unit of electricity distributed (in pence per kilowatt hour) which a REC is entitled to charge. The Distribution Price Control Formula permits RECs to partially retain additional revenues due to increased distribution of units and holds out the prospect of an increase in operating profits for efficient operations and reduction of expenses.

  Upon privatization, the Regulator set different Xd factors for each of the RECs to permit annual price increases by the RECs of between 0% and 2.5% (0% for London Electricity) greater than RPI for the five year period ending on March 31, 1995. Following a scheduled distribution price review by the Regulator of all twelve RECs in August 1994, the Regulator required an overall real reduction in regulated distribution prices for Fiscal Year 1996 of between 11% and 17% (14% for London Electricity) from the previous year, and set the Xd factor for the subsequent four year period ending on March 31, 2000 of 2% in each such year. Also in connection with the August 1994 distribution price review, the Regulator (i) halved from 100% to 50% the extent to which distribution revenues would be allowed to vary with the number of units of electricity distributed and (ii) determined hypothetical numbers of Franchise Area customers for each year through and including fiscal year 2000, allowing distribution revenues to vary by 50% of the predetermined annual change in such hypothetical numbers. The stated intention of the Regulator in introducing this change was "to remove any artificial incentive on the companies to sell more electricity, while retaining a general incentive for companies to seek out and meet the needs of their customers". In light of information concerning the financial position of the RECs that emerged during the course of the unsuccessful bid by Trafalgar House plc for Northern Electric plc (one of the RECs), the Regulator conducted an unscheduled distribution price review of all twelve RECs in July 1995. As a result of this unscheduled review, the Regulator revised regulated distribution prices for the four year period ending on March 31, 2000, requiring instead an overall real reduction in regulated distribution prices for fiscal year 1997 of between 10% and 13% (11% for London Electricity) from the previous year, and resetting the Xd factor for the remaining three year period ending on March 31, 2000 of 3% in each such year.

  The Distribution Price Control Formula is expected to be further reviewed with effect from April 1, 2000. Following the review, the Regulator will make a proposal for a revised formula to apply from that date. If a REC does not agree with the proposal the Regulator may refer the lack of agreement to the MMC and, following the MMC's inquiry, the Regulator may make whatever modifications to the REC's PES license are required.

  In setting distribution charges each year, each REC must project the permitted maximum average charge per unit to be distributed in that year. The projection will have to take account of forecasts of units distributed, distribution line losses and the actual change in RPI. Failure to forecast accurately may result in overcharging or undercharging; this is taken into account in the following year through a correction factor in the price control formula. If a REC has overcharged in the previous year, the maximum average charge per unit distributed is reduced by an amount to reflect the excess income received, to which is added interest. In the event of undercharging, the Distribution Price Control Formula allows the licensee to recover the shortfall in income plus interest.

  In certain instances, however, overcharging or undercharging by a REC above specific percentage thresholds may result in adjustments by the Regulator. If, in any year, the average charge per unit distributed exceeds the permitted maximum average charge per unit distributed by more than 3%, then, in the next following year, the REC may not increase distribution charges unless it has satisfied the Regulator that the average charge per unit in that next following year is not likely to exceed the permitted maximum average charge. If, with respect to any two successive years, the sum of the amounts by which the average charge per unit distributed has exceeded the permitted maximum average charge per unit distributed in the second of those years is more than 4% of that permitted maximum average charge, then, in the next following year, the REC may be required by the Regulator to adjust its charges so that they fall within the maximum permitted average charge. If, in respect of two successive years, the licensee undercharges by more than 10% of the maximum average charge, the Regulator may, by directions to the licensee, limit the amount by which such undercharging may be recovered.

 Supply of Electricity

  Subject to minor exceptions, all electricity customers in Great Britain must be supplied by a licensed supplier. Licensed suppliers purchase electricity and make open-access use of the transmission and distribution networks to achieve delivery to customers' premises.

  There are two types of licensed suppliers: public electricity (or first tier) suppliers ("PESs") and second tier suppliers. PESs are the RECs, Scottish Power and Hydro-Electric each supplying in its respective franchise area. Second tier suppliers include National Power, PowerGen, Nuclear Electric, Scottish Power, Hydro-Electric and other PESs (including RECs) supplying outside their respective franchise areas and a number of independent second tier suppliers.

  At present, a Franchise Supply Customer can only buy electricity from the REC authorized to supply the relevant franchise area. Franchise Supply Customers typically include residential and small commercial and industrial customers. Non-Franchise Supply Customers are not limited to buying electricity from the local REC and can choose to buy from a second tier supplier. Such customers are typically larger commercial, agricultural and industrial electricity users. Second tier suppliers compete with one another and with the local REC to supply customers in this competitive (or "non-franchise") sector of the market.

  Under the current licensing regime, over a six month period beginning on April 1, 1998, all customers, including those who are currently Franchise Supply Customers, will be permitted to choose their electricity supplier. The present Supply Price Control Formula (discussed immediately below) will no longer apply. However, the Regulator has indicated in his supply price restraint proposals published on October 16, 1997, that price regulation for supply to the smaller Franchise Supply Customers, whose annual demand is under 12,000 kWh, will be extended for an initial period of at least two years and until an adequate level of competition is established. See "--Supply Price Restraint Proposals".

  The supply of electricity to Franchise Supply Customers currently remains subject to price control. The maximum average charge per unit supplied (in pence per kilowatt hour) is at present controlled by a formula principally based upon (P x (1 + (RPI-Xs)) + Y (the "Supply Price Control Formula") where Xs is currently 2%. The initial value of Xs was set at 0 for all the RECs on March 31, 1990. The Supply Price Control Formula was reviewed by the Regulator with effect from April 1, 1994, when the Xs factor was set at 2% for all the RECs. This will apply through the period ending March 31, 1998. P is that part of the previous year's maximum average price per unit of electricity supplied (in pence per kilowatt hour) that relates to the REC supply business's own costs and margin. RPI is a measure of inflation, and equals the percentage change in the UK Retail Price Index between the previous year and the current year. Because RPI is based on a weighted average of the prices of goods and services purchased by a typical household, which bear little resemblance to the inputs contributing to London Electricity's supply business costs, the RPI calculation may not accurately reflect the price changes affecting London Electricity. The Xs factor is established by the Regulator following review. The Y factor is a pass through of certain costs which are either largely outside the control of the REC or have been regulated elsewhere. It thus covers the REC's electricity purchase costs, including both direct Pool purchase costs and costs of hedging, transmission charges made by NGC, REC distribution charges and the Fossil Fuel Levy (described below) or amounts equivalent thereto in respect of the purchase of non-leviable electricity which are attributable to Franchise Supply Customers. The Supply Price Control Formula is therefore designed to focus downward pressure on costs and working capital, which are viewed as being within suppliers' direct control.

  As with the Distribution Price Control Formula there is a correction factor in the Supply Price Control Formula in the event of overcharging or undercharging. If a REC has overcharged in the previous year, the maximum average charge per unit supplied is reduced by an amount to reflect the excess income received, to which is added interest. In the event of undercharging, the Supply Price Control Formula allows the licensee to recover the shortfall in income plus interest. In certain instances, however, overcharging or undercharging by a REC above specific percentage thresholds may result in adjustment by the Regulator. For example, if, in any year, the average charge per unit supplied exceeds the permitted maximum average charge per unit supplied by more than 4%, then, in the next following year, the REC may not increase supply charges to Franchise Supply Customers unless it has satisfied the Regulator that the average charge per unit in that next following year is not likely to exceed the permitted maximum average charge. If, with respect to any two successive years, the sum of the amounts by which the average charge per unit supplied has exceeded the permitted maximum average charge per unit supplied in the second of those years is more than 5% of that permitted maximum average charge, then, in the next following year, the REC may be required by the Regulator to adjust its charges so that they fall within the maximum permitted average charge. If, in respect of two successive years, the licensee undercharges by more than 10% of the maximum average charge, the Regulator may, by directions to the licensee, limit the amount by which such undercharging may be recovered.

 Supply Price Restraint Proposals

  On October 16, 1997, the Regulator published proposals for new supply price restraints to apply from April 1, 1998. Each PES license holder has one month in which to decide whether to accept the proposals, failing which the Regulator has stated he would refer the matter for investigation by the MMC. The proposals would, among other things, implement a price reduction for London Electricity's domestic and small business supply customers of 11.8% compared to the supply price tariff in effect in August 1997. A further 3% reduction is proposed to be effective on April 1, 1999. The 11.8% price reduction to be effective on April 1, 1998 would be decreased by the supply tariff reductions announced by London Electricity on September 29, 1997 and effective from October 1, 1997 which will return over-recoveries experienced under the current Supply Price Control Formula. The license modifications which will be implemented if the Regulator's proposals are accepted would discontinue the automatic pass-through of all costs currently passed through to domestic and small business customers, including purchased power costs from the Pool.

  The proposals further provide for an allowable charge to cover the additional cost of providing data management services, comprising an annual allowance for each PES license holder over the five years ending March 31, 2003 of (Pounds)4.6 million to cover set-up costs plus (Pounds)3.04 million per annum to cover operating costs for the period 1998 through 2000. The proposals also provide for restraints on pre-payment meter charges.

 The Pool

  The Pool was established in April 1990 for bulk trading of electricity in England and Wales between generators and suppliers. The Pool reflects two principal characteristics of the physical generation and supply of electricity from a particular generator to a particular supplier. First, it is not possible to trace electricity from a particular generator to a particular supplier. Second, it is not practicable to store electricity in significant quantities, creating the need for a constant matching of supply and demand. Subject to certain exceptions, all electricity generated in England and Wales must be sold and purchased through the Pool. All licensed generators and suppliers must become signatories to the Pooling and Settlement Agreement, which governs the constitution and operation of the Pool and the calculation of payments due to and from generators and suppliers. The Pool also provides centralized settlement of accounts and clearing. The Pool does not itself buy or sell electricity.

  Prices for electricity are set by the Pool daily for each half hour of the following day based on the bids of the generators and a complex set of calculations matching supply and demand and taking account of system stability, security and other costs. Each day, generators inform NGC of the amount of electricity which each of their generating units will be able to provide the next day and the price at which they are willing to operate each such unit. NGC uses this information to construct a "merit order" which ranks each generating unit in order of increasing price. NGC then schedules the stations to operate according to such merit order, calling into service the least expensive generating units first and continuing to call generating units into service until enough are operating to meet the demand of all suppliers. Factors which may constrain NGC's ability to order stations into operation in strict observance of the merit order include transmission system constraints and the inflexibility of some generating units. A computerized system (the settlement system) is used to calculate prices and to process metered, operational and other data and to carry out the other procedures necessary to calculate the payments due under the Pool trading arrangements. The settlement system is administered on a day-to-day basis by NGC Settlements Limited, a subsidiary of NGC, as settlement system administrator.

 Fossil Fuel Levy

  All the RECs are obligated to obtain a specified amount of generating capacity from non-fossil fuel sources (the "NFFOs"). Because electricity generated from non-fossil fuel plants is generally more expensive than electricity from fossil fuel plants, a levy system (the "Fossil Fuel Levy") has been instituted to reimburse the generators and the RECs for the extra costs involved. The Regulator sets the amount of the Fossil Fuel Levy annually. The current Fossil Fuel Levy is 2.2% of the value of sales of electricity generated from fossil fuel sources.

REGULATION UNDER THE ELECTRICITY ACT

 The Regulator

  The principal legislation governing the structure and regulation of the electricity industry in Great Britain is the Electricity Act. The Electricity Act established the industry structure described above so as to enable privatization to take place. The Electricity Act also created the institutional framework under which the industry is currently regulated, including the office of the Regulator, who is appointed by the Secretary of State. The present Regulator, Professor Stephen Littlechild, was appointed for a five year term commencing September 1, 1989 and he was reappointed in 1994 for a further five year term ending on August 31, 1999.

  The Regulator's functions under the Electricity Act include granting licenses to generate, transmit, distribute or supply electricity (a function which he exercises under a general authority from the Secretary of State); proposing modifications to licenses and making license modification references to the MMC; enforcing compliance with license conditions; advising the Secretary of State in respect of the setting of each NFFO; calculating the Fossil Fuel Levy rate and collecting the levy; determining certain disputes between electricity licensees and customers; and setting standards of performance for electricity licensees.

  The Regulator exercises concurrently with the Director General of Fair Trading certain functions relating to monopoly situations under the Fair Trading Act 1973 and certain functions relating to courses of conduct which have, or are intended or likely to have, the effect of restricting, distorting or preventing competition in the generation, transmission or supply of electricity under the Competition Act 1980.

  The Electricity Act requires the Regulator and the Secretary of State to exercise their functions in the manner each considers is best calculated to: ensure that all reasonable demands for electricity are satisfied; secure that license holders are able to finance their licensed activities; and promote competition in the generation and supply of electricity.

  Subject to these duties, the Secretary of State and the Regulator are required to exercise their functions in the manner which each considers is best calculated: to protect the interests of consumers of electricity supplied by licensed suppliers in respect of price, continuity of supply, and the quality of electricity supply services; to promote efficiency and economy on the part of licensed electricity suppliers and the efficient use of electricity supplied to consumers; to promote research and development by persons authorized by license to generate, transmit or supply electricity; to protect the public from the dangers arising from the generation, transmission or supply of electricity; and to secure the establishment of machinery for promoting the health and safety of workers in the electricity industry. The Secretary of State and the Regulator also have a duty to take into account the effect on the physical environment of activities connected with the generation, transmission, distribution or supply of electricity.

  In performing their duties to protect the interests of consumers in respect of prices and other terms of supply, the Secretary of State and the Regulator have a duty to take into account in particular the interests of consumers in rural areas. In performing their duties to protect the interests of consumers in respect of the quality of electricity supply services, they have a duty to take into account in particular the interests of those who are disabled or of pensionable age.

LICENSES

 Generation Licenses

  Unless covered by an exemption, all electricity generators operating a power station in Great Britain are required to have a generation license. There are currently 43 generation license holders in Great Britain. Although generation is not subject to price control, generators are not permitted to discriminate between customers or cross-subsidize their licensed activities. The conditions attached to a generation license in England and Wales require the holder, among other things, to comply with a grid code, be a member of the Pool and submit relevant generating sets for central dispatch. The conditions attached to a generation license in Scotland require the holder, among other things, to comply with a grid code. Failure to comply with any of the generation license conditions may subject the licensee to a variety of sanctions, including enforcement orders by the Regulator or license revocation if an enforcement order is not complied with.

 PES Licenses

  Each of the RECs, Scottish Power and Hydro-Electric has a PES license for its franchise area and is required, under the Electricity Act, to supply electricity upon request to any premises in that area, except in specified circumstances. Each PES license holder is also required not to discriminate between its own supply business and other users of its distribution system and the PES license prohibits cross-subsidy between the various regulated businesses. As described above, PES license holders are subject to separate price controls on the amounts they may charge for the supply of electricity to Franchise Supply Customers. The PES licenses also require the licensee to procure electricity at the best price reasonably obtainable having regard to the sources available.

  The Regulator published on August 15, 1996 further information relating to the RECs' performance in relation to their distribution price controls and supply price controls. The publication entitled "Yardstick of Electricity Purchase Costs" includes information about the generation costs which RECs pass through to Franchise Supply Customers under the Supply Price Control Formula. The Regulator has reviewed the supply price controls applicable to PES license holders and published on October 16, 1997 proposals for new controls to take effect on April 1, 1998, when the present franchise supply market will be opened to competition. He issued a consultation paper on this matter on September 5, 1996 entitled "The Competitive Electricity Market from 1998: Price Restraints". He has since issued four further consultation papers in January, May, July and August, 1997. The October 16, 1997 proposals are for maximum price restraints in respect of supply to domestic and small business customers for a period of at least two years beginning April 1, 1998, which will discontinue the automatic pass-through of all costs currently passed through to such customers. See "--Industry Structure--Supply Price Restraint Proposals".

  In England and Wales, each PES license limits the extent of the generation capacity in which the relevant REC may hold an interest without the prior consent of the Regulator ("own-generation limits"). These own-generation limits, expressed in megawatts, currently restrict the participation of a REC in generation to a level of approximately 15% of the simultaneous maximum electricity consumption in that REC's franchise area at the time of privatization. In the case of London Electricity, the own-generation limit is fixed at 700 MW. After taking into account London Electricity's current ownership interest in Barking Power, the amount of additional generation investment which could be made by London Electricity is 565 MW. Under the terms of the PES license, investments by affiliates of Entergy in generating assets in the UK would be counted towards the own-generation limit. London Electricity has applied to the Regulator for an exception from this license condition for certain planned investments by other Entergy subsidiaries that would exceed London Electricity's own generation limit, but cannot predict whether the application will be granted.

  The Regulator has stated that it would be reasonable to consider a REC's request to increase its own-generation limit on the condition that it accepted explicit restrictions on the contracts it signed with its supply business, and that at a minimum the REC would be prohibited from selling additional units of electricity into its franchise supply market. The Regulator considers that an increase in own-generation limits subject to such restrictions could allow a REC to contribute more fully to the development of competition in generation without the allegation that it was exploiting its captive market and local monopoly position. In June 1996, the Regulator stated that he had indicated to Eastern Group plc, in the context of its acquisition of 6,000 MW of generating capacity from National Power and PowerGen, that he would be favorably inclined to relax the own-generation limits subject to the Regulator and Eastern Group plc agreeing to license modifications as set out in a consultation paper which he had published in August 1995.

  As part of the Regulator's October 16, 1997 supply price restraint proposals, the Regulator has proposed modifications to the 14 PES license holders in connection with the introduction of competition for franchise supply customers beginning April 1, 1998. These modifications propose a number of new obligations to offer services to suppliers. These services are generally known as data management services, including registration, data collection and aggregation, meter operation and provision of prepayment meter infrastructure. The PES license holders are also being required to provide collectively a data transfer service. See "--Industry Structure--Supply Price Restraint Proposals".

  The RECs are also contributing to a program of work by the Pool to adopt settlement arrangements for the competitive market in 1998. It has been agreed that these costs, subject to a cap above which recovery would be partial, will be recovered from charges to be made to suppliers by the Pool over a five year period.

 Second Tier Supply Licenses

  Other than a PES license holder in its franchise area and subject to certain other exceptions, a supplier of electricity to premises in Great Britain must possess a second tier supply license. Subject to the restrictions described in "--Industry Structure--Supply of Electricity" above, second tier licensees may compete for the supply of electricity with one another and with the PES license holder in the relevant area. There are currently 39 second tier supply license holders for England and Wales and 24 for Scotland.

 Transmission Licenses

  In England and Wales, NGC is the only transmission license holder. The transmission license imposes on NGC the obligation to operate the merit order system for the central dispatch of generating units and gives NGC responsibility for the economic purchasing of ancillary services from generators and suppliers. The transmission license requires NGC to offer terms on a non-discriminatory basis for the carrying out of works for connection to, and use of, the transmission system and for use of the interconnections.

 Modifications to Licenses

  Subject to a power of veto by the Secretary of State, the Regulator may modify license conditions with the agreement of the license holder. He must first publish the proposed modifications and consider representations or objections made. Following the acquisition of London Electricity by the Company, the Regulator requested that London Electricity's PES license be modified, by agreement, to take into account the fact that the PES license is now held by a subsidiary company. In particular, the Regulator requested that the license be modified to provide that, with few exceptions, the only business activities which London Electricity is permitted to undertake directly are its franchise and second tier supply businesses and its distribution business. The license modifications also require London Electricity to ensure that it has sufficient management and financial resources and facilities to conduct its supply and distribution businesses and to comply with its statutory and license obligations. The directors of London Electricity are required to give annual certificates to the Regulator to that effect. Further, the consent of the Regulator is required for London Electricity to create security over its assets, to incur indebtedness or to give guarantees, unless the transaction is on normal commercial and arm's length terms and for a "permitted purpose" (which refers to the supply, distribution or generation business, or any business conducted by London Electricity or its affiliates or subsidiaries prior to the take-over) or the transaction involves any business whose aggregate revenues in any financial year does not exceed 5% of the aggregate turnover of the supply, second-tier supply and distribution businesses in the previous financial year. The consent of the Regulator also is required before London Electricity may transfer assets or make loans to affiliates or subsidiaries unless it is for a permitted purpose. However, various matters, such as payment of dividends out of distributable reserves, repayments of capital, and payments on normal commercial and arm's length terms for goods, services or assets supplied, would not require the consent of the Regulator. These provisions are subject to an overriding provision in the PES license which prevents any REC from disposing of (which would include creating a security interest in) distribution assets without the Regulator's express prior consent. Additionally, the license modifications require London Electricity to use reasonable efforts to maintain the investment grade of its debt rated by Moody's and Standard & Poor's. Finally, because London Electricity is now owned by the Company, the Regulator required London Electricity to obtain from Entergy a legally enforceable agreement to provide information to London Electricity, as licensee, in order to comply with requirements to the Regulator. These modifications to the PES license have been agreed to by London Electricity and took effect during October 1997.

  If the Regulator fails to agree to modifications with a license holder, he may refer a matter relating to generation, transmission or supply of electricity under a license to the MMC. If the MMC finds that the matter referred to it has, or may be expected to have, specified effects adverse to the public interest which could be remedied or prevented by a license modification, the Regulator is required to make modifications that appear to him requisite for the purpose of remedying or preventing the adverse effects identified by the MMC. Modifications to license conditions may also be made by the Secretary of State as a consequence of monopoly, merger or other competition references under general UK competition law.

 Term and Revocation of Licenses

  London Electricity's PES license will continue in effect until at least 2025 unless revoked. Under ordinary circumstances, the license may not be revoked except on 25 years' prior notice, which notice may not be given until 2000. Otherwise, the Secretary of State may revoke a PES license by not less than 30 days' notice in writing to the licensee in certain specified circumstances including any failure to comply with a final order of the Regulator requiring the license holder to comply with its license conditions or requirements, or the insolvency of the licensee.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the directors and executive officers of the Company as of March 31, 1997:

              NAME               AGE POSITION
              ----               --- --------
 Edwin A. Lupberger.............  60 Director, Chairman of the Board and Chief
                                     Executive Officer
 Michael B. Bemis...............  50 Director and President
 Gerald D. McInvale.............  53 Director, Executive Vice President and
                                     Chief Financial Officer
 Terry L. Ogletree..............  53 Director
 Michael G. Thompson............  56 Senior Vice President and Secretary
 William J. Regan...............  51 Treasurer
 Louis E. Buck..................  48 Audit Controller

  Edwin A. Lupberger has been a Director of the Company since March 1997, Chairman of the Board and Chief Executive Officer of the Company since July 1997, and Chairman of the Board, Chief Executive Officer and Director of Entergy since 1985. Mr. Lupberger has also served as Chairman of the Board and Chief Executive Officer of Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. since 1993 and of Entergy Gulf States, Inc. since 1994. He has also served as Chief Executive Officer of Entergy Power Development Corporation and of Entergy Power Development International Corporation since 1993 and 1995, respectively.

  Michael B. Bemis has been a Director and President of the Company since March 1997. Mr. Bemis has served as Executive Vice President, International Retail Operations of Entergy and as President and Chief Executive Officer of London Electricity since 1997. Mr. Bemis has also served as Executive Vice President of Entergy Arkansas, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc. since 1992, and of Entergy Gulf States, Inc. since 1993.

  Gerald D. McInvale has been a Director, Executive Vice President, and Chief Financial Officer of the Company since March 1997. Mr. McInvale has served as Executive Vice President and Chief Financial Officer of Entergy, Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Services, Entergy Operations and Entergy Enterprises since 1991, and of Entergy Gulf States, Inc. since 1993. Mr. McInvale has also served as Senior Vice President, Treasurer, and Director of Entergy Power Development Corporation and Entergy Power Development International Corporation since 1993 and 1995, respectively.

  Terry L. Ogletree has been a Director of the Company since March 1997 and Executive Vice President-International of Entergy since 1996. Mr. Ogletree has served as Chief Operating Officer, President and Director of Entergy Power Development Corporation, Entergy Power, Inc. and Entergy Richmond Power Corporation since 1993 and of Entergy Power Development International Corporation since 1995. From 1989 to 1993, Mr. Ogletree served as President of Constellation Energy.

  Michael G. Thompson has been Senior Vice President and Secretary of the Company since March 1997. Mr. Thompson has served as Senior Vice President and General Counsel of Entergy and Entergy Services since 1992. Mr. Thompson has also served as Senior Vice President, Secretary, and Director of Entergy Power Development International Corporation since 1995. From 1987 to 1992, Mr. Thompson served as a Senior Partner at Friday, Eldredge & Clark law firm.

  William J. Regan has been a Treasurer of the Company since March 1997. Mr. Regan has served as Vice President and Treasurer of Entergy, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Operations, Inc. and Entergy Services, Inc. since 1995. From 1989 to 1995, Mr. Regan served as Senior Vice President and Corporate Treasurer of United Services Automobile Association.

  Louis E. Buck has been Audit Controller of the Company since July 1997. Mr. Buck has served as Vice President and Chief Accounting Officer of Entergy, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Operations, Inc., and Entergy Services, Inc. since 1995. From 1992 to 1995, Mr. Buck served as Vice President and Chief Financial Officer of North Carolina Electric Membership Corporation.

DIRECTOR AND OFFICER COMPENSATION

  The officers and directors listed above (each an "Entergy Officer or Director", as applicable), have received, and will continue to receive, compensation in respect of services performed by such persons in their capacities as Entergy Officers and Directors of the Company from either Entergy Services, Inc., (Entergy Services), or Entergy Enterprises, Inc. (Entergy Enterprises), their primary employer and both affiliates of the Company. The Company is charged by Entergy Services and Entergy Enterprises for the time spent by those Entergy Officers and Directors who do not devote their full time to the affairs of the Company and for a portion of the overhead costs associated with each such Entergy Officer and Director. The salaries of all Entergy Officers and Directors are paid by Entergy Services or Entergy Enterprises, and Entergy Services and Entergy Enterprises are reimbursed by the Company. Entergy Officers and Directors receive no cash or non-cash compensation as a result of these arrangements beyond that which they would otherwise receive from Entergy Services or Entergy Enterprises for the services performed by them for Entergy Services or Entergy Enterprises.

                           CERTAIN RELATIONSHIPS AND
                             RELATED TRANSACTIONS

  The Company is charged by Entergy Services and Entergy Enterprises for the time spent by those Entergy Officers and Directors who do not devote their full time to the affairs of the Company and for a portion of the overhead costs associated with each such Entergy Officer and Director. The salaries of all Entergy Officers and Directors are paid by Entergy Services or Entergy Enterprises, and Entergy Services and Entergy Enterprises are reimbursed by the Company. Entergy Officers and Directors receive no cash or non-cash compensation as a result of these arrangements beyond that which they would otherwise receive from Entergy Services or Entergy Enterprises for the services performed by them for Entergy Services or Entergy Enterprises.

                              SECURITY OWNERSHIP

  The Company is wholly owned indirectly by Entergy. The following table shows the number of shares of the common stock of Entergy owned by the directors and executive officers of the Company as of December 31, 1996.

                                                          ENTERGY COMMON STOCK
                                                         -----------------------
                                                          AMOUNT AND NATURE OF
                                                         BENEFICIAL OWNERSHIP(A)
                                                         -----------------------
                                                            SOLE
                                                         VOTING AND    OTHER
                                                         INVESTMENT  BENEFICIAL
                          NAME                             POWER    OWNERSHIP(B)
                          ----                           ---------- ------------
Michael B. Bemis........................................   11,480      10,000
Gerald D. McInvale......................................   16,030      10,000
Edwin A. Lupberger......................................   34,392      41,324(c)
Terry L. Ogletree.......................................    6,741          --
Michael G. Thompson.....................................   13,319       7,500
William J. Regan........................................      202          --
Louis E. Buck...........................................       80          --
                                                           ------      ------
All directors and executive officers....................   82,244      68,824
                                                           ======      ======

--------
(a) Based on information furnished by the respective individuals. Except as noted, each individual has sole voting and investment power. The amount owned by each individual and by all directors and executive officers as a group does not exceed one percent of the outstanding securities of any class of security so owned.
(b) Includes shares of Entergy common stock in the form of unexercised stock options awarded pursuant to the Equity Ownership Plan as follows: Michael
    B. Bemis, 10,000 shares; Edwin Lupberger, 38,824 shares; Gerald D. McInvale, 10,000 shares, and Michael G. Thompson, 7,500 shares.
(c) Includes 2,500 shares of Entergy common stock held by Edwin Lupberger's spouse. Mr. Lupberger disclaims beneficial ownership in these shares.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  Pursuant to the terms of the Partnership Agreement, Entergy London Capital will issue the Preferred Securities. The Preferred Securities will represent limited partner interests in Entergy London Capital. This summary of certain provisions of the Preferred Securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Partnership Agreement, including the definitions therein of certain terms, and the Delaware Act. Wherever particular defined terms of the Partnership Agreement are referred to, such defined terms are incorporated herein by reference. The form of the Partnership Agreement has been filed as an exhibit to the Registration Statement.

GENERAL

  All of the general partner interests in Entergy London Capital at all times while the Preferred Securities are outstanding will be directly or indirectly owned by Entergy. The Partnership Agreement authorizes and creates the Preferred Securities, which represent limited partner interests in Entergy London Capital and does not authorize the creation of any additional series of limited partner interests. The limited partner interests represented by the Preferred Securities will have a preference with respect to cash distributions and amounts payable on dissolution, redemption or otherwise over the General Partner's interest in Entergy London Capital. The Company has, through the Guarantee, the Partnership Agreement, the Perpetual Junior Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of Entergy London Capital's obligations with respect to the Preferred Securities.

DISTRIBUTIONS

  Distributions on each Preferred Security will be payable at the rate of 8 5/8% per annum of the stated Liquidation Preference Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Distributions that are in arrears for more than one quarter will accumulate additional Distributions thereon at the rate of 8 5/8% per annum thereof, compounded quarterly ("Additional Distributions"). The term "Distributions" as used herein includes any Additional Distributions, Additional Amounts or Additional Interest (as defined herein). Distributions will accumulate from the date of original issuance of the Preferred Securities. The first Distribution payment date for the Preferred Securities will be December 31, 1997. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

  So long as no Debenture Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest indefinitely on the Perpetual Junior Subordinated Debentures at any time and from time to time. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities would also be deferred (but would continue to accumulate Additional Distributions thereon at the rate of 8 5/8% per annum, compounded quarterly) by Entergy London Capital. Until all deferred interest payments, together with interest thereon, have been paid in full, the Company may not, directly or indirectly, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its debt securities (including other junior subordinated deferrable interest debentures) that rank pari passu with or junior in interest to the Perpetual Junior Subordinated Debentures on which payment is being deferred, (iii) make any guarantee payments with respect to any guarantee if such guarantee ranks pari passu with or junior in interest to the Perpetual Junior Subordinated Debentures on which payment is being deferred or
(iv) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its debt securities held by any affiliate, or make any loans or advances to, or make payments on any guarantee of the debt of, any affiliate, in each case other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Company's common stock and exchanges or conversions of common stock of one class for common stock of another class, (b) payments by the Company under the Guarantee (or any other guarantee by the Company with respect to any securities of its subsidiaries, provided that the proceeds from the issuance of such securities were used to purchase junior subordinated deferrable interest debentures issued by the Company), and (c) any dividend or payment by the Company which is applied, directly or indirectly, to the payment of (x) principal of, or interest or premium, if any, on Acquisition Debt as and when due in accordance with the terms thereof, or (y) any UK Tax Payments. "Acquisition Debt" shall mean the borrowings outstanding under the Credit Facilities Agreement in the maximum principal amount of (Pounds)810 million and any refinancings, replacements, renewals or refundings thereof that do not increase the principal amount of such indebtedness in excess of (Pounds)810 million. "UK Tax Payments" shall mean any direct or indirect payment by the Company to governmental authorities in respect of UK taxes arising from the operations of the Company and London Electricity as and when such taxes become due and payable. See "Description of the Perpetual Junior Subordinated Debentures--Option to Defer Payment of Interest".

  The Company currently has no intention of exercising its right to defer payments of interest on the Perpetual Junior Subordinated Debentures.

  In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distributions shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or a day on which the corporate trust office of the Debenture Trustee is closed for business.

  It is anticipated that the revenue of Entergy London Capital available for distribution to holders of the Preferred Securities will be limited to payments under the Perpetual Junior Subordinated Debentures in which Entergy London Capital will invest the proceeds from the issuance and sale of the Preferred Securities and the capital contribution of the General Partner. See "Description of the Perpetual Junior Subordinated Debentures". If the Company does not make interest payments on the Perpetual Junior Subordinated Debentures, Entergy London Capital will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent Entergy London Capital has funds available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company as set forth herein under "Description of the Guarantee".

  Distributions on the Preferred Securities will be payable to the holders of record as they appear on the books and records of Entergy London Capital at the close of business on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. In the event that any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date 15 days prior to the relevant Distribution Date.

REDEMPTIONS

  Mandatory Redemption. Upon the redemption, in whole or in part, of the Perpetual Junior Subordinated Debentures, the proceeds from such redemption will be applied by Entergy London Capital to redeem a Like Amount of Preferred Securities, upon not less than 30 nor more than 60 days' notice to each holder of Preferred Securities at its registered address, at the Redemption Price.

  Optional Redemption of Perpetual Junior Subordinated Debentures. The Company will have the right to redeem the Perpetual Junior Subordinated Debentures on or after November 19, 2002, in whole at any time or in part from time to time, at the Debentures Redemption Price and thereby cause a mandatory redemption of a Like Amount of Preferred Securities at the Redemption Price. See "Description of the Perpetual Junior Subordinated Debentures--Redemption".

  The Company will also have the right to redeem the Perpetual Junior Subordinated Debentures in whole (but not in part), at the Debentures Redemption Price, if the Company has or will become obligated to pay Additional Amounts as described under "Description of the Perpetual Junior Subordinated Debentures--Additional Amounts", and thereby cause a mandatory redemption of the Preferred Securities in whole (but not in part) at the Redemption Price. See "Description of the Perpetual Junior Subordinated Debentures--Optional Tax Redemption".

  Special Event Redemption or Distribution of Perpetual Junior Subordinated Debentures. If a Special Event shall have occurred and be continuing, the Company shall have the right to redeem the Perpetual Junior Subordinated Debentures at any time in whole (but not in part) at the Debentures Redemption Price and thereby cause a mandatory redemption of the Preferred Securities in whole

(but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event.

  Whether or not a Special Event has occurred, the General Partner has the right, at any time, to dissolve Entergy London Capital and, after satisfaction of liabilities to creditors of Entergy London Capital, if any, as provided by the Delaware Act, to cause a Like Amount of Perpetual Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of Entergy London Capital. Under current US Federal income tax law, provided Entergy London Capital is treated as a partnership at the time of such distribution, such distribution would not be a taxable event to holders of the Preferred Securities. See "Certain Income Tax Considerations-- US Income Tax Considerations--Receipt of Perpetual Junior Subordinated Debentures or Cash in Certain Circumstances".

  If a Special Event occurs and the Company does not elect to redeem the Perpetual Junior Subordinated Debentures or to dissolve Entergy London Capital, the Preferred Securities will remain outstanding and, if such Special Event is a Tax Event, Additional Interest (as described under "Description of the Perpetual Junior Subordinated Debentures--Certain Covenants of the Company") will be payable on the Perpetual Junior Subordinated Debentures.

  "Tax Event" means the receipt by Entergy London Capital or the Company of an Opinion of Counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the US, the UK or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of this Prospectus, there is more than an insubstantial risk that (i) Entergy London Capital is, or will be within 90 days of the date thereof, subject to US Federal income tax or UK tax with respect to income received or accrued on the Perpetual Junior Subordinated Debentures, (ii) interest payable by the Company on the Perpetual Junior Subordinated Debentures is treated as a distribution within the meaning of
Section 209 of the Income and Corporation Taxes Act 1988 of the UK or in any other manner is not, or within 90 days of the date thereof will not be, deductible by the Company, in whole or in part, for UK corporation tax purposes, or (iii) Entergy London Capital is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  "Investment Company Event" means the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (an "Investment Company Act Change") to the effect that Entergy London Capital is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Investment Company Act Change becomes effective on or after the date of this Prospectus.

  "Special Event" means the occurrence of a Tax Event or an Investment Company Act Event.

  "Like Amount" means (i) with respect to a redemption of any Preferred Securities, Preferred Securities having a Liquidation Preference Amount equal to that portion of the principal amount of Perpetual Junior Subordinated Debentures to be contemporaneously redeemed and the proceeds of which will be used to pay the Redemption Price of such Preferred Securities, and (ii) with respect to a distribution of Perpetual Junior Subordinated Debentures to holders of the Preferred Securities in connection with a dissolution of Entergy London Capital, Perpetual Junior Subordinated Debentures having a principal amount equal to the Liquidation Preference Amount of the Preferred Securities of the holder to whom such Perpetual Junior Subordinated Debentures are distributed.

  "Liquidation Preference Amount" means the stated amount of $25 per Preferred Security.

  After the date fixed for any distribution of Perpetual Junior Subordinated Debentures upon liquidation of Entergy London Capital (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of the Preferred Securities, will receive Global Book-Entry Interests (as defined herein) representing the Perpetual Junior Subordinated Debentures having a principal amount equal to the Liquidation Preference Amount of the Preferred Securities, or, if any Preferred Securities are not held by DTC or its nominee, the certificates representing the Preferred Securities will be deemed to represent Book-Entry Interests (as defined herein) representing the Perpetual Junior Subordinated Debentures having a principal amount equal to the Liquidation Preference Amount of the Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance, and (iii) the Company will use its reasonable efforts to list the Perpetual Junior Subordinated Debentures on the NYSE or such other exchanges or other organizations, if any, on which the Preferred Securities are then listed or traded.

  There can be no assurance as to the market price for the Perpetual Junior Subordinated Debentures that may be distributed if a dissolution and liquidation of Entergy London Capital were to occur. Accordingly, the Perpetual Junior Subordinated Debentures that the investor may receive upon a dissolution and liquidation of Entergy London Capital may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

  Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Perpetual Junior Subordinated Debentures. Redemptions of the Preferred Securities shall be made, and the Redemption Price shall be payable, on each Redemption Date only to the extent that Entergy London Capital has funds on hand available for the payment of such Redemption Price.

  If Entergy London Capital gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, Entergy London Capital will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Preferred Securities. See "-- Book-Entry Issuance". If the Preferred Securities are no longer in book-entry form, Entergy London Capital, to the extent funds are available therefor, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities as of the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the Redemption Date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by Entergy London Capital or by the Company pursuant to the Guarantee as described under "Description of the Guarantee", Distributions on the Preferred Securities will continue to accumulate at the then applicable rate from the Redemption Date originally established by Entergy London Capital for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

  Subject to applicable law (including, without limitation, Rule 14e-1 under the Exchange Act and any other applicable US Federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

  Payment of the Redemption Price on the Preferred Securities and any distribution of Perpetual Junior Subordinated Debentures to holders of Preferred Securities shall be made to the holders of record as they appear on the books and records of Entergy London Capital as of the relevant record date, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that the Preferred Securities are not in book-entry form, the relevant record date for the Preferred Securities shall be the date 15 days prior to the Redemption Date or liquidation date, as applicable.

  If less than all of the Preferred Securities are to be redeemed on a Redemption Date, the particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the General Partner from the outstanding Preferred Securities not previously called for redemption by lot or by such method as the General Partner shall deem fair and appropriate, which shall provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Preference Amount of Preferred Securities of a denomination larger than $25. The General Partner shall promptly notify the registrar and transfer agent in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the aggregate Liquidation Preference Amount thereof to be redeemed.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  Pursuant to the Partnership Agreement, Entergy London Capital shall be dissolved on the first to occur of: (i) the delivery of written direction by the General Partner to dissolve Entergy London Capital (which direction is optional and wholly within the discretion of the General Partner)
(see "--Redemptions--Special Event Redemption or Distribution of Perpetual Junior Subordinated Debentures"); (ii) the occurrence of an event which results in the General Partner ceasing to be a general partner under the Delaware Act, unless the business of Entergy London Capital is continued in accordance with the Partnership Agreement and the Delaware Act and (iii) the entry of an order for the dissolution of Entergy London Capital under the Delaware Act by a court of competent jurisdiction.

  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Entergy London Capital (other than a dissolution described under "--Redemptions--Special Event Redemption or Distribution of Perpetual Junior Subordinated Debentures" above) the holders of Preferred Securities at the time outstanding will be entitled to receive the Liquidation Preference Amount of the Preferred Securities plus all accumulated and unpaid Distributions to the date of payment (the "Liquidation Distribution") out of the assets of Entergy London Capital legally available for distribution to partners, after satisfaction of liabilities to creditors as required by the Delaware Act, prior to any distribution of assets by Entergy London Capital to the General Partner. If such

Liquidation Distribution can be paid only in part because Entergy London Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Entergy London Capital on the Preferred Securities shall be paid on a pro rata basis in proportion to the full Liquidation Distribution for which the Preferred Securities would be entitled.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS

  Entergy London Capital may not merge with or into, convert into, consolidate, amalgamate, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as otherwise permitted or required in the Partnership Agreement. Entergy London Capital may, without the consent of the holders of the Preferred Securities, merge with or into, convert into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a limited partnership, limited liability company or trust organized as such under the laws of any jurisdiction; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of Entergy London Capital with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges such successor entity as the holder of the Perpetual Junior Subordinated Debentures, (iii) the Successor Securities are listed or traded, or any Successor Securities will be listed or traded upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of Entergy London Capital, (vii) prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Entergy London Capital nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) the Company or any permitted successor or assignee guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, Entergy London Capital shall not, except with the consent of holders of 100% in aggregate Liquidation Preference Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, convert into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, convert into, or replace it if such consolidation, amalgamation, merger, conversion or replacement would cause Entergy London Capital or the successor entity to be classified as other than a partnership or grantor trust for US Federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF PARTNERSHIP AGREEMENT

  Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Partnership Agreement, the holders of the Preferred Securities will have no voting rights.

  The Partnership Agreement may be amended from time to time by the General Partner, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, to correct or supplement any provisions in the Partnership Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Partnership Agreement, that shall not be inconsistent with the other provisions of the Partnership Agreement, or (ii) to modify, eliminate or add to any provisions of the Partnership Agreement to such extent as shall be necessary to ensure that Entergy London Capital will be classified for US Federal income tax purposes as a partnership or a grantor trust at all times that any Preferred Securities are outstanding or to ensure that Entergy London Capital will not be required to register as an "investment company" under the Investment Company Act, provided, however, that except in the case of clause
(ii), such action shall not adversely affect in any material respect the interests of any holder of Preferred Securities, and, in the case of clause
(i), any such amendments of the Partnership Agreement shall become effective when notice thereof is given to the holders of Preferred Securities. The Partnership Agreement may be amended by the General Partner with the consent of holders representing a majority (based upon aggregate Liquidation Preference Amount) of the outstanding Preferred Securities and upon receipt by the General Partner of an opinion from independent counsel to the effect that such amendment or the exercise of any power granted to the General Partner in accordance with such amendment will not affect Entergy London Capital's status as a partnership for US Federal income tax purposes or Entergy London Capital's exemption from the status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of the Preferred Securities, the Partnership Agreement may not be amended to change the amount or timing of any Distribution on the Preferred Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Preferred Securities as of a specified date or restrict the right of holders of the Preferred Securities to institute suit for the enforcement of any such payment on or after such date as described below.

  So long as any Perpetual Junior Subordinated Debentures are held by or for the benefit of Entergy London Capital, the General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Debenture Trustee with respect to such Perpetual Junior Subordinated Debentures, (ii) waive any past default that is waiveable under Section 813 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Perpetual Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Perpetual Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Preference Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Perpetual Junior Subordinated Debentures affected thereby, no such consent shall be given by the General Partner without the prior written consent of each holder of the Preferred Securities. The General Partner shall not revoke any action previously authorized or approved by a vote of the Preferred Securities except by subsequent vote of not less than 66 2/3% in Liquidation Preference Amount of the holders of the Preferred Securities. The General Partner shall notify all holders of Preferred Securities of any notice of default with respect to the Perpetual Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the General Partner shall obtain an opinion from independent counsel experienced in such matters to the effect that the General Partner will be classified as a partnership and not as an association taxable as a corporation for US Federal income tax purposes on account of such action.

  If the General Partner fails to enforce Entergy London Capital's rights under the Perpetual Junior Subordinated Debentures or the Indenture, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce Entergy London Capital's rights with respect to the Perpetual Junior Subordinated Debentures or the Indenture, to the fullest extent permitted by law, without first instituting any legal proceeding against the General Partner or any other person. Notwithstanding the foregoing, a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of principal of or interest on the Perpetual Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Preference Amount of the Preferred Securities of such holder on or after the due dates specified in the Perpetual Junior Subordinated Debentures. See "Description of the Guarantee".

  Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The General Partner will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Partnership Agreement.

  No vote or consent of the holders of Preferred Securities will be required for Entergy London Capital to redeem and cancel the Preferred Securities in accordance with the Partnership Agreement.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, or any affiliate of the Company, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENCY

  Payments in respect of Preferred Securities held by DTC or its nominee shall be made as described under "--Book-Entry Issuance". If any Preferred Securities are not held by DTC or its nominee, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the books and records of Entergy London Capital. The paying agent for the Preferred Securities shall initially be The Bank of New York.

BOOK-ENTRY ISSUANCE

  DTC will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued as fully-registered global securities in book-entry form registered in the name of Cede & Co. (DTC's partnership nominee). Two fully-registered global certificates in book-entry form will be issued for the Preferred Securities, representing the aggregate total number of the Preferred Securities, and will be deposited with DTC.

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

  To facilitate subsequent transfers, all of the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the Preferred Securities to be redeemed.

  Neither DTC nor Cede & Co. will consent or vote with respect to Preferred Securities. Under its usual procedures, DTC mails an omnibus proxy (the "Omnibus Proxy") to Entergy London Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distribution payments on the Preferred Securities will be made to DTC. DTC's current practice, upon receipt of any payment in respect of securities such as the Preferred Securities, is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, Entergy London Capital or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of Entergy London Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  If (i) DTC discontinues providing its services as securities depositary with respect to the Preferred Securities at any time by giving notice to Entergy London Capital or the Company and a successor securities depositary is not obtained, (ii) Entergy London Capital decides to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) or (iii) Entergy London Capital fails to pay any amounts due and payable in respect of the Preferred Securities or the Company fails to pay any amounts due and payable in respect of the Guarantee, as required by their respective terms, definitive Preferred Securities certificates will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Entergy London Capital and the Company believe to be accurate, but Entergy London Capital and the Company assume no responsibility for the accuracy thereof. Neither Entergy London Capital nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

REGISTRAR AND TRANSFER AGENT

  The Bank of New York will act as registrar and transfer agent for the Preferred Securities.

  Registration of transfers of Preferred Securities will be effected without charge by or on behalf of Entergy London Capital, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Entergy London Capital will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

MISCELLANEOUS

  The General Partner is authorized and directed to conduct the affairs of and to operate Entergy London Capital in such a way that Entergy London Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified other than as a partnership for US Federal income tax purposes and so that the Perpetual Junior Subordinated Debentures will be treated as equity for US Federal income tax purposes. In this connection, the General Partner is authorized to take any action, not inconsistent with applicable law or the Partnership Agreement, that the General Partner determines in its discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

  Holders of the Preferred Securities will have no rights to remove or replace the General Partner.

                         DESCRIPTION OF THE GUARANTEE

  The Guarantee will be executed and delivered by the Company concurrently with the issuance by Entergy London Capital of the Preferred Securities for the benefit of the holders from time to time of the Preferred Securities. The Bank of New York will act as indenture trustee (the "Guarantee Trustee") under the Guarantee for the purposes of compliance with the Trust Indenture Act, and the Guarantee will be qualified as an Indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

  The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that Entergy London Capital may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of Entergy London Capital (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that Entergy London Capital has funds on hand available therefor, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that Entergy London Capital has funds on hand available therefor, or (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of Entergy London Capital (unless the Perpetual Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Preference Amount and all accumulated and unpaid Distributions on the Preferred Securities to the date of payment and (b) the amount of assets of Entergy London Capital remaining available for distribution to holders of the Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing Entergy London Capital to pay such amounts to such holders.

  The Guarantee will be an irrevocable guarantee on a subordinated basis of Entergy London Capital's obligations under the Preferred Securities, but will apply only to the extent that Entergy London Capital has funds sufficient to make such payments, and is not a guarantee of collection.

  If the Company does not make interest payments on the Perpetual Junior Subordinated Debentures held by Entergy London Capital, it is expected that Entergy London Capital will not pay Distributions on the Preferred Securities and will not have funds available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Debt. See "--Status of the Guarantee". The Guarantee will not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise.

  The Company has, through the Guarantee, the Partnership Agreement, the Perpetual Junior Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of Entergy London Capital's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Entergy London Capital's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Perpetual Junior Subordinated Debentures and the Guarantee".

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt.

  The Guarantee will rank pari passu with all other guarantees issued by the Company with respect to any preferred securities issued by any trust, partnership or other entity which is a financing vehicle of the Company. The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by or on behalf of Entergy London Capital or upon distribution to the holders of the Preferred Securities of the Perpetual Junior Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.


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AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes that do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of a majority of the aggregate Liquidation Preference Amount of the outstanding Preferred Securities. The manner of obtaining any such approval is set forth under "Description of the Preferred Securities--Voting Rights; Amendment of Partnership Agreement". All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

  An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate Liquidation Preference Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

  Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Entergy London Capital, the Guarantee Trustee or any other person or entity.

  The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, other than prior to the occurrence and after the curing of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Notwithstanding this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of Entergy London Capital or upon distribution of the Perpetual Junior Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

GOVERNING LAW; SUBMISSION TO JURISDICTION

  The Guarantee will be governed by and construed in accordance with the laws of the State of New York. Any suit, legal action or proceeding against the Company or its properties, assets or revenues with respect to its obligations, liabilities or any other matter arising out of or in connection with the Guarantee may be brought in the Supreme Court of New York, New York County or in the United States District Court for the Southern District of New York and any appellate court from either thereof. The Company has submitted to the non-exclusive jurisdiction of such courts for the purposes of any such proceeding and has irrevocably waived, to the fullest extent it may effectively do so, any objection to the laying of venue of any such proceeding in any such court and the defense of an inconvenient forum.

          DESCRIPTION OF THE PERPETUAL JUNIOR SUBORDINATED DEBENTURES

  The Perpetual Junior Subordinated Debentures are to be issued under the Indenture with terms corresponding to the terms of the Preferred Securities. This summary of certain terms and provisions of the Perpetual Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Whenever particular defined terms of the Indenture (as supplemented or amended from time to time) are referred to herein, such defined terms are incorporated herein or therein by reference.

GENERAL

  Concurrently with the issuance of the Preferred Securities, Entergy London Capital will invest the proceeds thereof and the capital contribution of the General Partner in the Perpetual Junior Subordinated Debentures issued by the Company. The Perpetual Junior Subordinated Debentures will have no stated maturity date. The Perpetual Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt of the Company and will rank pari passu with any other series of Indenture Debentures (as defined below) issued by the Company. Additional series of debentures (together with the Perpetual Junior Subordinated Debentures, the "Indenture Debentures") may be issued, without limitation as to amount, under the Indenture and the Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise. See "--Subordination". Application has been made to list the Perpetual Junior Subordinated Debentures on the Luxembourg Stock Exchange.

INTEREST

  The Perpetual Junior Subordinated Debentures will bear interest at the rate of 8 5/8% per annum of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing December 31, 1997, initially, through a Paying Agent to the Book-Entry Depository (as defined herein), as the holder of the Global Debenture (as defined herein), and, otherwise, as described under "--Form, Book-Entry Procedures and Transfer--Payments on the Perpetual Junior Subordinated Debentures". The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Interest Payment Date. Interest that is in arrears for more than one quarter will bear additional interest (to the extent permitted by law) at the rate of 8 5/8% per annum thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments in arrears and Additional Amounts and Additional Interest, as applicable.

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

OPTION TO DEFER PAYMENT OF INTEREST

  So long as no Debenture Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture during the term of the Perpetual Junior Subordinated Debentures to defer indefinitely the payment of interest at any time or from time to time. Until all deferred interest payments together with interest thereon have been paid in full, interest will continue to accrue, together with interest thereon at the stated rate of interest on the Perpetual Junior Subordinated Debentures, to the extent permitted by law.

  In the event that the Company exercises this right, until all deferred interest payments together with interest thereon have been paid in full, the Company may not, directly or indirectly, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its debt securities (including other junior subordinated deferrable interest debentures) that rank pari passu with or junior in interest to the Perpetual Junior Subordinated Debentures on which payment is being deferred, (iii) make any guarantee payments with respect to any guarantee if such guarantee ranks pari passu with or junior in interest to the Perpetual Junior Subordinated Debentures on which payment is being deferred or (iv) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any of its debt securities held by any affiliate, or make any loans or advances to, or make payments on any guarantee of the debt of, any affiliate, in each case other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Company's common stock and exchanges or conversions of common stock of one class for common stock of another class, (b) payments by the Company under the Guarantee (or any other guarantee by the Company with respect to any securities of any of its subsidiaries, provided that the proceeds from the issuance of such securities were used to purchase junior subordinated deferrable interest debentures issued by the Company), and (c) any dividend or payment by the Company which is applied, directly or indirectly, to the payment of (x) principal of, or interest or premium, if any, on Acquisition Debt as and when due in accordance with the terms thereof, and (y) any UK Tax Payments. The Company must give Entergy London Capital and the Debenture Trustee notice of its intention to defer payment of interest at least one Business Day prior to the earlier of (i) the next succeeding Interest Payment Date and (ii) the date the Company is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the Perpetual Junior Subordinated Debentures of the record date or Interest Payment Date, but in any event not less than one Business Day prior to such record date. The General Partner shall give notice of the Company's intention to defer payment of interest on the Perpetual Junior Subordinated Debentures to the holders of the Preferred Securities within five Business Days of the receipt of notice thereof.

REDEMPTION

  The Perpetual Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after November 19, 2002, in whole at any time or in part from time to time, (ii) at any time, in whole (but not in part) within 90 days following the occurrence of a Special Event, or (iii) at any time, in whole (but not in part) if the Company has or will become obligated to pay Additional Amounts as provided under "--Optional Tax Redemption", in each case, at the Debentures Redemption Price.

  The proceeds of any such redemption will be used by Entergy London Capital to redeem the Preferred Securities in accordance with their terms. The Company may not redeem less than all of the Perpetual Junior Subordinated Debentures unless all accrued and unpaid interest, if any, has been paid in full on all outstanding Perpetual Junior Subordinated Debentures for all interest periods terminating on or prior to the Redemption Date.

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

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Perpetual Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless, in the case of an unconditional notice of redemption, the Company defaults in payment of the Debentures Redemption Price, on and after the Redemption Date interest ceases to accrue on the Perpetual Junior Subordinated Debentures or portions thereof called for redemption.

ADDITIONAL AMOUNTS

  All payments of principal and interest in respect of the Perpetual Junior Subordinated Debentures shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the UK or by or within any political subdivision thereof or any authority therein or thereof having power to tax ("UK taxes"), unless such withholding or deduction is required by law. In the event of any such withholding or deduction the Company shall pay to the relevant holder of Perpetual Junior Subordinated Debentures such Additional Amounts as will result in the payment to each such holder of the amount that would otherwise have been receivable by such holder in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable:

    (a) to, or to a person on behalf of, a holder who is liable for such UK taxes in respect of the Perpetual Junior Subordinated Debentures by reason of such holder having some connection with the UK (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the UK) other than the mere holding of a Perpetual Junior Subordinated Debenture or the receipt of principal and interest in respect thereof;

    (b) to, or to a person on behalf of, a holder who presents a Perpetual Junior Subordinated Debenture (whenever presentation is required) for payment more than 30 days after the Relevant Date (as defined below) except to the extent that such holder would have been entitled to such Additional Amounts on presenting such Perpetual Junior Subordinated Debenture for payment on the last day of such period of 30 days;

    (c) to, or to a person on behalf of, a holder who presents a Perpetual Junior Subordinated Debenture (where presentation is required) in the UK;

    (d) to, or to a person on behalf of, a holder who would not be liable or subject to the withholding or deduction by making a declaration of non-residence or similar claim for exemption to the relevant tax authority; or

    (e) to, or to a person on behalf of, a holder of a Definitive Registered Debenture (as defined herein) issued pursuant to the request of owners of interests representing a majority in outstanding principal amount of the Perpetual Junior Subordinated Debentures following and during the continuance of a Debenture Event of Default if such holder (or any predecessor holder) was one of such owners requesting that Definitive Registered Debentures be so issued.

  Such Additional Amounts will also not be payable where, had the beneficial owner of the Perpetual Junior Subordinated Debentures (or any interest therein) been the holder of the Perpetual Junior Subordinated Debentures, he would not have been entitled to payment of Additional Amounts by reason of any one or more of the clauses (a) through (e) above. If the Company shall determine that Additional Amounts will not be payable because of the immediately preceding sentence, the Company will inform such holder promptly after making such determination setting forth the reason(s) therefor.

  "Relevant Date" means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received in The City of New York by the Debenture Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders in accordance with the Indenture.

OPTIONAL TAX REDEMPTION

  If (a) the Company satisfies the Debenture Trustee prior to the giving of a notice as provided below that it has or will become obligated to pay Additional Amounts with respect to the Perpetual Junior Subordinated Debentures as a result of either (x) any change in, or amendment to, the laws or regulations of the UK or any political subdivision or any authority or agency thereof or therein having power to tax or levy duties, or any change in the application or interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this Prospectus or (y) the issuance of Definitive Registered Debentures pursuant to the first sentence or clause (a) or (b) of the third sentence of "--Form, Book-Entry Procedures and Transfer--Definitive Perpetual Junior Subordinated Debentures" and (b) such obligation cannot be avoided by the Company taking reasonable measures available to it, the Company may, at its option, on giving not more than 60 or less than 30 days' notice to the holders, redeem, as a whole but not in part, the Perpetual Junior Subordinated Debentures at the Debentures Redemption Price provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Perpetual Junior Subordinated Debentures then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Debenture Trustee a certificate signed by a director of the Company stating that the obligation referred to in (a) above cannot be avoided by the Company taking reasonable measures available to it, and the Debenture Trustee shall accept such certificate as sufficient evidence of the condition precedent set out in (b) above, in which event it shall be conclusive and binding on the holders.

  In the event that the Global Debenture is redeemed in whole or in part pursuant to this provision or "-- Redemption" above, the Book-Entry Depository will redeem, from the amount received by it in respect of the redemption of the Global Debenture an equal amount of the related Book-Entry Interests. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by the Book-Entry Depository in connection with the redemption of the Global Debenture.

DISTRIBUTION OF THE PERPETUAL JUNIOR SUBORDINATED DEBENTURES

  Whether or not a Special Event has occurred, at any time, the General Partner has the right at any time to dissolve Entergy London Capital, and, in such event, cause the Perpetual Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of Entergy London Capital after satisfaction of liabilities to creditors of Entergy London Capital as provided by the Delaware Act. See "Description of the Preferred Securities--Redemptions--Special Event Redemption or Distribution of Perpetual Junior Subordinated Debentures". If distributed to holders of the Preferred Securities in liquidation, the Perpetual Junior Subordinated Debentures will initially be issued as described under "--Form, Book-Entry Procedures and Transfer--General". If the Perpetual Junior Subordinated Debentures are distributed to the holders of the Preferred Securities upon the liquidation of Entergy London Capital, the Company will use its best efforts to list the Perpetual Junior Subordinated Debentures on the NYSE or such other stock exchanges or other organizations, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of the Perpetual Junior Subordinated Debentures that may be distributed to the holders of the Preferred Securities.

DEBENTURE EVENTS OF DEFAULT

  The Indenture provides that any one or more of the following described events with respect to a series of Indenture Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to such series of Indenture Debentures:

    (i) failure for 60 days to pay any interest on such series of Indenture Debentures when due and payable (subject to the Company's right to defer such payment) (whether or not payment is prohibited by the subordination provisions of the Indenture); or

    (ii) failure to pay principal of or premium, if any, on such series of Indenture Debentures when due and payable (whether or not payment is prohibited by the subordination provisions of the Indenture); or

    (iii) failure to perform, or breach of, any covenant or warranty of the Company contained in the Indenture for 60 days after written notice to the Company from the Debenture Trustee or to the Company and the Debenture Trustee by the holders of at least 33% in aggregate principal amount of such series of outstanding Indenture Debentures as provided in the Indenture; or

    (iv) certain events in bankruptcy, insolvency or reorganization of the Company; or

    (v) any other Event of Default specified with respect to such series of Indenture Debentures.

  If a Debenture Event of Default due to the default in payment of principal of, or interest on, any series of Indenture Debentures or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Indenture Debentures of such series but not applicable to all series occurs and is continuing, then either the Debenture Trustee or the holders of not less than 33% in aggregate principal amount of the outstanding Indenture Debentures of such series may declare the principal of all of the Indenture Debentures of such series and interest accrued thereon to be due and payable immediately (subject to the subordination provisions of the Indenture) and, in the case of the Perpetual Junior Subordinated Debentures, should the Debenture Trustee or such holders of such Perpetual Junior Subordinated Debentures fail to make such declaration, the holders of at least 33% in aggregate Liquidation Preference Amount of the Preferred Securities shall have such right. If a Debenture Event of Default due to the default in the performance of any covenants or agreements in the Indenture applicable to all outstanding Indenture Debentures or due to certain events of bankruptcy, insolvency or reorganization of the Company has occurred and is continuing, either the Debenture Trustee or the holders of not less than 33% in aggregate principal amount of all outstanding Indenture Debentures (or Preferred Securities, as described above), considered as one class, and not the holders of the Indenture Debentures (or Preferred Securities) of any one of such series, may make such declaration of immediate payability (subject to the subordination provisions of the Indenture).

  At any time after such a declaration of immediate payability with respect to the Indenture Debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Debenture Event or Events of Default giving rise to such declaration of immediate payability will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

  (a) the Company has paid or deposited with the Debenture Trustee a sum sufficient to pay

    (1) all overdue interest on all Indenture Debentures of such series;

    (2) the principal of and premium, if any, on any Indenture Debentures of such series which have become due otherwise than by such declaration of immediate payability and interest thereon at the rate or rates prescribed therefor in such Indenture Debentures;


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

    (3) interest upon overdue interest at the rate or rates prescribed therefor in such Indenture Debentures, to the extent that payment of such interest is lawful; and

    (4) all amounts due to the Debenture Trustee under the Indenture; and

  (b) any other Debenture Event or Events of Default with respect to Indenture Debentures of such series, other than the nonpayment of the principal of the Indenture Debentures of such series which has become due solely by such declaration of immediate payability, have been cured or waived as provided in the Indenture.

  The holders of a majority in aggregate principal amount of the Indenture Debentures of all series then outstanding may waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding Indenture Debentures of any series may, on behalf of the holders of all the Indenture Debentures of such series, waive any past default under the Indenture with respect to such series, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by declaration of immediate payability has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Indenture Debenture of such series affected. With respect to the Perpetual Junior Subordinated Debentures, Entergy London Capital may not waive compliance by the Company with certain restrictive provisions of the Indenture or waive any past defaults thereunder without the consent of a majority in aggregate Liquidation Preference Amount of the outstanding Preferred Securities.

  The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

  In case a Debenture Event of Default shall occur and be continuing as to the Perpetual Junior Subordinated Debentures, Entergy London Capital will have the right to declare the principal of and the interest on the Perpetual Junior Subordinated Debentures and any other amounts payable under the Indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the Perpetual Junior Subordinated Debentures. If the General Partner fails to enforce Entergy London Capital's rights with respect to the Perpetual Junior Subordinated Debentures or the Indenture, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce Entergy London Capital's rights with respect to the Perpetual Junior Subordinated Debentures or the Indenture, to the fullest extent permitted by law, without first instituting any legal proceeding against the General Partner or any other person. Notwithstanding the foregoing, a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of principal of or interest on the Perpetual Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Preference Amount of the Preferred Securities of such holder on or after the due dates thereof. See "Description of the Preferred Securities--Voting Rights; Amendment of Partnership Agreement" and "Description of the Guarantee".

MODIFICATION OF INDENTURE

  Without the consent of any holder of Indenture Debentures, the Company and the Debenture Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the succession of another person to the Company and the assumption by any permitted successor to the Company of the covenants of the Company in the Indenture and in the Indenture Debentures; or (b) to add one or more covenants of the Company or other provisions for the benefit of the holders of outstanding Indenture Debentures or to surrender any right or power conferred upon the Company by the Indenture; or (c) to add any additional Debenture Events of Default with respect to outstanding Indenture Debentures; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the holders of any series of Indenture Debentures in any material respect, such change, elimination or addition will become effective with respect to such series only
(1) when the consent of the holders of Indenture Debentures of such series has been obtained in accordance with the Indenture, or (2) when no Indenture Debentures of such series remain outstanding under the Indenture; or (e) to provide collateral security for the Indenture Debentures; or (f) to establish the form or terms of Indenture Debentures of any other series as permitted by the Indenture; or (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a separate or successor Debenture Trustee under the Indenture with respect to the Indenture Debentures of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a non-certificated system of registration for the Indenture Debentures of all or any series; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Debentures shall be payable, (2) all or any series of Indenture Debentures may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon the Company in respect of Indenture Debentures and the Indenture may be served; or (k) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the holders of Indenture Debentures of any series in any material respect. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of a majority in principal amount of each outstanding series of Indenture Debentures affected, to modify the Indenture in a manner affecting the rights of the holders of such series of the Indenture Debentures; provided, that no such modification may (i) change the Stated Maturity, if any, of any series of Indenture Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such extension as is contemplated thereby), (ii) reduce the percentage of principal amount of Indenture Debentures of any series, the holders of which are required to consent to any such modification of the Indenture, or (iii) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Debentures of any series, without the consent of the holder of each outstanding Indenture Debenture affected thereby, provided, that in the case of the Perpetual Junior Subordinated Debentures, so long as any of the Preferred Securities remain outstanding, no such modification may be made, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of a majority of the aggregate Liquidation Preference Amount of such Preferred Securities (or, in the case of changes described in clauses (i), (ii) or (iii) above, all holders of such Preferred Securities) unless and until the principal of the Perpetual Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

CERTAIN COVENANTS OF THE COMPANY

  The Company will covenant in the Indenture that it will not, directly or indirectly, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, (ii) make any payment of principal, interest or premium, if any, on

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or repay, repurchase, or redeem any of its debt securities (including other junior subordinated deferrable interest debentures) that rank pari passu with or junior in interest to the Perpetual Debentures on which payment is being deferred, (iii) make any guarantee payments with respect to any guarantee if such guarantee ranks pari passu with or junior in interest to the Perpetual Debentures on which payment is being deferred or (iv) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its debt securities held by any affiliate, or make any loans or advances to, or guarantee the debt of, any affiliate, in each case other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Company's common stock and exchanges or conversions of common stock of one class for common stock of another class,
(b) payments by the Company under the Guarantee (or any other guarantee by the Company with respect to any securities of any of its subsidiaries, provided that the proceeds from the issuance of such securities were used to purchase junior subordinated deferrable interest debentures issued by the Company), and
(c) any dividend or payment by the Company which is applied, directly or indirectly, to the payment of (x) principal of, or interest or premium, if any, on Acquisition Debt as and when due in accordance with the terms thereof, or (y) any UK Tax Payments if at such time (i) there shall have occurred and be continuing a payment default pursuant to the Indenture (whether before or after expiration of any period of grace) or a Debenture Event of Default with respect to any series of Indenture Debentures, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee or any other such guarantee as described above or (iii) the Company shall have given notice of its intention to defer payment of interest as provided in the Indenture with respect to any series of Indenture Debentures, shall not have rescinded such notice and such deferral shall be continuing until all deferred interest payments together with interest thereon have been paid in full.

  The Company also will covenant that so long as any Preferred Securities remain outstanding, if Entergy London Capital shall be required to pay, with respect to its income derived from the interest payments on the Perpetual Junior Subordinated Debentures, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by the US, the UK or any other taxing authority, then, in any such case, the Company will pay as interest on the Perpetual Junior Subordinated Debentures such Additional Interest as may be necessary in order that the net amounts received and retained by Entergy London Capital after the payment of such taxes, duties, assessments or governmental charges shall result in Entergy London Capital having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges.

  The Company will also covenant, (i) to maintain directly or indirectly 100% ownership of all of the general partner interests in Entergy London Capital, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of such general partner interests, (ii) not to voluntarily (to the extent permitted by law) dissolve, wind-up or liquidate Entergy London Capital, except (a) in connection with a distribution of Perpetual Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of Entergy London Capital, or (b) in connection with certain mergers, conversions, consolidations or amalgamations permitted by the Partnership Agreement, (iii) to timely perform in all material respects all of its duties as General Partner (including the duty to pay Distributions and the duty to pay all costs and expenses of Entergy London Capital), provided that certain successors which are permitted pursuant to the Indenture may directly or indirectly succeed to its duties as General Partner and (iv) to use its reasonable efforts, consistent with the terms and provisions of the Partnership Agreement, to cause Entergy London Capital to remain a limited partnership and otherwise continue to be treated as a partnership for US Federal income tax purposes.


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CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  The Indenture provides that the Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (i) in case the Company consolidates with or merges into another corporation or conveys or transfers its properties and assets substantially as an entirety to any person, the successor corporation expressly assumes the Company's obligations on all Indenture Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

  In the event that any such successor entity is organized under the laws of a country located outside of the UK and withholding or deduction is required by law for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within such country in which the successor entity is organized or by or within any political subdivision thereof or any authority therein or thereof having power to tax, the successor entity shall pay to the relevant holder of the Global Debenture or to the relevant holders of the Definitive Registered Debentures, as the case may be, such Additional Amounts, under the same circumstances and subject to the same limitations as are specified for "UK taxes," as is set forth under "--Additional Amounts" above, but substituting for the UK in each place the name of the country under the laws of which such successor entity is organized. In addition, such successor entity shall be entitled to effect an optional tax redemption of the Perpetual Junior Subordinated Debentures under the same circumstances and subject to the same limitations as are set forth under "--Optional Tax Redemption" above, but substituting for the UK in each place the name of the country under the laws of which such successor entity is organized.

  The general provisions of the Indenture do not afford holders of the Perpetual Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Perpetual Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

  The principal amount of Perpetual Junior Subordinated Debentures will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Debenture Trustee or any Paying Agent, in trust: (a) money in an amount which will be sufficient, or (b) Government Obligations (as defined herein), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Debenture Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Perpetual Junior Subordinated Debentures that are outstanding. For this purpose, Government Obligations include direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the US and entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

SUBORDINATION

  In the Indenture, the Company has covenanted and agreed that any Indenture Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation,

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

dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of, premium, if any, and interest, if any, on such Senior Debt before the holders of Indenture Debentures will be entitled to receive or retain any payment in respect of the principal of, premium, if any, or interest, if any, on the Indenture Debentures.

  In the event of the declaration of immediate payability of any Indenture Debentures, the holders of all Senior Debt outstanding at the time of such declaration will be entitled to receive payment in full of all amounts due thereon (including any amounts due upon such declaration) before the holders of Indenture Debentures will be entitled to receive any payment upon the principal of, premium, if any, or interest, if any, on the Indenture Debentures.

  No payments on account of principal, premium, if any, or interest, if any, in respect of any Indenture Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof remaining uncured.

  The term Senior Debt is defined in the Indenture to mean all obligations (other than non-recourse obligations and the indebtedness issued under the Indenture) of, or guaranteed or assumed by, the Company for borrowed money, including both senior and subordinated indebtedness for borrowed money (other than Indenture Debentures), or for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of the Company and its subsidiaries in accordance with generally accepted accounting principles as in effect from time to time, or evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of the Indenture or subsequently incurred by the Company unless, in the case of any particular indebtedness, amendment, renewal, extension, modification or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, amendment, renewal, extension, modification or refunding is not superior in right of payment to or is pari passu with the Indenture Debentures; provided that the Company's obligations under the Guarantee and all other guarantees issued by the Company with respect to any preferred securities issued by any trust, partnership or other entity which is a financing vehicle of the Company shall not be deemed to be Senior Debt.

  The Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

FORM, BOOK-ENTRY PROCEDURES AND TRANSFER

 General

  The Perpetual Junior Subordinated Debentures will be issued initially only as a global debenture in bearer form (the "Global Debenture") and will be payable only in US dollars. Title to such Global Debenture will pass by delivery. The Global Debenture will be deposited on issue with The Bank of New York, as book-entry depository (the "Book-Entry Depository"), which will hold the Global Debenture for the benefit of Entergy London Capital pursuant to the terms of the deposit agreement (the "Deposit Agreement") dated as of November 1, 1997 among the Company, the Book-Entry Depository and the holders and beneficial owners from time to time of interests in the Book-Entry Interests. Pursuant to the Deposit Agreement, the Book-Entry Depository will issue one or more certificateless depository interests (the "Book-Entry Interests"), which together will represent a 100% interest in the Global Debenture. Such Book-Entry Interests will initially be issued to Entergy London Capital.

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

  If Book-Entry Interests are distributed to holders of Preferred Securities in liquidation of such holders' interests in Entergy London Capital, the Global Debenture held by the Book-Entry Depository and representing all of the Perpetual Junior Subordinated Debentures will cease to be held for the benefit of Entergy London Capital and will, for all purposes under the Indenture and the Deposit Agreement, be held by the Book-Entry Depository for the benefit of DTC and its Participants, and all of the Book-Entry Interests in the Global Debenture will be transferred by Entergy London Capital to DTC, which will operate a book-entry system for interests in the Book-Entry Interests in global form (the "Global Book-Entry Interests"). DTC will initially credit Direct Participants holding Preferred Securities with interests in the Global Book-Entry Interests (pro rata to their holding of Preferred Securities) registered in the name of DTC or its nominee. Unless and until the Global Debenture is exchanged in whole for Definitive Registered Debentures, Global Book-Entry Interests held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. For a description of DTC and its book-entry system, see "Description of the Preferred Securities--Book-Entry Issuance". As of the date of this Prospectus, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities will apply in all material respects to any Global Book-Entry Interests registered in the name of and held by DTC or its nominee. The Company may appoint a successor to DTC or any successor depository in the event DTC or such successor depository is unable or unwilling to continue as depository for the Global Book-Entry Interests.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Book-Entry Interests.

  So long as the Book-Entry Depository, or its nominee, is the holder of the Global Debenture, the Book-Entry Depository or such nominee, as the case may be, will be considered the sole holder of the Global Debenture (and the Perpetual Junior Subordinated Debentures) for all purposes under the Indenture. Except as set forth below with respect to the issuance of Definitive Registered Debentures, if the Perpetual Junior Subordinated Debentures (represented by Global Book-Entry Interests) are held through the facilities of DTC, Direct Participants or Indirect Participants will not be entitled to have Perpetual Junior Subordinated Debentures registered in their names, will not receive or be entitled to receive physical delivery of Perpetual Junior Subordinated Debentures in definitive bearer or registered form and will not be considered the owners or holders thereof under the Indenture or the Deposit Agreement. Accordingly, if the Perpetual Junior Subordinated Debentures (represented by Global Book-Entry Interests) are held through the facilities of DTC, each person owning an interest in the Global Book-Entry Interests must rely on the procedures of the Book-Entry Depository and DTC and, if such person is not a Direct Participant in DTC, on the procedures of the Direct Participant through which such person owns its interest, to exercise any rights and obligations of a holder under the Indenture or the Deposit Agreement.

  In addition to a Paying Agent in the Borough of Manhattan, The City of New York, the Company will, so long as Perpetual Junior Subordinated Debentures are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, maintain a Paying Agent in Luxembourg.

  Neither the Company nor any agent of the Company will have any responsibility or liability for any aspect relating to payments made or to be made by the Book-Entry Depository to the persons entitled thereto in respect of the Perpetual Junior Subordinated Debentures or the Book-Entry Interests. None of the Company, the Debenture Trustee, the Book-Entry Depository or any agent of any of the foregoing will have any responsibility or liability for any aspect relating to payments made or to be made by DTC on account of a Direct Participant's or Indirect Participant's ownership of an interest in the Global Book-Entry Interests or for maintaining, supervising or reviewing any records relating to a Direct Participant's or Indirect Participant's interests in the Global Book-Entry Interests.

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

 Payments on the Perpetual Junior Subordinated Debentures

  Payments of any amounts in respect of the Global Debenture will be made through a Paying Agent to the Book-Entry Depository, as the holder thereof. The Book-Entry Depository will pay an amount equal to each such payment to Entergy London Capital as the initial holder of the Book-Entry Interests. If the Global Book-Entry Interests representing the Perpetual Junior Subordinated Debentures are held through the facilities of DTC, such payments will be made by the Book-Entry Depository to DTC, as the holder of the Global Book-Entry Interests, which will distribute such payments to its Direct Participants.

  If any Definitive Registered Debenture has been issued, the interest payable on such Definitive Registered Debenture other than at maturity will be paid to the holder in whose name such Definitive Registered Debenture is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (each a "Record Date"). The principal amount of a Definitive Registered Debenture will be payable to the person in whose name such Definitive Registered Debenture is registered at the close of business on the immediately preceding Record Date upon surrendering such Definitive Registered Debenture at the Debenture Trustee's office in The City of New York. Interest payable at maturity will be payable to the person to whom principal is payable.

  If any Definitive Registered Debenture has been issued, payments of interest on such Definitive Registered Debenture to be paid other than at maturity will be made by check to the person entitled thereto at such person's address appearing on the Security Register. Payments of any interest on the Definitive Registered Debentures may also be made, in the case of a holder of at least US $1,000,000 aggregate principal amount of Perpetual Junior Subordinated Debentures by wire transfer to a US Dollar account maintained by the payee with a bank in the US; provided that such holder elects payment by wire transfer by giving written notice to the Debenture Trustee or a Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Debenture Trustee may accept in its discretion).

  Any monies paid by the Company to the Debenture Trustee or any Paying Agent, or held by the Company in trust, or the payments of the principal of or any interest or Additional Amounts on any Perpetual Junior Subordinated Debentures and remaining unclaimed at the end of two years after such principal, interest or Additional Amounts become due and payable will be repaid to the Company, or released from the trust, upon its written request, and upon such repayment or release all liability of the Company, the Debenture Trustee and such Paying Agent with respect thereto will cease.

  All payments to the Book-Entry Depository in respect of the Global Debenture, and all payments to the holders of the Definitive Registered Debentures, if issued, will be made without deduction or withholding for any UK taxes or other governmental charges, or if any such deduction or withholding is required to be made under the provisions of any applicable UK law or regulation, except as described under "--Additional Amounts", such Additional Amounts will be paid as may be necessary in order that the net amounts received by any holder of the Global Debenture or of any Definitive Registered Debenture, after such deduction or withholding, will equal the amounts that such holder would have otherwise received in respect of the Global Debenture or of such Definitive Registered Debenture absent such deduction or withholding.

  If the due date for payment of principal or any interest installments or any Additional Amount in respect of any Perpetual Junior Subordinated Debenture is not a Business Day, the holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day and will not be entitled to any further interest or other payment in respect of any such delay.


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

 Redemption

  In the event the Global Debenture (or a portion thereof) is redeemed, the Book-Entry Depository will deliver all amounts received by it in respect of the redemption of the Global Debenture to the persons entitled thereto and (in the case of redemption in full) surrender the Global Debenture to the Debenture Trustee for cancellation. The redemption price payable in connection with the redemption of interests in a Book-Entry Interest will be equal to the amount received by the Book-Entry Depository in connection with the redemption of the Global Debenture (or a portion thereof). For any redemption of the Global Debenture in part, if the Perpetual Junior Subordinated Debentures are held through the facilities of DTC, selection of interests in the related Global Book-Entry Interests to be redeemed will be made in accordance with the procedures of DTC. Once redeemed in part, a new Global Debenture in the principal amount equal to the unredeemed portion thereof will be issued and delivered to the Book-Entry Depository.

 Action by Holders of Perpetual Junior Subordinated Debentures

  As soon as practicable after receipt by the Book-Entry Depository of notice of any solicitation of consents or request for a waiver or other action by the holders of Perpetual Junior Subordinated Debentures, the Book-Entry Depository will mail to Entergy London Capital (or, if the Perpetual Junior Subordinated Debentures (represented by Global Book-Entry Interests) are then held through the facilities of DTC, to DTC) a notice containing (a) such information as is contained in such notice, (b) a statement that at the close of business on a specified record date Entergy London Capital (or DTC, as applicable) will be entitled, subject to the provisions of the Indenture, to instruct the Book-Entry Depository as to the consent, waiver or other action, if any, pertaining to the Perpetual Junior Subordinated Debentures and (c) a statement as to the manner in which such instructions may be given. Upon the written request of the General Partner (or DTC, as applicable), the Book-Entry Depository shall endeavor insofar as practicable to take such action regarding the requested consent, waiver or other action in respect of the Perpetual Junior Subordinated Debentures in accordance with any instructions set forth in such request. DTC is expected to follow procedures described under "Description of the Preferred Securities--Book-Entry Issuance" with respect to soliciting instructions from Participants. The Book-Entry Depository will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Deposit Agreement or the Indenture.

 Meetings of Holders of Perpetual Junior Subordinated Debentures

  A meeting of the holders of Perpetual Junior Subordinated Debentures may be called at any time from time to time pursuant to the Indenture to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture be made, given or taken by holders of the Perpetual Junior Subordinated Debentures.

  To be entitled to vote at any meeting of holders of Perpetual Junior Subordinated Debentures, a person shall be (a) a holder of Perpetual Junior Subordinated Debentures or (b) a person appointed by an instrument in writing as proxy for a holder or holders of Perpetual Junior Subordinated Debentures by such holder or holders. The only persons who shall be entitled to attend any meeting of holders of Perpetual Junior Subordinated Debentures shall be the persons entitled to vote at such meeting and their counsel, any representatives of the Debenture Trustee and its counsel, and any representatives of the Company and its counsel.

  At any meeting of holders of Perpetual Junior Subordinated Debentures, the persons holding or representing Perpetual Junior Subordinated Debentures in an aggregate principal amount sufficient under the appropriate provision of the Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a quorum. No action at a meeting of holders shall be effective unless approved by persons holding or representing Perpetual Junior Subordinated Debentures in the aggregate principal amount required by the provision of the Indenture pursuant to which such action is being taken. At any meeting of holders of Perpetual Junior Subordinated Debentures, each holder or proxy shall be entitled to one vote for each $1 principal amount of outstanding Perpetual Junior Subordinated Debentures held or represented.

  Until such time as written instruments shall have been delivered to the Debenture Trustee, evidencing the taking of any action at a meeting of holders by the holders of the percentage in aggregate principal amount of the Perpetual Junior Subordinated Debentures specified in the Indenture in connection with such action, any holder of a Perpetual Junior Subordinated Debenture the serial number of which is included in the Perpetual Junior Subordinated Debentures the holders of which have consented to such action may, by filing written notice with the Debenture Trustee at its principal corporate trust office and upon proof of holding as provided in the Indenture, revoke such consent so far as concerns such Perpetual Junior Subordinated Debentures. Except as aforesaid any such consent given by the holder of any Perpetual Junior Subordinated Debentures shall be conclusive and binding upon such holder and upon all future holders and owners of such Perpetual Junior Subordinated Debentures and of any securities issued in exchange therefor, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such securities. Any action taken by the holders of the percentage in aggregate principal amount of the holders specified in the Indenture in connection with such action shall be conclusively binding upon the Company, the Debenture Trustee and the holders of all the Perpetual Junior Subordinated Debentures.

 Reports and Notices

  So long as the Perpetual Junior Subordinated Debentures are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange so require, notice to holders of the Perpetual Junior Subordinated Debentures will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxembourg Wort) in addition to notifying the Book-Entry Depository and any registered holders of the Perpetual Junior Subordinated Debentures. If any Perpetual Junior Subordinated Debentures (represented by Global Book-Entry Interests) have been distributed to holders of Preferred Securities, the Book-Entry Depository will immediately send to DTC a copy of any notices, reports and other communications received by it relating to the Company or the Perpetual Junior Subordinated Debentures. In the case of Definitive Registered Debentures, all notices regarding the Perpetual Junior Subordinated Debentures will, in addition to publication as referred to above, be mailed to holders by first-class mail at their respective addresses as they appear on the registration books of the registrar.

 Amendment and Termination

  The Deposit Agreement may be amended by agreement between the Company and the Book-Entry Depository, and the consent of Entergy London Capital or DTC, as applicable, shall not be required in connection with any amendment to the Deposit Agreement (i) to cure any formal defect, omission, inconsistency or ambiguity in the Deposit Agreement, (ii) to add to the covenants and agreements of the Company or the Book-Entry Depository, (iii) to effect the assignment of the Book-Entry Depository's rights and duties to a qualified successor, (iv) to comply with the Securities Act, the Exchange Act, or the Investment Company Act, or any other applicable securities laws, (v) to modify the Deposit Agreement in connection with an amendment of the Indenture that does not require the consent of the holders of Perpetual Junior Subordinated Debentures or (vi) to modify, alter, amend or supplement the Deposit Agreement in any other respect not inconsistent with such agreement which, in the opinion of counsel acceptable to the Company, is not materially adverse to Entergy London Capital or DTC (if any Perpetual Junior Subordinated Debentures (represented by

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Global Book-Entry Interests) are then held through the facilities of DTC) or the beneficial owners of the interests in the Book-Entry Interests. No amendment that materially adversely affects any holder or beneficial owner of an interest in the Book-Entry Interests may be made to the Deposit Agreement without the consent of such holder or beneficial owner.

  If Definitive Registered Debentures are issued by the Company in exchange for the entire Global Debenture, the Book-Entry Depository, as holder of the Global Debenture, will surrender the Global Debenture against receipt of the Definitive Registered Debentures and distribute the Definitive Registered Debentures to the holders of Book-Entry Interests (or such other persons as the Book-Entry Depository becomes aware are entitled thereto), whereupon the Deposit Agreement will terminate. The Deposit Agreement may also be terminated upon the resignation of the Book-Entry Depository if no successor has been appointed within 120 days.

 Resignation of Book-Entry Depository

  The Book-Entry Depository may at any time resign as Book-Entry Depository with respect to the Global Debenture. If a successor depository meeting the requirements specified in the Deposit Agreement has agreed to enter into arrangements with the same effect as the Deposit Agreement, the Book-Entry Depository shall deliver the Global Debenture to that successor. If no such successor has so agreed within 120 days, the terms of the Deposit Agreement will oblige the Book-Entry Depository to request the Company to issue Definitive Registered Debentures with respect to the Global Debenture. On receipt of such Definitive Registered Debentures, the Book-Entry Depository will surrender the Global Debenture and distribute such Definitive Registered Debentures to the persons entitled thereto. The Deposit Agreement will then terminate.

 Obligation of Book-Entry Depository

  The Book-Entry Depository will assume no obligation or liability under the Deposit Agreement other than to act in good faith without negligence or willful misconduct in the performance of its duties thereunder.

 Definitive Perpetual Junior Subordinated Debentures

  Owners of beneficial interests in a Book-Entry Interest will be entitled to receive definitive Perpetual Junior Subordinated Debentures in registered form ("Definitive Registered Debentures") in respect of such interest only if a Debenture Event of Default has occurred and is continuing with respect to the Perpetual Junior Subordinated Debentures and the holder (which initially shall be the Book-Entry Depository), in such circumstance, upon instructions from owners of beneficial interests representing a majority in outstanding principal amount of such Book-Entry Interests shall have requested in writing that the Global Debenture be exchanged, in whole, for one or more Definitive Registered Debentures. In addition, Definitive Registered Debentures shall be issued if at any time (a) DTC notifies the Company and the Book-Entry Depository that it is unwilling to or unable to continue to hold the Global Book-Entry Interests or if any time it ceases to be a "clearing agency" registered under the Exchange Act and, in either case, a successor is not appointed by the Company within 120 days, (b) the Book-Entry Depository notifies the Company that it is unwilling or unable to continue as Book-Entry Depository with respect to the Global Debenture and no successor is appointed by the Company within 120 days or (c) the Company in its sole discretion determines that Definitive Registered Debentures shall be issued and executes and delivers to the Debenture Trustee an officer's certificate providing that the Global Debenture shall be so exchanged. Definitive Registered Debentures so issued will be issued in denominations of $25 or integral multiples thereof and will be issued in registered form only, without coupons. Such Definitive Registered Debentures shall be registered in the name or names of such person or persons as the Book-Entry Depository shall notify the Debenture Trustee. If the Perpetual Junior Subordinated Debentures (represented by Global

Book-Entry Interests) are then held through the facilities of DTC, it is expected that such instructions may be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in the Global Book-Entry Interests. See "Certain Income Tax Considerations--UK Income Tax Considerations".

  In the event that Definitive Registered Debentures are issued, a holder may transfer or exchange the Definitive Registered Debentures in accordance with the Indenture. The Debenture Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Perpetual Junior Subordinated Debentures selected for redemption or for a period of 15 days before a selection of Perpetual Junior Subordinated Debentures to be redeemed. Upon the issuance of Definitive Registered Debentures, holders will be able to transfer and exchange Definitive Registered Debentures at the offices of the Debenture Trustee; provided, that all transfers and exchanges must be effected in accordance with the terms of the Indenture and, among other things, be recorded in the register maintained by the registrar.

GOVERNING LAW; SUBMISSION TO JURISDICTION

  The Indenture and the Perpetual Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York. Any suit, legal action or proceeding against the Company or its properties, assets or revenues with respect to its obligations, liabilities or any other matter arising out of or in connection with the Indenture or a Perpetual Junior Subordinated Debenture may be brought in the Supreme Court of New York, New York County or in the United States District Court for the Southern District of New York and any appellate court from either thereof. The Company has submitted to the non-exclusive jurisdiction of such courts for the purposes of any such proceeding and has irrevocably waived, to the fullest extent it may effectively do so, any objection to the laying of venue of any such proceeding in any such court and the defense of an inconvenient forum.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  The Debenture Trustee shall have, and shall be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Perpetual Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
        THE PERPETUAL JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

  As long as payments of interest and other payments are made when due on the Perpetual Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Perpetual Junior Subordinated Debentures will be equal to the sum of the aggregate Liquidation Preference Amount of the Preferred Securities and the capital contribution of the General Partner; (ii) the interest rate and interest and other payment dates on the Perpetual Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Partnership Agreement provides that the General Partner shall pay for all and any costs, expenses and liabilities of Entergy London Capital except Entergy London Capital's obligations to holders of the Preferred Securities under such Preferred Securities; and (iv) the Partnership Agreement further provides that Entergy London Capital will not engage in any activity that is not consistent with the limited purposes of Entergy London Capital.

  Payments of Distributions and other amounts due on the Preferred Securities (to the extent Entergy London Capital has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee". Taken together, the Company's obligations under the Perpetual Junior Subordinated Debentures, the Indenture, the Partnership Agreement, and the Guarantee provide a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Entergy London Capital's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Perpetual Junior Subordinated Debentures, Entergy London Capital will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when Entergy London Capital does not have sufficient funds to pay such Distributions. In such event, the remedies of holders of the Preferred Securities are as described above under "Description of the Perpetual Junior Subordinated Debentures--Debenture Events of Default" and "Description of the Preferred Securities--Voting Rights; Amendment of Partnership Agreement". The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt of the Company.

  Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

  A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the General Partner or any other person or entity.

  The Preferred Securities evidence the rights of the holders thereof in Entergy London Capital and Entergy London Capital exists for the sole purpose of issuing the Preferred Securities and investing the proceeds thereof in the Perpetual Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Perpetual Junior Subordinated Debenture is that a holder of a Perpetual Junior Subordinated Debenture is entitled to receive the principal amount of and interest accrued on Perpetual Junior Subordinated Debentures held, if and when due, while a holder of Preferred Securities is entitled to receive Distributions only from Entergy London Capital (or from the Company under the Guarantee) if and to the extent Entergy London Capital has funds available for the payment of such Distributions.

  Upon any voluntary or involuntary dissolution, winding-up or liquidation of Entergy London Capital not involving the distribution of the Perpetual Junior Subordinated Debentures, after satisfaction of creditors of Entergy London Capital, if any, as provided by the Delaware Act, the holders of Preferred Securities will be entitled to receive, out of assets held by Entergy London Capital, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution upon Dissolution". Upon any voluntary or involuntary liquidation or bankruptcy of the Company, Entergy London Capital, as holder of the Perpetual Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay all costs, expenses and liabilities of Entergy London Capital (other than Entergy London Capital's obligations to the holders of the Preferred Securities), the positions of a holder of Preferred Securities and a holder of Perpetual Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

  A default or event of default under any Senior Debt would not constitute a default or Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the Perpetual Junior Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any Perpetual Junior Subordinated Debentures would constitute a Debenture Event of Default.

                       CERTAIN INCOME TAX CONSIDERATIONS

  THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED SOLELY FOR INFORMATIONAL PURPOSES. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF STATE, LOCAL OR FOREIGN LAWS, INCLUDING UK TAX LAWS, TO WHICH THEY MAY BE SUBJECT.

UK INCOME TAX CONSIDERATIONS

  The comments below are of a general nature based on current UK law and UK Inland Revenue practice and represent the opinion of Linklaters & Paines, special UK counsel to the Company, so far as such comments relate to matters of law or legal conclusions. They relate only to holders of Perpetual Junior Subordinated Debentures who are the absolute beneficial owners thereof and related interest and may not apply to certain classes of persons such as dealers. Any prospective holders of Preferred Securities who are in any doubt as to the tax position should consult their professional advisers.

 Payments on the Perpetual Junior Subordinated Debentures

  For UK tax purposes, while the Perpetual Junior Subordinated Debentures remain represented by the Global Debenture in bearer form and continue to be listed on the Luxembourg Stock Exchange or some other stock exchange recognized by the UK Inland Revenue, payments of interest to Entergy London Capital or any other holder may be made without withholding or deduction for or on account of UK income tax for so long as the Company's paying agent, the Book-Entry Depository, and Entergy London Capital are outside the UK.

  In other cases, and in particular if Definitive Registered Debentures are issued, interest will be paid after deduction of UK income tax (currently at the rate of 20%). A US holder of Perpetual Junior Subordinated Debentures may be eligible to recover in full any UK tax withheld from payments of interest to which such holder is beneficially entitled by making a claim under the US/UK Double Tax Treaty on the appropriate form. Alternatively, a claim may be made by a US holder in advance of a payment of interest. If the claim is accepted by the UK Inland Revenue, they will authorize subsequent payments to that US holder to be made without withholding of UK income tax. Claims for repayment must be made within six years of the end of the UK year of assessment (generally April 5 in each year) to which the interest relates and must be accompanied by the original statement provided by the Company when the interest payment was made showing the amount of UK income tax deducted. Because a claim is not considered until the UK tax authorities receive the appropriate form from the Internal Revenue Service (the "IRS"), forms should be sent to the IRS, in the case of an advance claim, well before the relevant interest payment date or, in the case of a claim for the repayment of the tax, well before the end of the appropriate limitation period.

  Holders of Perpetual Junior Subordinated Debentures in other jurisdictions may be entitled to a refund of all or part of any UK income tax deducted or withheld or to make a claim for interest on the Perpetual Junior Subordinated Debentures to be paid without, or subject to a reduced rate of, deduction or withholding under the provisions of an applicable double tax treaty.

  A refund of all or part of any UK income tax deducted or withheld may, depending on individual circumstances, be available to a holder of Perpetual Junior Subordinated Debentures who is resident in the UK or who carries on a trade, profession or vocation in the UK through a branch or agency to which the Preferred Securities are attributable, or who falls within certain other categories.

  Holders of Preferred Securities should be aware that under current UK tax law upon the issuance of Definitive Registered Debentures the interest payable on such Definitive Registered Debentures will (subject to any entitlement to make a claim under the provisions of an applicable double tax treaty as described above) become subject to UK withholding tax, currently at the rate of 20%. Such holders will be entitled to the payment of Additional Amounts in respect of the tax withheld, except as set forth under "Description of the Perpetual Junior Subordinated Debentures--Additional Amounts" and under "Description of the Perpetual Junior Subordinated Debentures--Form, Book-Entry Procedures and Transfer--Definitive Subordinated Debentures", and then subject to the right of the Company in certain circumstances to redeem the Perpetual Junior Subordinated Debentures. See "Description of the Perpetual Junior Subordinated Debentures--Optional Tax Redemption".

  Interest on the Perpetual Junior Subordinated Debentures constitutes UK source income and, as such, may be subject to UK income tax by direct assessment even where paid without deduction or withholding. However, UK tax chargeable on interest from a UK source beneficially owned by persons not regarded as resident in the UK for tax purposes will normally be limited to the tax, if any, deducted at source on payment of such interest. This will not apply if interest is beneficially owned by a person who is not resident for tax purposes in the UK if that person carries on a trade, profession or vocation in the UK through a UK branch or agency in connection with which the interest is received or to which the Perpetual Junior Subordinated Debentures are attributable. There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers).

US INCOME TAX CONSIDERATIONS

  This section is a summary of the material US Federal income tax considerations that may be relevant to prospective purchasers of Preferred Securities and represents the opinion of Reid & Priest LLP, special counsel to the Company and Entergy London Capital, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

  No attempt has been made in the following discussion to comment on all US Federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion focuses solely on holders of Preferred Securities who are individual citizens or residents of the US ("US Holder") that hold the Preferred Securities as a capital asset and has only limited application to corporations, estates, trusts, non-resident aliens or foreign corporations. Accordingly, each prospective purchaser of Preferred Securities should consult, and should depend on, his or her own tax advisor in analyzing the Federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Preferred Securities.

 Income from Preferred Securities

  In the opinion of Reid & Priest LLP, for US Federal income tax purposes, (i) Entergy London Capital will be treated as a partnership and (ii) the Perpetual Junior Subordinated Debentures will be treated as equity.

  Each holder of Preferred Securities (a "Preferred Securityholder") will be required to include in gross income the Preferred Securityholder's distributive share of the net income of Entergy London Capital, which generally will not exceed the distributions received on the Preferred Securities. Such income will be ordinary income that will not be eligible for the dividends received deduction. For that purpose, interest income and the Additional Amounts will generally be treated as foreign source "passive" or, in the case of certain Preferred Securityholders, "financial services" income for foreign tax credit purposes. The rules relating to foreign tax credits are extremely complex, and US Holders should consult their own tax advisors regarding the availability of a foreign tax credit and the application of the foreign tax credit to their particular situation.

 Disposition of Preferred Securities

  Gain or loss will be recognized on a sale of Preferred Securities, including a redemption for cash, equal to the difference between the amount realized and the Preferred Securityholder's tax basis for the Preferred Securities sold. Gain or loss recognized by a Preferred Securityholder on the sale or exchange of Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss. The maximum effective US Federal income tax rate applicable to gains resulting from the sale of capital assets held by individuals for longer than one year but less than 18 months is 28%. The maximum effective tax rate on long-term capital gain will decrease to 20% if the Preferred Securities are held for more than 18 months. Beginning in the year 2006, capital assets held for more than five years will qualify for a maximum 18% effective tax rate.

 Receipt of Perpetual Junior Subordinated Debentures or Cash In Certain Circumstances

  The General Partner has the right, at any time, to dissolve Entergy London Capital and to cause Perpetual Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of Entergy London Capital. Such liquidating distribution will generally be tax-free to each holder and will result in each holder of Preferred Securities receiving an aggregate tax basis in its Perpetual Junior Subordinated Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Perpetual Junior Subordinated Debentures will include the holding period for which the Preferred Securities were held by each holder. If a liquidation of Entergy London Capital occurs following a determination that due to a change in law, Entergy London Capital is subject to US Federal income tax with respect to the amounts received on the Perpetual Junior Subordinated Debentures, then such liquidation will be taxable to the holders of the Preferred Securities. Gain or loss will be recognized in the amount measured by the difference between the fair market value of the Perpetual Junior Subordinated Debentures received in the liquidation and the holder's aggregate tax basis in its Preferred Securities. In such cases the holding period for the Perpetual Junior Subordinated Debentures received in the liquidation will not include the period during which the Preferred Securities were held.

  The Perpetual Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Such redemption of the Preferred Securities would, for US Federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities and a holder would recognize gain or loss as if it had sold such redeemed Preferred Securities for cash. See "--Disposition of Preferred Securities".

 Entergy London Capital Information Returns and Audit Procedures

  The General Partner will furnish each Preferred Securityholder with an income information statement each year setting forth such Preferred Securityholder's allocable share of income for the prior calendar year. The General Partner is required to furnish this statement as soon as practicable following the end of the year, but in any event prior to March 31.

  Any person who holds Preferred Securities as a nominee for another person is required to furnish to Entergy London Capital (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) information as to whether the beneficial owner is (i) a person that is not a US person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Preferred Securities held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are US persons and certain information on Preferred Securities they acquire, hold or transfer for their own accounts. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to Entergy London Capital. The nominee is required to supply the beneficial owners of the Preferred Securities with the information furnished to Entergy London Capital.

  The General Partner, as the tax matters partner, will be responsible for representing the Preferred Securityholders in any dispute with the IRS. The Code provides for administrative examination of a partnership as if the partnership were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items does not expire before three years since the later of the filing or the last date for filing of the partnership information return. Any adverse determination following an audit of the return of Entergy London Capital by the appropriate tax authorities could result in an adjustment of the returns of the Preferred Securityholders, and, under certain circumstances, a Preferred Securityholder may be precluded from separately litigating a proposed adjustment to the items of Entergy London Capital. An adjustment could also result in an audit of a Preferred Securityholder's return and adjustments of items not related to the income and losses of Entergy London Capital.

                                 UNDERWRITING

Subject to the terms and conditions of the Underwriting Agreement, the Company and Entergy London Capital have agreed that Entergy London Capital will sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated and Smith Barney Inc. are acting as representatives, has severally agreed to purchase from Entergy London Capital the respective number of Preferred Securities set forth opposite its name below:

                                                                      NUMBER OF
                                                                      PREFERRED
     UNDERWRITER                                                      SECURITIES
     -----------                                                      ----------
   Goldman, Sachs & Co. .............................................  1,300,000
   Bear, Stearns & Co. Inc. .........................................  1,295,000
   Lehman Brothers Inc...............................................  1,295,000
   Merrill Lynch, Pierce, Fenner & Smith Incorporated................  1,295,000
   Morgan Stanley & Co. Incorporated.................................  1,295,000
   Prudential Securities Incorporated................................  1,295,000
   Smith Barney Inc..................................................  1,295,000
   ABN AMRO Chicago Corporation......................................    125,000
   Advest, Inc.......................................................     60,000
   Robert W. Baird & Co. Incorporated................................     60,000
   J.C. Bradford & Co................................................     60,000
   BT Alex. Brown Incorporated.......................................    125,000
   Cowen & Company...................................................     60,000
   Crowell, Weedon & Co..............................................     60,000
   Dain Bosworth Incorporated........................................     60,000
   SBC Warburg Dillon Read Inc.......................................    125,000
   Doley Securities, Inc.............................................     60,000
   Donaldson, Lufkin & Jenrette Securities Corporation...............    125,000
   A.G. Edwards & Sons, Inc..........................................    125,000
   EVEREN Securities, Inc............................................    125,000
   Fahnestock & Co. Inc..............................................     60,000
   J.J.B. Hilliard, W.L. Lyons, Inc..................................     60,000
   Interstate/Johnson Lane Corporation...............................     60,000
   Janney Montgomery Scott Inc.......................................     60,000
   Legg Mason Wood Walker, Incorporated..............................    125,000
   McDonald & Company Securities, Inc................................     60,000
   McGinn, Smith & Co., Inc..........................................     60,000
   Morgan Keegan & Company, Inc......................................    125,000
   The Ohio Company..................................................     60,000
   CIBC Oppenheimer Corp.............................................    125,000
   Piper Jaffray Inc.................................................     60,000
   Principal Financial Securities, Inc...............................     60,000
   Pryor, McClendon, Counts & Co., Inc...............................     60,000
   Rauscher Pierce Refsnes, Inc......................................     60,000
   Raymond James & Associates, Inc...................................     60,000
   The Robinson-Humphrey Company, LLC................................     60,000
   Roney & Co., L.L.C................................................     60,000
   Stephens Inc......................................................    125,000
   Sterne, Agee & Leach, Inc.........................................     60,000
   Sutro & Co. Incorporated..........................................     60,000
   Trilon International Inc..........................................     60,000
   Tucker Anthony Incorporated.......................................     60,000
   U.S. Clearing Corp................................................     60,000
   Wedbush Morgan Securities Inc.....................................     60,000
   Wheat, First Securities, Inc......................................     60,000
                                                                      ----------
     Total........................................................... 12,000,000
                                                                      ==========

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters are committed to take and pay for all such Preferred Securities offered hereby, if any are taken, provided, that under certain circumstances involving a default of one or more Underwriters, less than all of the Preferred Securities may be purchased. Default by one Underwriter would not relieve any non-defaulting Underwriter from its several obligation, and in the event of such a default, the non-defaulting Underwriters may be required by the Company to purchase the Preferred Securities that they have severally agreed to purchase and, in addition, to purchase the Preferred Securities that the defaulting Underwriter or Underwriters shall have failed to purchase up to an amount equal to one-ninth of the Preferred Securities that such non-defaulting Underwriter or Underwriters have otherwise agreed to purchase.

  The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of not to exceed $0.50 per Preferred Security ($0.30 per Preferred Security sold to certain institutions). The Underwriters may allow, and such dealers may reallow, a concession of not to exceed $0.40 per Preferred Security ($0.30 per Preferred Security sold to certain institutions) to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Perpetual Junior Subordinated Debentures, the Underwriting Agreement provides that the Company will pay as Underwriters' Compensation for the Underwriters arranging the investment therein of such proceeds an amount of $0.7875 per Preferred Security ($0.5000 per Preferred Security sold to certain institutions) for the accounts of the several Underwriters.

  The Company and Entergy London Capital have agreed that, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the termination of trading restrictions on the Preferred Securities, as determined by the Underwriters, and (ii) 30 days after the closing date, they will not offer, sell, contract to sell or otherwise dispose of any limited partner interests in Entergy London Capital, or any preferred stock or any other securities of Entergy London Capital or the Company that are substantially similar to the Preferred Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or that represent the right to receive limited partner interests, preferred stock or any such substantially similar securities of Entergy London Capital or the Company, without the prior written consent of the representatives, except for the Preferred Securities and the Guarantee.

  Prior to this offering, there has been no public market for the Preferred Securities. The Preferred Securities have been approved for listing, subject to notice of issuance, on the NYSE under the symbol "ELO PrA". In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders. Trading of the Preferred Securities on the NYSE is expected to commence within a thirty-day period after the initial delivery of the Preferred Securities. The representatives have advised the Company that they intend to make a market in the Preferred Securities prior to commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Preferred Securities.

  In connection with the offering, the Underwriters may purchase and sell the Preferred Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Preferred Securities; and short positions created by the

Underwriters involve the sale by the Underwriters of a greater number of Preferred Securities than they are required to purchase from Entergy London Capital in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Preferred Securities sold in the offering may be reclaimed by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Preferred Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  Each Underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of issuance of the Preferred Securities will not offer or sell any Preferred Securities to persons in the UK except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the UK within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Preferred Securities in, from or otherwise involving the UK, and (c) it has only issued or passed on and will only issue or pass on in the UK any document received by it in connection with the issuance of the Preferred Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

  The Company and Entergy London Capital have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                    EXPERTS

  The consolidated balance sheet of Entergy London Investments plc (formerly Entergy Power UK plc) as of March 31, 1997, and consolidated statements of operations, cash flows and changes in shareholder's equity and related financial statement schedule for the period from October 9, 1996 (date of inception) to March 31, 1997, and the consolidated balance sheet of London Electricity plc as of March 31, 1996, and consolidated statements of operations, cash flows and changes in shareholders' equity and related financial statement schedule for the period from April 1, 1996 to January 31, 1997 and the years ended March 31, 1996 and 1995, included in this prospectus, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                LEGAL OPINIONS

  Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and Entergy London Capital. Certain legal matters relating to English law, including taxation, corporate matters and the binding nature of the Perpetual Junior Subordinated Debentures and agreements related thereto, will be passed upon for the Company by Linklaters & Paines, London, England. Certain matters relating to the Perpetual Junior Subordinated Debentures and the Guarantee and US Federal income tax considerations will be passed upon by Reid & Priest LLP, New York, New York, special counsel to the Company and Entergy London Capital. Certain legal matters will be passed upon for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York.

                        NATURE OF FINANCIAL INFORMATION

  The financial information in respect of the Company and the Predecessor Company set forth in "Summary Financial Information", "Capitalization", "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein does not constitute statutory accounts under Section 240 of the Companies Act 1985. Statutory accounts for the fiscal year 1997 to which such financial information relates have been, and for the nine months ended December 31, 1997 will be, delivered to the Registrar of Companies in England and Wales. The auditors of the Company and the Predecessor Company have made a report under Section 236 of the Companies Act 1985 on the statutory accounts for each such fiscal year which was not qualified within the meaning of Section 262 of the Companies Act 1985 and did not contain a statement made under Section 237(2) or 237(5) of that Act.

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
ENTERGY LONDON INVESTMENTS plc AND SUBSIDIARIES (Successor Company)
Report of the Independent Accountants......................................  F-2
Financial Statements:
  Consolidated balance sheet as of March 31, 1997..........................  F-3
  Consolidated statement of operations for the period from October 9, 1996
   (date of inception) to March 31, 1997...................................  F-4
  Consolidated statement of changes in shareholder's equity for the period from October 9, 1996 (date of inception) to March 31, 1997..............  F-5
  Consolidated statement of cash flows for the period from October 9, 1996
   (date of inception) to March 31, 1997...................................  F-6
  Notes to consolidated financial statements...............................  F-7
LONDON ELECTRICITY plc AND SUBSIDIARIES (Predecessor Company)
Report of Independent Accountants.......................................... F-17
Financial Statements:
  Consolidated balance sheet as of March 31, 1996.......................... F-18
  Consolidated statements of operations for the period from April 1, 1996 to January 31, 1997 and the years ended March 31, 1996 and 1995......... F-19
  Consolidated statements of changes in shareholders' equity for the period from April 1, 1996 to January 31, 1997 and the years ended March 31,
   1996 and 1995........................................................... F-20
  Consolidated statements of cash flows for the period from April 1, 1996 to January 31, 1997 and the years ended March 31, 1996 and 1995......... F-21
  Notes to consolidated financial statements............................... F-22
ENTERGY LONDON INVESTMENTS plc AND SUBSIDIARIES (Successor Company) and
 LONDON ELECTRICITY plc AND SUBSIDIARIES (Predecessor Company)
Financial Statements:
  Unaudited condensed consolidated balance sheet as of September 30, 1997 and March 31, 1997...................................................... F-33
  Unaudited condensed consolidated statements of operations for the six month periods ended September 30, 1997 and 1996......................... F-34
  Unaudited condensed consolidated statements of cash flows for the six month periods ended September 30, 1997 and 1996......................... F-35
  Notes to unaudited condensed consolidated financial statements........... F-36
  Unaudited Pro Forma Financial Statement:
    Unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 1997 with related notes...................... F-40

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Entergy London Investments plc:

  We have audited the accompanying consolidated balance sheet of Entergy London Investments plc (formerly Entergy Power UK plc) as of March 31, 1997, and the related consolidated statements of operations, cash flows and changes in shareholder's equity for the period from October 9, 1996 (date of inception) to March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Entergy London Investments plc as of March 31, 1997, and the results of its operations and its cash flows for the period from October 9, 1996 to March 31, 1997 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
New Orleans, Louisiana
July 31, 1997

                         ENTERGY LONDON INVESTMENTS PLC

                           CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997
               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                          ASSETS
                          ------
Current assets:
  Cash and cash equivalents................................  (Pounds)   25.1 $   40.5
  Accounts receivable:
    Customer receivable net of reserve of (Pounds)11.8
     ($19.0)...............................................            104.8    168.9
    Unbilled revenue.......................................            102.4    165.0
  Deferred income tax asset ...............................             16.0     25.8
  Income tax receivable....................................             13.1     21.1
  Other receivables........................................             20.3     32.7
  Prepayments and other....................................              5.3      8.5
  Inventory................................................              8.5     13.7
  Investments..............................................             28.2     45.5
                                                             --------------- --------
      Total current assets.................................            323.7    521.7
                                                             --------------- --------
Property, plant and equipment, net of accumulated deprecia-
 tion of (Pounds)9.6 ($15.5)...............................          1,265.7  2,039.9
Construction work in progress..............................             80.9    130.4
Distribution license, net of accumulated amortization of
 (Pounds)3.3 ($5.3)........................................            830.4  1,338.4
Investments, long-term.....................................             10.3     16.6
Long-term receivables......................................             12.3     19.8
Prepaid pension asset......................................            145.3    234.2
                                                             --------------- --------
Total assets...............................................  (Pounds)2,668.6 $4,301.0
                                                             =============== ========
           LIABILITIES AND SHAREHOLDER'S EQUITY
           ------------------------------------
Current liabilities:
  Current maturities of long-term debt.....................  (Pounds)   20.4 $   32.9
  Notes payable............................................            141.7    228.4
  Accounts payable.........................................            125.4    202.1
  Income taxes payable.....................................             34.3     55.3
  Deferred revenue.........................................             29.6     47.7
  Other liabilities........................................             19.2     30.9
                                                             --------------- --------
      Total current liabilities............................            370.6    597.3
Long-term debt.............................................          1,142.9  1,842.0
Deferred income tax liability..............................            644.4  1,038.6
Other non-current liabilities..............................            262.4    422.9
                                                             --------------- --------
      Total liabilities....................................          2,420.3  3,900.8
                                                             --------------- --------
Commitments and Contingencies
Shareholder's equity:
  Common stock, (Pounds)1 ($1.61) par value per share,
   50,000 shares authorized, issued and outstanding........              0.1      0.2
  Additional paid-in capital...............................            239.9    386.6
  Retained earnings........................................              8.3     13.4
                                                             --------------- --------
      Total shareholder's equity...........................            248.3    400.2
                                                             --------------- --------
Total liabilities and shareholder's equity.................  (Pounds)2,668.6 $4,301.0
                                                             =============== ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         ENTERGY LONDON INVESTMENTS PLC

                      CONSOLIDATED STATEMENT OF OPERATIONS
             FOR THE PERIOD FROM OCTOBER 9, 1996 TO MARCH 31, 1997

               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                           PERIOD FROM OCTOBER
                                                                 9, 1996
                                                            TO MARCH 31, 1997
                                                           --------------------
Operating revenues........................................ (Pounds)233.6 $376.5
Cost of sales.............................................         163.6  263.7
                                                           ------------- ------
Gross profit..............................................          70.0  112.8
Depreciation and amortization expense.....................          12.9   20.8
Property taxes............................................           3.5    5.6
Restructuring charges.....................................           8.0   12.9
Selling, general and administrative expenses..............          13.6   21.9
                                                           ------------- ------
    Income from operations................................          32.0   51.6
Other expenses, net.......................................           6.5   10.5
Interest expense, net.....................................          12.7   20.5
                                                           ------------- ------
    Income before income taxes............................          12.8   20.6
Income taxes..............................................           4.5    7.2
                                                           ------------- ------
    Net income............................................ (Pounds)  8.3 $ 13.4
                                                           ============= ======
Earnings per average common share......................... (Pounds)  166 $  268
                                                           ------------- ------
Average number of common shares outstanding...............        50,000 50,000



  The accompanying notes are an integral part of these consolidated financial statements.

                         ENTERGY LONDON INVESTMENTS PLC

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
             FOR THE PERIOD FROM OCTOBER 9, 1996 TO MARCH 31, 1997

                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                COMMON STOCK
                          -------------------------
                          SHARES                      ADDITIONAL PAID-IN
                                       AMOUNT              CAPITAL          RETAINED EARNINGS  SHAREHOLDER'S EQUITY
                          ------ ------------------ ---------------------- ------------------- --------------------
Balance, October 9,
 1996...................      -- (Pounds)  -- $  -- (Pounds)    -- $    -- (Pounds)  -- $   -- (Pounds)   -- $   --
Common stock issued.....  50,000          0.1   0.2          239.9   386.6           --     --         240.0  386.8
Net income..............      --           --                   --                  8.3   13.4           8.3   13.4
                          ------ ------------ ----- -------------- ------- ------------ ------ ------------- ------
Balance, March 31, 1997.  50,000 (Pounds) 0.1 $ 0.2 (Pounds) 239.9 $ 386.6 (Pounds) 8.3 $ 13.4 (Pounds)248.3 $400.2
                          ====== ============ ===== ============== ======= ============ ====== ============= ======



  The accompanying notes are an integral part of these consolidated financial statements.

                         ENTERGY LONDON INVESTMENTS PLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE PERIOD FROM OCTOBER 9, 1996 TO MARCH 31, 1997

                                 (IN MILLIONS)

Cash flows from operating activities:
  Net income.......................................... (Pounds) 8.3  $    13.4
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization.....................         12.9       20.8
    Deferred income taxes.............................          3.5        5.6
    Change in assets and liabilities:
      Inventory.......................................          0.9        1.5
      Accounts receivable and unbilled revenue........         (3.1)      (5.0)
      Long-term receivables and other.................        (35.1)     (56.5)
      Accounts payable................................        (18.2)     (29.3)
      Income taxes payable............................          7.0       11.3
      Other current assets and liabilities............         21.2       34.2
      Other long-term liabilities.....................         66.4      107.0
                                                       ------------  ---------
        Net cash provided by operating activities.....         63.8      103.0
Cash flows from investing activities:
  Capital expenditures ...............................        (35.9)     (57.9)
  Acquisition of London Electricity...................     (1,174.3)  (1,892.6)
  Receipt of consumer contributions...................          6.9       11.1
                                                       ------------  ---------
        Net cash used in investing activities.........     (1,203.3)  (1,939.4)
Cash flows from financing activities:
  Proceeds from issuance of debt......................        945.0    1,523.0
  Proceeds from issuance of common stock..............        240.0      386.8
  Net repayments from available lines of credit.......        (20.4)     (32.9)
                                                       ------------  ---------
        Net cash provided by financing activities.....      1,164.6    1,876.9
                                                       ------------  ---------
Increase in cash and cash equivalents.................         25.1       40.5
Beginning of period cash and cash equivalents.........           --         --
                                                       ------------  ---------
End of period cash and cash equivalents............... (Pounds)25.1  $    40.5
                                                       ============  =========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Cash paid for interest.............................. (Pounds) 8.2  $    13.2
                                                       ============  =========
  Cash paid for income taxes.......................... (Pounds) 1.0  $     1.6
                                                       ============  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ENTERGY LONDON INVESTMENTS PLC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS:

  Entergy London Investments plc (formerly Entergy Power UK plc and referred to herein as "the Company") is an indirect wholly-owned subsidiary of Entergy Corporation formed on October 9, 1996 (date of inception) for the purpose of acquiring London Electricity plc ("London Electricity"). London Electricity is one of twelve regional electricity companies ("RECs") in England and Wales licensed to supply, distribute and, to a limited extent, generate electricity. The RECs were created as a result of the privatization of the United Kingdom ("UK") electric industry in 1990 after the state-owned low voltage distribution networks were allocated to the then existing twelve regional boards. London Electricity's main business, the distribution and supply of electricity to customers in London, England, is regulated under the terms of London Electricity's Public Electricity Supply License ("PES license") by the Office of Electricity Regulation (the "Regulator").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation:

  The financial statements of the Company are presented in pounds sterling ((Pounds)) and in conformity with accounting principles generally accepted in the United States ("US GAAP"). The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries and have been prepared from records maintained by the Company in the UK. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company is not subject to rate regulation, but rather is subject to price cap regulation and, therefore, the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71") do not apply.

  These financial statements are presented in pounds sterling ((Pounds)) and in US dollars ($), solely for the convenience of the reader, at the exchange rate of (Pounds)1=US $1.6117, the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 1997 in accordance with Securities and Exchange Commission Regulation S-X Rule 3-20. This presentation has not been translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." No representation is made that the pounds sterling amounts have been, could have been, or could be converted into US Dollars at that or any other rate of exchange.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of the Company's financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Adjustments to the reported amounts of assets and liabilities may be necessary in the future to the extent that future estimates or actual results are different from the estimates used in the financial statements.

 Revenue Recognition

  London Electricity distributes electricity to commercial, residential and industrial customers within the London area. The Company records revenue net of value added tax ("VAT") and accrues revenue for services provided but unbilled at the end of each reporting period. London Electricity purchases power primarily from the wholesale trading market for electricity in England and Wales (the "Pool"). The Pool monitors supply and demand between generators and suppliers, sets prices for generation and provides centralized settlement of amounts due between generators and suppliers.

 Cash and Cash Equivalents

  The Company considers all short-term investments with an original maturity of three months or less to be cash and cash equivalents.

                      ENTERGY LONDON INVESTMENTS PLC

 Property, Plant and Equipment

  Property, plant and equipment is stated at original cost and includes materials, labor and appropriate overhead costs. The Company is entitled, under certain conditions, to collect cash contributions from consumers to fund improvements to the Company's distribution networks. Consumer contributions are credited against the historical cost of the asset.

  Depreciation is computed by the straight-line method at rates based on the estimated service lives of each of the various classes of property. Consumer contributions are amortized into income at a rate of 2.5%. Depreciation rates on average depreciable property are shown below:

      Distribution network assets...................................  2.5%--5.0%
      Buildings.....................................................        2.5%
      Vehicles and mobile plant.....................................   10%--20%
      Furniture and equipment, including computer hardware and soft-
       ware.........................................................   20%--33%

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). This standard requires that deferred income taxes be recorded for all temporary differences between the financial statement basis and tax basis of assets and liabilities and loss carryforwards and that deferred tax balances be based on enacted tax laws at rates that are expected to be in effect when the temporary differences reverse.

 Distribution License

  Distribution license represents the value attributed by the Company to the license to serve London Electricity customers within its franchise area acquired in conjunction with the acquisition of London Electricity by the Company. The license is being amortized over forty years using the straight-line method.

 Financial Instruments

  The Company enters into interest rate swaps as a part of its overall risk management strategy and does not hold or issue material amounts of derivative financial instruments for trading purposes. The Company accounts for its interest rate swaps in accordance with the concepts established in Statement of Financial Accounting Standards No. 80, "Accounting for Futures Contracts" ("SFAS 80") and various Emerging Issue Task Force pronouncements. If the interest rate swaps were to be sold or terminated, any gain or loss would be deferred and amortized over the remaining life of the debt instrument being hedged by the interest rate swap. If the debt instrument being hedged by the interest rate swaps were to be extinguished, any gain or loss attributable to the swap would be recognized in the period of the transaction.

  The Company considers the carrying amounts of financial instruments classified as current assets and liabilities to be a reasonable estimate of their fair value because of the short maturity of these instruments.

 Price Control

  Charges for distribution of electricity and supply to customers with a maximum demand under 100Kw are subject to a price control formula set out in London Electricity's PES license which allows a maximum charge per unit of electricity. Differences in the charges, or in the purchase cost of electricity, can result in the under or overrecovery of revenues in a particular year.

                        ENTERGY LONDON INVESTMENTS PLC

  Where there is an overrecovery of supply or distribution business revenues against the regulated maximum allowable amount, revenues are deferred in an amount equivalent to the overrecovered amount. The deferred amount is deducted from operating revenues and included in other liabilities. Where there is an underrecovery, no anticipation of any potential future recovery is made.

  The Company enters into contracts for differences ("CFDs") primarily to hedge its supply business against the price risk of electricity purchases from the Pool. Use of these CFDs is carried out within the framework of the Company's purchasing strategy and hedging guidelines. Risk of loss is monitored through establishment of approved counterparties and maximum counterparty limits and minimum credit ratings. The Company recognizes gains (losses) on CFDs when settlement is made. Gains (losses) on CFDs are recognized as a decrease (increase) to cost of sales based upon the difference between fixed prices in the CFD compared to variable prices paid to the Pool for the period. Gains (losses) based upon the difference between fixed prices in the CFD compared to variable prices paid to the Pool for future electricity purchases are not recognized until the period of such settlements.

  Pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS 121") the Company periodically reviews its long-lived assets whenever events or changes in circumstances indicate that recoverability of these assets is uncertain. Generally, the determination of recoverability is based on the undiscounted net cash flows expected to result from such assets. Projected undiscounted net cash flows depend on the future operating costs associated with the assets and future market prices over the remaining life of the assets. Based on current estimates of future undiscounted cash flows as prescribed under SFAS 121, management anticipates that future revenues from such assets will fully recover all related costs.

3. REGULATORY MATTERS:

  The distribution business of London Electricity is regulated under its PES license, pursuant to which revenue of the distribution business is controlled by the Distribution Price Control Formula ("DPCF"). The DPCF determines the maximum average price per unit of electricity (expressed in kilowatt hours, a "unit") that a REC may charge. The elements used in the DPCF are established for a five-year period and are subject to review by the Regulator at the end of each five-year period and at other times at the discretion of the Regulator. At each review the Regulator can adjust the value of certain elements in the DPCF. Following a review by the Regulator in August 1994, a 14% price reduction was set for London Electricity, effective April 1, 1995. In July 1995, a further review of distribution prices was concluded by the Regulator for fiscal years 1997 to 2000. As a result of this further review, London Electricity's distribution prices were reduced an additional 11%, effective April 1, 1996, 3% effective April 1, 1997 and will be reduced by a further 3% on both April 1, 1998 and 1999.

  The supply business of London Electricity is also regulated by the Regulator, and prices are established based upon the Supply Price Control Formula which is similar to the DPCF; however, it currently allows full pass through for all properly incurred costs and is set for a four-year period by the Regulator.

  The non-franchise supply market, which typically includes larger commercial and industrial customers was opened to competition for all customers with usage above 1Mw upon privatization of the industry in 1990. The non-franchise supply markets of 100 kW or more were opened to full competition starting in April 1994.

                        ENTERGY LONDON INVESTMENTS PLC

  Currently London Electricity, under its PES license, has the exclusive right to supply residential and small industrial and commercial customers within its franchise area. It is anticipated that the supply market for customers will be fully competitive over a six month period starting in April 1998.

4. INVESTMENTS:

  The Company accounts for investments whose fair market values are readily determinable in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Investments for Certain Debt and Equity Securities" ("SFAS 115"). These securities are considered available-for-sale securities under SFAS 115 and their fair values approximate cost. Other securities whose fair market values are not readily determinable and in which the Company does not have a significant interest are recorded at cost.

  Investments in companies in which the Company's ownership interests range from 20% to 50% or investments which are less than 20% owned but over which the Company exercises significant influence over operating and financial policies are accounted for using the equity method. The following are the Company's equity method investments as of March 31, 1997:

      INVESTMENT                                            PERCENTAGE OWNERSHIP
      ----------                                            --------------------
      London Total Gas Ltd.................................         50%
      Thames Valley Power Ltd..............................         50%
      London Total Energy Ltd..............................         50%
      Barking Power Limited................................        13.5%

  Equity in earnings from these investments was (Pounds)1.3 million ($2.1 million) for the period from October 9, 1996 to March 31, 1997 which is included in "Other expenses, net" in the consolidated statement of operations.

5. PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment, at cost, consists of the following (in millions):

                                                          MARCH 31, 1997
                                                     -------------------------
      Distribution network assets................... (Pounds)1,322.3  $2,131.2
      Land and buildings............................            61.2      98.6
      Vehicles and mobile plant.....................             5.8       9.3
      Furniture, fixtures and equipment, including
       computer hardware and software...............            51.2      82.5
      Consumer contributions to construction........          (165.2)   (266.2)
                                                     ---------------  --------
                                                             1,275.3   2,055.4
      Less accumulated depreciation and
       amortization.................................            (9.6)    (15.5)
                                                     ---------------  --------
                                                     (Pounds)1,265.7  $2,039.9
                                                     ===============  ========

6. INCOME TAXES:

  The Company's income tax expense for the period from October 9, 1996 to March 31, 1997 consists of the following (in millions):

                                                                PERIOD FROM
                                                              OCTOBER 9, 1996
                                                             TO MARCH 31, 1997
                                                             -----------------
      Current............................................... (Pounds) 1.0 $ 1.6
      Deferred..............................................          3.5   5.6
                                                             ------------ -----
        Total income tax expense............................ (Pounds) 4.5 $ 7.2
                                                             ============ =====

                        ENTERGY LONDON INVESTMENTS PLC

  The Company's total effective income tax rate of 35% differs from the Company's statutory rate of 33% primarily due to permanent differences and tax credits utilized in the Company's income tax return.

  Significant components of the Company's net deferred tax liability as of March 31, 1997 are as follows (in millions):

        Deferred tax liability
        Property-related basis differences.............. (Pounds)352.9 $  568.8
        Prepaid pension asset...........................          47.9     77.2
        Distribution license............................         274.0    441.6
                                                         ------------- --------
          Total.........................................         674.8  1,087.6
        Deferred tax asset
        Reserves and other timing differences...........          46.4     74.8
                                                         ------------- --------
          Net deferred tax liability.................... (Pounds)628.4 $1,012.8
                                                         ============= ========

  As a result of Parliamentary elections held on May 1, 1997, the Labor Party gained control of the British government. On July 31, 1997, legislation establishing a windfall profits tax, which affects regulated companies privatized since 1979 including London Electricity, was enacted. In accordance with SFAS 109 under US GAAP, the Company will record a charge to income for the windfall profits tax during the quarter ending September 30, 1997. A change in the UK statutory rate from 33% to 31% was also included in the legislation. The impact of such changes in the quarter ending September 30, 1997 will be recognition of the (Pounds)140 million ($226 million) expense for the windfall profits tax and approximately (Pounds)38 million ($61.2 million) of income tax benefit as a result of the change in the UK statutory income tax rate in the Company's results of operations.

  The tax years since fiscal year 1990 are currently under review by the Inland Revenue in the UK. The Company believes that there is no additional liability related to the tax years under review.

7. LONG-TERM DEBT:

  The long-term debt of the Company is summarized as follows (in millions):

      8% Eurobonds repayable March 28, 2003............ (Pounds)   98.9 $  159.4
      8 5/8% Eurobonds repayable October 26, 2005......            99.0    159.6
      Loan notes due March 31, 2003....................            20.4     32.9
      Revolving bank debt facility:
        Facility A.....................................           705.0  1,136.2
        Facility B.....................................           240.0    386.8
                                                        --------------- --------
      Total............................................         1,163.3  1,874.9
      Less current maturities..........................            20.4     32.9
                                                        --------------- --------
      Long-term debt, net of current maturities........ (Pounds)1,142.9 $1,842.0
                                                        =============== ========

  The 8% and 8 5/8% Eurobonds may become due prior to their stated maturity only upon the occurrence of certain events including default, liquidation or bankruptcy of London Electricity. The Company does not anticipate default under these agreements.

  Certain shareholders of London Electricity elected to receive Loan Notes issued by the Company in exchange for their London Electricity shares in conjunction with its acquisition by the Company. Such Loan Notes are included as current maturities of long-term debt based on the option of holders to redeem such notes on March 31 of each year until their final maturity on March 31, 2003. The Loan Notes bear interest at LIBOR (6.69% at March 31, 1997) less 1% which is adjusted annually on April 1.

                        ENTERGY LONDON INVESTMENTS PLC

  In conjunction with the acquisition of London Electricity, the Company entered into a revolving loan facility with a consortium of banks that is collateralized by the stock of London Electricity. This revolving loan consists of three parts which are Facility A for (Pounds)810 million ($1.3 billion), Facility B for (Pounds)240 million ($387 million) and Facility C for (Pounds)200 million ($322 million). Facility B requires additional guarantees or repayment by December 17, 1997, to avoid an increase in the variable interest rates on all three facilities ranging from .5% to 1%. The Company intends to repay Facility B through a combination of issuing quarterly income preferred securities and additional equity or loans from the Company's parent. The revolving loan contains certain restrictive covenants, the most restrictive of which are maximum capitalization ratios and restrictions on disposals of assets. Failure to meet the capitalization ratio targets in the agreement results in increases in the interest rate on the outstanding facilities and acceleration of repayment schedules. Facilities A and C can be repaid and reborrowed during the five year term of this agreement which ends in December 2001 provided certain capitalization ratios are achieved. The interest rates on the three facilities are based on LIBOR, plus a margin which ranges from .25% to 1.5% based on capitalization ratios, plus a defined margin which is computed based on a bank cost of funds. The interest rate at March 31, 1997 was 7.43% on Facilities A, B and C.

  London Electricity entered into an interest rate swap agreement to reduce the impact of interest rate changes on its outstanding debt. The interest rate swap agreement involves the exchange of a fixed interest rate for a floating interest rate periodically over the life of the agreement. If the counterparty to the agreement was to default on contractual payments, the Company could be exposed to increased cost related to replacing the original agreement. However, the Company does not anticipate non-performance. Through July 31, 1997, the Company has entered into additional interest rate swaps with a notional amount of (Pounds)600 million ($967 million), fair value of (Pounds)(2.4) million ($(3.9) million) and maturity dates through the year 2001.

8. NOTES PAYABLE:

  Other facilities available to London Electricity are short-term unsecured, uncommitted facilities of (Pounds)208 million ($335 million) and a (Pounds)150 million ($242 million) Sterling Commercial Paper Program ("Sterling Program"). Uncommitted facilities are unsecured facilities which are available at the Company's request, however there is no obligation by the bank counterparty to make funds available to the Company. The Sterling Program is a negotiable promissory note with short term maturities (up to 364 days) and issued at a discount to face value. The Company had an outstanding balance of (Pounds)141.7 million ($228.4 million) on all of these facilities as of March 31, 1997. The weighted average interest rate incurred on these borrowings was 6.2% for the period from October 9, 1996 to March 31, 1997.

9. COMMITMENTS AND CONTINGENCIES:

  The Company has entered into operating lease agreements for the use of buildings and vehicles. Minimum future rental payments under all operating leases as of March 31, 1997 are as follows (in millions):

1998....................................................... (Pounds)  7.4 $ 11.9
1999.......................................................           6.9   11.1
2000.......................................................           6.0    9.7
2001.......................................................           5.8    9.4
2002.......................................................           5.7    9.2
Thereafter.................................................          72.0  116.0
                                                            ------------- ------
  Total.................................................... (Pounds)103.8 $167.3
                                                            ============= ======

                        ENTERGY LONDON INVESTMENTS PLC

  Rental expense incurred under these lease agreements was (Pounds)1.3 million ($2.1 million) for the period from October 9, 1996 to March 31, 1997.

  The Company is subject to an agreement whereby the UK government is entitled to a proportion of certain property gains accruing to the Company as a result of disposals or events treated as disposals occurring after March 31, 1990, of properties held at that date. This commitment is effective until March 31, 2000.

  The Company has recorded approximately (Pounds)100 million ($161 million) in reserves as of March 31, 1997, related to unfavorable long-term contracts. These reserves will be amortized over the remaining lives of the contracts which range from 14 to 18 years. The reserves recorded are based on the excess of estimated fair market value of these contracts over the present value of the future cash flows under the contracts at the applicable discount rate and prices.

  London Electricity is required to file five-year projections with the Regulator for capital expenditures related to its regulated distribution network and updates of such projections annually. The most recent updated projection was for the five-year period ended March 31, 2000 and was filed in July 1997. This filing indicated London Electricity's current projection of approximately (Pounds)482 million ($777 million) for the five year period. Approximately (Pounds)186 million ($300 million) has been spent in fiscal years 1996 and 1997 related to this five-year projection.

  London Electricity uses CFDs and power purchase contracts with certain UK generators to fix the price of electricity for a contracted quantity over a specific period of time. At March 31, 1997 the Company has outstanding CFDs and power purchase contracts for approximately 46,000 GWh of electricity. These include a long term power purchase contract with an affiliate which is based on 27.5% of the affiliate's capacity from its 1000 MW facility through the year 2010. London Electricity's sales volumes were approximately 20,800 GWh, 18,100 GWh and 15,800 GWh in pro forma fiscal year 1997, and fiscal years ended March 31, 1996 and 1995, respectively. Management's estimate of the fair value of CFDs outstanding at March 31, 1997 is a net liability of approximately (Pounds)40 million ($64.5 million). This estimate is based on management's projections of future prices of electricity. The majority of this net liability will be recovered through generation costs passed through to franchise customers.

  The UK Environmental Protection Act 1990 addresses waste management issues and imposes certain obligations on companies which handle and dispose of waste. Some of London Electricity's distribution activities produce waste but London Electricity believes that it has taken and continues to take measures to comply with the applicable laws and governmental regulations for the protection of the environment. There are no material legal or administrative proceedings pending against London Electricity with respect to any environmental matter.

11. PENSION BENEFITS:

  The Company participates in a defined benefit pension plan, which provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the electricity supply industry in the UK. The Company made no contributions to the plan for the period from October 9, 1996 to March 31, 1997.

  The Company uses the projected unit credit actuarial method for accounting purposes. Amounts funded to the pension are primarily invested in equity and fixed income securities.

                        ENTERGY LONDON INVESTMENTS PLC

  The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at March 31, 1997 (in millions):

      Accumulated benefit obligation:
        Vested.......................................... (Pounds)611.6 $  985.7
                                                         ============= ========
      Projected benefit obligation......................         705.7  1,137.4
      Plan assets at fair value.........................         851.0  1,371.6
                                                         ------------- --------
          Prepaid pension asset......................... (Pounds)145.3 $  234.2
                                                         ============= ========

  The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation, and the expected long-term rate of return on assets were 9%, 6.5% and 9% for the period October 9, 1996 to March 31, 1997.

  The components of the plan's net pension income during the periods are shown below (in millions):

                                                              PERIOD FROM
                                                            OCTOBER 9, 1996
                                                           TO MARCH 31, 1997
                                                          --------------------
      Service cost (benefits earned during the period)... (Pounds) 2.5  $  4.0
      Interest cost on projected benefit obligation......         14.9    24.0
      Expected return on plan assets.....................        (18.0)  (29.0)
                                                          ------------  ------
        Net pension income............................... (Pounds)(0.6) $ (1.0)
                                                          ============  ======

12. EMPLOYEE OPTIONS:

  Prior to the acquisition of London Electricity by the Company, certain employees of London Electricity were eligible to participate in either the Employee Sharesave or Executive Sharesave plans. In conjunction with the purchase of London Electricity, the holders of any outstanding options were given the opportunity to exercise their options and sell their shares to the Company at a price of (Pounds)7.05 ($11.36) per share which then entitled the owners of the shares to the interim dividend of (Pounds).179 ($0.29) per share. If the holders of the options did not exercise their options, such options were canceled and the holders were paid (Pounds)7.05 ($11.36) per share. There were 5,103,416 options outstanding, which were all exercised or canceled subsequent to year-end as of March 31, 1997.

13. ACQUISITION OF LONDON ELECTRICITY:

  Effective February 1, 1997, the Company acquired London Electricity in a transaction accounted for as a purchase. Accordingly, the results of operations of London Electricity have been consolidated into the results of operations of the Company from February 1, 1997 to March 31, 1997. The Company has no operations outside of its investment in London Electricity. Based on the purchase method of accounting, the Company has allocated the purchase price for London Electricity to London Electricity assets and liabilities based on their estimated fair market value with the remainder allocated to London Electricity's distribution license which is an identifiable intangible asset.

  The following table reflects, on an unaudited pro forma basis, the combined operations of the Company and London Electricity as if the acquisition occurred at the beginning of each of the

                        ENTERGY LONDON INVESTMENTS PLC
respective fiscal years presented. Appropriate adjustments have been made to reflect the accounting basis used in recording the acquisition. This pro forma information has been prepared for comparative purposes only and does not purport to be indicative of the results of operations that would have resulted had the combination been in effect on the dates indicated, that have resulted since the date of acquisition or that may result in the future.

                                        PRO FORMA YEAR ENDED
                                              MARCH 31,
                          ----------------------------------------------------
  (IN MILLIONS, EXCEPT
   SHARE AND PER SHARE              1997                     1996
        AMOUNTS)          ------------------------ ---------------------------
                                             (UNAUDITED)
Revenues................. (Pounds)1,349.8 $2,175.5 (Pounds)1,187.7    $1,914.2
Net income...............            16.3     26.3           308.1(a)    496.6
Net income per share.....           326.0    525.4         6,162.0     9,931.3
Weighted average common
 shares outstanding......          50,000                   50,000

--------
(a) Includes gain on revaluation of National Grid Holding Company plc, sale of pumped storage business, special dividends, rights dividends, contribution to ESOP and net customer refund of (Pounds)266.2 million ($429 million), (Pounds)70.1 million ($113 million), (Pounds)131 million ($211.1 million) , (Pounds)3 million ($4.8 million) , (Pounds)17.3 million ($27.9 million) and (Pounds)82.6 million ($133.1 million), respectively. The net after tax effect of the above was to increase net income by (Pounds)248 million ($399.7 million).

  The assets and liabilities acquired as of February 1, 1997 and the cash used for acquisition are as follows (in millions):

      Current assets............................... (Pounds)  323.4  $   521.2
      Network assets...............................         1,332.0    2,146.8
      Other long-term assets.......................           999.3    1,610.6
      Current liabilities..........................          (383.7)    (618.4)
      Long-term debt...............................          (208.4)    (335.9)
      Other long-term liabilities..................          (802.5)  (1,293.4)
                                                    ---------------  ---------
        Total purchase price.......................         1,260.1    2,030.9
      Less: Loan Notes and liability to
       shareholders................................           (76.7)    (123.6)
      Cash acquired in acquisition.................            (9.1)     (14.7)
                                                    ---------------  ---------
      Cash used for acquisition.................... (Pounds)1,174.3  $ 1,892.6
                                                    ===============  =========

  Certain shareholders of London Electricity elected to receive Loan Notes issued by the Company in exchange for their shares as permitted by the terms of the Company's tender offer. Such debt instruments are included in long-term debt in the above analysis. Additionally, as of March 31, 1997, certain London Electricity shareholders had not yet tendered their shares as required by both the terms of the tender offer and applicable law. Due to the Company's unconditional commitment to purchase such shares, the purchase price for such shares has been included in other long-term liabilities in the above analysis.

  London Electricity has utilized a portion of the pension plan surplus to increase benefits to members and reduce employer and employee contributions. A recent court ruling in the UK upheld such uses of pension surplus. However, the decision is under appeal and should the decision be reversed on appeal, the Company could be required to repay pension surplus utilized and recompute the Company's prepaid pension asset which was (Pounds)145.3 million ($234.2 million) at March 31, 1997. Additionally, as of March 31, 1997, a tax valuation of fixed assets had not yet been prepared. Management expects that this tax valuation will be completed by December 31, 1997. Should an

                        ENTERGY LONDON INVESTMENTS PLC
unfavorable outcome result from appeals on the pension matter subsequent to February 1, 1998, results of operations may be unfavorably impacted. The Company's allocation of purchase price is preliminary pending the outcome of these matters.

14. SEGMENT INFORMATION:

  The Company is engaged in two electric industry segments: distribution, which involves the transfer and delivery of electricity across its network to its customers, and supply, which involves bulk purchases of electricity from the Pool for delivery to the distribution networks. Other consists principally of the Company's investment in private distribution networks, electricity contracting services and investments in generating assets. Information about the Company's operations in these individual segments during the period from date of inception to March 31, 1997 is as follows (in millions):

                                            FOR THE PERIOD FROM OCTOBER 9, 1996 TO MARCH 31, 1997
                  --------------------------------------------------------------------------------------------------------------
                      DISTRIBUTION             SUPPLY               OTHER              ELIMINATIONS            CONSOLIDATED
                  --------------------- -------------------- --------------------  ---------------------  ----------------------
Operating
 revenues.......  (Pounds)60.8 $   98.0 (Pounds)213.3 $343.8 (Pounds)10.2  $ 16.4  (Pounds)(50.7) $(81.7) (Pounds)233.6 $  376.5
Operating
 income.........          18.1     29.2           6.6   10.6          7.3    11.8  (Pounds)   --                   32.0     51.6
Depreciation and
 amortization...          13.9     22.4           0.8    1.3         (1.8)   (2.9) (Pounds)   --                   12.9     20.8
Total assets
 employed at
 period end.....       1,765.9  2,846.1         543.8  876.5        358.9   578.4  (Pounds)   --                2,668.6  4,301.0
Capital
 expenditures...          25.3     40.8           2.6    4.2          8.0    12.9  (Pounds)   --                   35.9     57.9

15. RESTRUCTURING CHARGES:

  In 1995 and 1996, London Electricity implemented a restructuring program to reduce the number of employees in the Network Services, Customer Services, Corporate and Information Technology groups. An initial plan was approved by the Board of Directors of the Company in September of 1994 and was based on a business plan developed subsequent to the 1994 Regulatory Review of Distribution (the "Distribution Review").

  Following the reopening of the Distribution Review during 1995, a further plan was proposed leading to further reduction of employees in the same areas. This plan was approved by the Board of Directors in May of 1996. The balance as of March 31, 1997 for restructuring charges is shown below along with the actual termination benefits paid under the program for the period from date of inception to March 31, 1997.

Provision for restructuring as of January 31, 1997........  (Pounds)25.9  $41.7
Adjustments to restructuring provision in period from date
 of inception to March 31, 1997...........................           8.0   12.9
Payments made in period from date of inception to March
 31, 1997.................................................          (3.1)  (5.0)
                                                            ------------  -----
  Balance March 31, 1997..................................  (Pounds)30.8  $49.6
                                                            ============  =====

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of London Electricity plc:

  We have audited the accompanying consolidated balance sheet of London Electricity plc as of March 31, 1996 and the related consolidated statements of operations, cash flows and changes in shareholders' equity for the period from April 1, 1996 to January 31, 1997, and the years ended March 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of London Electricity plc as of March 31, 1996 and the results of its operations and its cash flows for the period from April 1, 1996 to January 31, 1997 and the years ended March 31, 1996 and 1995 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
New Orleans, Louisiana
July 31, 1997

                             LONDON ELECTRICITY PLC

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996

               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                            ASSETS
                            ------
Current assets:
  Cash and cash equivalents.................................... (Pounds)   13.0
  Accounts receivable:
   Customer receivable net of reserve of (Pounds)8.7...........           113.5
   Unbilled revenue............................................            77.2
  Deferred income tax asset....................................            15.8
  Income tax receivable........................................           125.1
  Other receivables............................................            53.9
  Prepayments and other........................................             8.1
  Inventory....................................................             7.4
  Investments..................................................            16.7
                                                                ---------------
    Total current assets.......................................           430.7
                                                                ---------------
Property, plant and equipment, net of accumulated depreciation
 of (Pounds)465.3..............................................           701.3
Construction work in progress..................................            82.3
Goodwill, net of accumulated amortization of (Pounds)2.2.......            41.3
Investments, long-term.........................................            10.6
Long-term receivables..........................................            10.0
Prepaid pension asset..........................................            73.1
                                                                ---------------
Total assets................................................... (Pounds)1,349.3
                                                                ===============
             LIABILITIES AND SHAREHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Notes payable................................................ (Pounds)   96.1
  Accounts payable.............................................           117.5
  Income taxes payable.........................................           155.1
  Deferred revenue.............................................            20.1
  Other liabilities............................................            48.5
                                                                ---------------
    Total current liabilities..................................           437.3
                                                                ---------------
Long-term debt.................................................           197.7
Deferred income tax liability..................................           208.1
Other..........................................................            58.7
                                                                ---------------
    Total liabilities..........................................           901.8
                                                                ---------------
Commitments and Contingencies
Shareholders' equity:
  Common stock, (Pounds).583 par value per share, 257,142,857 shares authorized, 174,290,836 shares issued and
   outstanding.................................................           101.7
  Additional paid-in capital...................................             9.6
  Retained earnings............................................           336.2
                                                                ---------------
    Total shareholders' equity.................................           447.5
                                                                ---------------
Total liabilities and shareholders' equity..................... (Pounds)1,349.3
                                                                ===============

  The accompanying notes are an integral part of these consolidated financial statements.

                             LONDON ELECTRICITY PLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM APRIL 1, 1996 TO JANUARY 31, 1997 AND THE YEARS ENDED MARCH
                               31, 1996 AND 1995

                                 (IN MILLIONS)

                                PERIOD FROM
                               APRIL 1, 1996        YEARS ENDED MARCH 31,
                              TO JANUARY 31,   --------------------------------
                                   1997             1996             1995
                              ---------------  ---------------  ---------------
Operating revenues..........  (Pounds)1,116.2  (Pounds)1,187.7  (Pounds)1,209.4
Cost of sales...............            768.4            834.5            740.1
                              ---------------  ---------------  ---------------
Gross profit................            347.8            353.2            469.3
Depreciation and amortiza-
 tion.......................             39.3             42.2             39.5
Property taxes..............             19.4             20.3             24.8
Restructuring charges.......             11.7               --             40.5
Selling, general and admin-
 istrative..................            134.0            146.8            146.3
Other operation and mainte-
 nance costs................             36.7             42.3             52.4
                              ---------------  ---------------  ---------------
      Income from
       operations...........            106.7            101.6            165.8
Other income:
  National Grid Transaction
    Gain on revaluation of
     National Grid
     investment.............               --            266.2               --
    Gain on sale of pumped
     storage business.......               --             70.1               --
    Special dividends.......               --            131.0               --
    Contribution to Employee
     Stock Ownership Plan...               --            (17.3)              --
  Dividend income...........              3.8             24.8             20.6
  Equity in earnings (loss)
   of affiliate.............              2.4             (2.2)            (0.7)
  Other, net................             (1.6)              .1              2.6
                              ---------------  ---------------  ---------------
      Total other income....              4.6            472.7             22.5
Interest expense, net.......             17.1              4.9              1.1
                              ---------------  ---------------  ---------------
      Income before income
       taxes and
       extraordinary item...             94.2            569.4            187.2
Extraordinary loss on extin-
 guishment of debt..........               --               --              9.5
                              ---------------  ---------------  ---------------
      Income before income
       taxes................             94.2            569.4            177.7
Income taxes................             32.1            110.0             57.2
                              ---------------  ---------------  ---------------
      Net income............  (Pounds)   62.1  (Pounds)  459.4  (Pounds)  120.5
                              ===============  ===============  ===============





  The accompanying notes are an integral part of these consolidated financial statements.

                             LONDON ELECTRICITY PLC

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM APRIL 1, 1996 TO JANUARY 31, 1997 AND THE YEARS ENDED MARCH
                               31, 1996 AND 1995

                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                                   UNREALIZED
                                                                                    GAIN ON
                                COMMON STOCK          ADDITIONAL                 AVAILABLE FOR
                          --------------------------    PAID-IN     RETAINED          SALE       SHAREHOLDERS'
                            SHARES        AMOUNT        CAPITAL     EARNINGS      INVESTMENTS       EQUITY
                          -----------  -------------  ----------- -------------  --------------  -------------
Balance, April 1, 1994..  219,082,592  (Pounds)109.5  (Pounds)2.0 (Pounds)559.6  (Pounds)    --  (Pounds)671.1
Common stock issued.....      513,399            0.3          0.9            --              --            1.2
Treasury shares
 acquired...............  (21,900,292)         (11.0)          --        (139.4)             --         (150.4)
Net Income..............           --             --           --         120.5              --          120.5
Dividends declared......           --             --           --         (52.5)             --          (52.5)
                          -----------  -------------  ----------- -------------  --------------  -------------
Balance, March 31, 1995.  197,695,699  (Pounds) 98.8  (Pounds)2.9 (Pounds)488.2  (Pounds)    --  (Pounds)589.9
Common stock issued.....    4,956,992            2.9          6.7            --              --            9.6
Reduction in shares from
 reverse stock split....  (27,522,282)            --           --            --              --             --
Treasury shares
 acquired...............     (839,573)            --           --          (0.8)             --           (0.8)
Revaluation of National
 Grid investment........           --             --           --            --           178.4          178.4
Realized gain on
 distribution of
 National Grid
 investment.............           --             --           --            --          (178.4)        (178.4)
Net income..............           --             --           --         459.4              --          459.4
Dividends declared:
  Cash dividends........           --             --           --        (260.2)             --         (260.2)
  National Grid
   Distribution.........           --             --           --        (350.4)             --         (350.4)
                          -----------  -------------  ----------- -------------  --------------  -------------
Balance, March 31, 1996.  174,290,836  (Pounds)101.7  (Pounds)9.6 (Pounds)336.2  (Pounds)    --  (Pounds)447.5
Common stock issued.....      390,712            0.1           --           1.0              --            1.1
Net income..............           --             --           --          62.1              --           62.1
Dividends declared......           --             --           --         (72.8)             --          (72.8)
                          -----------  -------------  ----------- -------------  --------------  -------------
Balance, January 31,
 1997...................  174,681,548  (Pounds)101.8  (Pounds)9.6 (Pounds)326.5  (Pounds)    --  (Pounds)437.9
                          ===========  =============  =========== =============  ==============  =============



  The accompanying notes are an integral part of these consolidated financial statements.

                             LONDON ELECTRICITY PLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM APRIL 1, 1996 TO JANUARY 31, 1997 AND THE YEARS ENDED MARCH
                               31, 1996 AND 1995

                                 (IN MILLIONS)

                                                           YEARS ENDED
                                    PERIOD FROM             MARCH 31,
                                  APRIL 1, 1996 TO ----------------------------
                                  JANUARY 31, 1997     1996           1995
                                  ---------------- -------------  -------------
Cash flows from operating activ-
 ities:
  Net income....................   (Pounds) 62.1   (Pounds)459.4  (Pounds)120.5
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Depreciation and
     amortization...............            39.3            42.2           39.5
    Deferred income taxes.......            14.4            17.4           26.8
    Gain on revaluation of
     National Grid investment...              --          (266.2)            --
    Change in assets and
     liabilities:
      Inventory.................            (2.0)           (3.1)           0.3
      Accounts receivable and
       unbilled revenue.........           (13.5)          (15.8)         (20.3)
      Income tax receivable.....           115.1           (79.3)         (34.2)
      Other receivables.........             3.1           (32.4)          (4.6)
      Prepayments and other.....             2.0            (4.4)           0.9
      Long-term receivables and
       other....................            (6.0)          (17.4)         (19.6)
      Accounts payable..........            26.0             5.4           (0.6)
      Income taxes payable......          (126.5)           75.0           15.8
      Deferred revenue and other
       current liabilities......           (10.9)           15.1           14.5
      Other long-term
       liabilities..............            (1.4)           (4.9)         (15.9)
                                   -------------   -------------  -------------
        Net cash provided by
         operating activities...           101.7           191.0          123.1
Cash flows from investing activ-
 ities:
  Capital expenditures..........          (115.6)         (110.6)        (110.4)
  Proceeds from sale of fixed
   assets.......................             0.5             1.2            3.8
  Receipt of consumer
   contributions................            16.8            14.9           14.6
  Purchase of investments.......            (3.9)          (23.7)          (4.3)
  Sales of investments..........             6.5            36.9          118.5
                                   -------------   -------------  -------------
        Net cash provided by
         (used in) investing
         activities.............           (95.7)          (81.3)          22.2
Cash flows from financing activ-
 ities:
  Proceeds from bond issue......             0.2            99.1             --
  Proceeds from issuance of
   common stock.................             1.2             9.6             --
  Repayments on bond issue......              --              --          (69.8)
  Net proceeds from available
   lines of credit..............            66.2            36.9           56.3
  Dividends paid................           (64.3)         (260.2)         (52.5)
  Repurchase of common stock....              --            (0.8)        (149.2)
                                   -------------   -------------  -------------
        Net cash provided by
         (used in) financing
         activities.............             3.3          (115.4)        (215.2)
                                   -------------   -------------  -------------
Increase (decrease) in cash and
 cash equivalents...............             9.3            (5.7)         (69.9)
Beginning of period cash and
 cash equivalents...............            13.0            18.7           88.6
                                   -------------   -------------  -------------
End of period cash and cash
 equivalents....................   (Pounds) 22.3   (Pounds) 13.0  (Pounds) 18.7
                                   =============   =============  =============
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
  Cash paid for interest........   (Pounds) 28.0   (Pounds) 12.4  (Pounds) 13.8
                                   =============   =============  =============
  Cash paid for income taxes....   (Pounds)169.0   (Pounds) 77.0  (Pounds) 43.0
                                   =============   =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                            LONDON ELECTRICITY PLC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS:

  London Electricity plc ("London Electricity") is one of the twelve regional electricity companies ("RECs") in England and Wales licensed to supply, distribute, and, to a limited extent, generate electricity. The RECs were created as a result of the privatization of the United Kingdom ("UK") electric industry in 1990 after the state-owned low voltage distribution networks were allocated to the then existing twelve regional boards. London Electricity's main business, the distribution and supply of electricity to customers in London, England, is regulated under the terms of London Electricity's Public Electricity Supply License ("PES license") by the Office of Electricity Regulation (the "Regulator").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  The financial statements of London Electricity are presented in pounds sterling ((Pounds)) and in conformity with accounting principles generally accepted in the United States ("US GAAP"). The consolidated financial statements include the accounts of London Electricity and its wholly-owned and majority-owned subsidiaries and have been prepared from records maintained by London Electricity in the UK. All significant intercompany accounts and transactions have been eliminated in consolidation. London Electricity is not subject to rate regulation, but rather, is subject to price cap regulation and, therefore, the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71") do not apply.

  London Electricity was acquired by Entergy Power UK plc on February 1, 1997. The financial statements include the results of operations of London Electricity through the date of acquisition.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of London Electricity's financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Adjustments to the reported amounts of assets and liabilities may be necessary in the future to the extent that future estimates or actual results are different from the estimates used in the financial statements.

 Revenue Recognition

  London Electricity distributes electricity to commercial, residential and industrial customers within the London area. London Electricity records revenue net of value added tax ("VAT") and accrues revenue for services provided but unbilled at the end of each reporting period. London Electricity purchases power primarily from the wholesale trading market for electricity in England and Wales (the "Pool"). The Pool monitors supply and demand between generators and suppliers, sets prices for generation and provides centralized settlement of amounts due between generators and suppliers.

 Cash and Cash Equivalents

  London Electricity considers all short-term investments with an original maturity of three months or less to be cash and cash equivalents.

 Property, Plant and Equipment

  Property, plant and equipment is stated at original cost and includes materials, labor and appropriate overhead costs. London Electricity is entitled, under certain conditions, to collect cash

                            LONDON ELECTRICITY PLC
contributions from consumers to fund improvements to London Electricity's distribution networks. These consumer contributions are credited against the historical cost of the asset.

  Depreciation is computed by the straight-line method at rates based on the estimated service lives of each of the various classes of property. Consumer contributions are amortized into income at a rate of 2.5%. Depreciation rates on average depreciable property are shown below:

   Distribution network assets..........................................  2.5%
   Buildings............................................................  1.7%
   Vehicles and mobile plant............................................ 10%-20%
   Furniture and equipment, including computer hardware and software.... 20%-33%

 Income Taxes

  London Electricity accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). This standard requires that deferred income taxes be recorded for all temporary differences between the financial statement basis and tax basis of assets and liabilities and loss carryforwards, and that deferred tax balances be based on enacted tax laws at rates that are expected to be in effect when the temporary differences reverse.

 Goodwill

  Goodwill represents the excess of cost over the fair value of net assets acquired and is being amortized over forty years using the straight-line method.

 Financial Instruments

  London Electricity enters into interest rate swaps as a part of its overall risk management strategy and does not hold or issue material amounts of derivative financial instruments for trading purposes. London Electricity accounts for its interest rate swaps in accordance with the concepts established in Statement of Financial Accounting Standards No. 80, "Accounting for Futures Contracts" ("SFAS 80") and various Emerging Issue Task Force pronouncements. If the interest rate swaps were to be sold or terminated, any gain or loss would be deferred and amortized over the remaining life of the debt instrument being hedged by the interest rate swap. If the debt instrument being hedged by the interest rate swaps were to be extinguished, any gain or loss attributable to the swap would be recognized in the period of the transaction.

  London Electricity considers the carrying amounts of financial instruments classified as current assets and liabilities to be a reasonable estimate of their fair value because of the short maturity of these instruments.

 Price Control

  Charges for distribution of electricity and supply to customers with a maximum demand under 100kW are subject to a price control formula set out in London Electricity's PES license which allows a maximum charge per unit of electricity.

  Differences in the charges, or in the purchase cost of electricity, can result in the under or overrecovery of revenues in a particular year.

  Where there is an overrecovery of supply of distribution business revenues against the regulated maximum allowable amount, revenues are deferred in an amount equivalent to the overrecovered amount. The deferred amount is deducted from operating revenues and included in other liabilities. Where there is an underrecovery, no anticipation of any potential future recovery is made.

                            LONDON ELECTRICITY PLC

  London Electricity enters into contracts for differences ("CFDs") primarily to hedge its supply business against the price risk of electricity purchases from the Pool. Use of these CFDs is carried out within the framework of London Electricity's purchasing strategy and hedging guidelines. Risk of loss is monitored through establishment of approved counterparties and maximum counterparty limits and minimum credit ratings. London Electricity recognizes gains (losses) on CFDs when settlement is made. Gains (losses) on CFDs are recognized as a decrease (increase) to cost of sales based upon the difference between fixed prices in the CFD compared to variable prices paid to the Pool for the period. Gains (losses) based upon the difference between fixed prices in the CFD compared to variable prices paid to the Pool for future electricity purchases are not recognized until the period of such settlements.

  Pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS 121") the Company periodically reviews its long-lived assets whenever events or changes in circumstances indicate that recoverability of these assets is uncertain. Generally, the determination of recoverability is based on the undiscounted net cash flows expected to result from such assets. Projected undiscounted net cash flows depend on the future operating costs associated with the assets and future market prices over the remaining life of the assets. Based on current estimates of future undiscounted cash flows as prescribed under SFAS 121, management anticipates that future revenues from such assets will fully recover all related costs.

3. REGULATORY MATTERS:

  The distribution business of London Electricity is regulated under its PES license, pursuant to which revenue of the distribution business is controlled by the Distribution Price Control Formula (DPCF). The DPCF determines the maximum average price per unit of electricity (expressed in kilowatt hours, a "unit") that a REC may charge. The elements used in the DPCF are established for a five-year period and are subject to review by the Regulator at the end of each five-year period and at other times at the discretion of the Regulator. At each review the Regulator can adjust the value of certain elements in the DPCF. Following a review by the Regulator in August 1994, a 14% price reduction was set for London Electricity, effective April 1, 1995. In July 1995, a further review of distribution prices was concluded by the Regulator for fiscal years 1997 to 2000. As a result of this further review, London Electricity's distribution prices were reduced an additional 11%, effective April 1, 1996, 3% effective April 1, 1997 and will be reduced by a further 3% on both April 1, 1998 and 1999.

  The supply business of London Electricity is also regulated by the Regulator and prices are established based upon the Supply Price Control Formula which is similar to the DPCF; however, it allows full pass through for all properly incurred costs and is set for a four-year period by the Regulator.

  The non-franchise supply market, which typically includes larger commercial and industrial customers was opened to competition for all customers with usage above 1Mw upon privatization of the industry in 1990. The non-franchise supply markets of 100 kW or more were opened to full competition starting in April 1994.

  Currently London Electricity, under its PES license, has the exclusive right to supply residential and small industrial and commercial customers within its franchise area. It is anticipated that the supply market will be fully competitive over a six month period starting in April 1998.

4. INVESTMENTS:

  London Electricity accounts for investments whose fair market value is readily determinable in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Investments

                            LONDON ELECTRICITY PLC
for Certain Debt and Equity Securities" ("SFAS 115"). These securities are considered available-for-sale securities under SFAS 115 and their fair values approximate cost. Other securities whose fair market values are not readily determinable and in which London Electricity does not have a significant interest are recorded at cost.

  Investments in companies in which London Electricity's ownership interests range from 20% to 50% and investments in which London Electricity's ownership is less than 20% but over which London Electricity exercises significant influence over operating and financial policies are accounted for using the equity method. The following are London Electricity's equity method investments as of March 31, 1996:

INVESTMENT                                              PERCENTAGE OWNERSHIP
----------                                           ---------------------------
London Total Gas Ltd................................             50%
Combined Power Systems Ltd..........................  32% combined ownership in common and preferred shares
Thames Valley Power Ltd.............................             50%
London Total Energy Ltd.............................             50%
Barking Power Ltd...................................            13.5%

5. PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment, at cost, consists of the following (in millions):

                                                                MARCH 31, 1996
                                                                ---------------
Distribution network assets...................................  (Pounds)1,159.1
Land and buildings............................................             77.0
Vehicles and mobile plant.....................................             15.9
Furniture, fixtures and equipment, including computer hardware
 and software.................................................            118.8
Consumer contributions to construction........................           (204.2)
                                                                ---------------
                                                                        1,166.6
Less accumulated depreciation and amortization................           (465.3)
                                                                ---------------
                                                                (Pounds)  701.3
                                                                ===============

6. INCOME TAXES:

  London Electricity's income tax expense for the period from April 1, 1996 to January 31, 1997, and the years ended March 31, 1996 and 1995, consists of the following (in millions):

                                     PERIOD FROM      YEARS ENDED MARCH 31,
                                   APRIL 1, 1996 TO ---------------------------
                                   JANUARY 31, 1987     1996           1995
                                   ---------------- -------------  ------------
Current...........................   (Pounds)17.7   (Pounds) 41.0  (Pounds)30.4
Deferred..........................           14.4            17.4          26.8
Current taxes on National Grid
 transactions:
  Tax on special dividend.........             --            22.8            --
  Tax on distribution in kind.....             --            59.7            --
  Tax on ESOP contribution........             --            (3.6)           --
  Tax reduction related to
   customer discount..............             --           (27.3)           --
                                     ------------   -------------  ------------
    Total.........................   (Pounds)32.1   (Pounds)110.0  (Pounds)57.2
                                     ============   =============  ============

                            LONDON ELECTRICITY PLC

  London Electricity's total income taxes differ from the amounts computed by applying the statutory income tax rate to income before taxes. The reasons for the differences in the period from April 1, 1996 to January 31, 1997 and the years ended March 31, 1996 and 1995 are (in millions):

                                   PERIOD FROM       YEARS ENDED MARCH 31,
                                 APRIL 1, 1996 TO ----------------------------
                                 JANUARY 31, 1987     1996           1995
                                 ---------------- -------------  -------------
Pre-tax income..................   (Pounds)94.2   (Pounds)569.4  (Pounds)177.7
                                   ============   =============  =============
Income taxes computed at statu-
 tory rate......................           31.1           187.9           58.6
National Grid transactions:
  Revaluation of investment
   excluded from taxable income.             --           (28.1)            --
  Gain on sale of pumped storage
   business excluded from
   taxable income...............             --           (23.1)            --
  Tax credit on contribution to
   ESOP.........................             --            (3.6)            --
  Special dividends not taxable.             --            (6.9)            --
Effect of difference between
 statutory rate (33%) and rate
 on dividends received (20%)....           (0.5)          (19.9)          (2.6)
Amortization of goodwill........            0.3             0.4            0.4
Loss on extinguishment of debt..             --                            3.1
Other...........................            1.2             3.3           (2.3)
                                   ------------   -------------  -------------
    Total income tax expense....   (Pounds)32.1   (Pounds)110.0  (Pounds) 57.2
                                   ============   =============  =============

  Significant components of London Electricity's net deferred tax liability as of March 31, 1996 are as follows (in millions):

      Deferred tax liability
      Property-related basis differences....................... (Pounds)(184.0)
      Prepaid pension asset....................................          (24.1)
                                                                --------------
        Total..................................................         (208.1)
      Deferred tax asset
      Restructuring and other provisions.......................           15.8
                                                                --------------
        Net deferred tax liability............................. (Pounds)(192.3)
                                                                ==============

  As a result of Parliamentary elections held on May 1, 1997, the Labor Party gained control of the British government. On July 31, 1997 legislation establishing a windfall profits tax, which affects regulated companies privatized since 1979 including London Electricity, was enacted. In accordance with SFAS 109 under US GAAP, London Electricity will record a charge to income for the windfall profits tax during the quarter ending September 30, 1997. A change in the UK statutory rate from 33% to 31% was also included in the legislation. The impact of such changes will be recognition in the quarter ending September 30, 1997 of the (Pounds)140 million expense for the windfall profits tax and approximately (Pounds)38 million of income tax benefit as a result of the change in the UK statutory income tax rate in the Company's results of operations.

  The tax years since fiscal year 1990 are currently under review by the Inland Revenue in the UK. The Company believes that there is no additional liability related to the tax years under review.

                            LONDON ELECTRICITY PLC

7. LONG-TERM DEBT:

  The long-term debt of London Electricity as of March 31, 1996 consists of the following (in millions):

      8% Eurobonds repayable March 28, 2003...................... (Pounds) 98.9
      8 5/8% Eurobonds repayable October 26, 2005................          98.8
                                                                  -------------
        Total.................................................... (Pounds)197.7
                                                                  =============

  The 8% and 8 5/8% Eurobonds may become due prior to their stated maturity only upon the occurrence of certain events including default, liquidation or bankruptcy of London Electricity. The Company does not anticipate default under the agreements.

  London Electricity entered into an interest rate swap agreement to reduce the impact of interest rate changes on its outstanding debt. The interest rate swap agreement involves the exchange of a fixed interest rate for a floating interest rate periodically over the life of the agreement. If the counterparty to the interest rate swap was to default on contractual payments, London Electricity could be exposed to increased cost related to replacing the original agreement. However, London Electricity does not anticipate non-performance. At March 31, 1996, London Electricity was party to a notional amount of (Pounds)8 million for an interest rate swap agreement with a maturity date of May 6, 2003.

  In August 1994, London Electricity retired approximately (Pounds)70 million of 12.66% bonds due in 1999. The debt was retired using proceeds from borrowings under London Electricity's available lines of credit. The cash paid to retire the debt exceeded the carrying value of the debt by approximately (Pounds)9.5 million, which is recorded as an extraordinary loss on the extinguishment of debt.

8. COMMON STOCK:

  During 1996, London Electricity effected a reverse stock split of six for every seven shares of common stock held. This reduced by approximately 28 million, the number of common shares outstanding and increased the par value of the stock from (Pounds)0.50 to (Pounds)0.583 per share.

9. NOTES PAYABLE:

  Other facilities available to London Electricity are short-term unsecured, uncommitted facilities of (Pounds)228 million and a (Pounds)150 million Sterling Commercial Paper Program ("Sterling Program"). Uncommitted facilities are unsecured facilities which are available at London Electricity's request, however there is no obligation by the bank counterparty to make funds available to London Electricity. The Sterling Program is a negotiable promissory note with short term maturities (up to 364 days) issued at a discount to face value. London Electricity had an outstanding balance of (Pounds)96.1 million on all of these facilities as of March 31, 1996. The weighted average interest rate incurred on these borrowings was 6.3%, 6.1% and 6.4% for the period from April 1, 1996 to January 31, 1997 and for the years ended March 31, 1996 and 1995, respectively.

                            LONDON ELECTRICITY PLC

10. COMMITMENTS AND CONTINGENCIES:

  London Electricity has entered into operating lease agreements for the use of buildings and vehicles. Minimum future rental payments under all operating leases as of March 31, 1996 are as follows (in millions):

      1997........................................................ (Pounds)  7.1
      1998........................................................           6.9
      1999........................................................           6.6
      2000........................................................           6.6
      2001........................................................           6.4
      Thereafter..................................................          83.7
                                                                   -------------
        Total..................................................... (Pounds)117.3
                                                                   =============

  Rental expense incurred under these lease agreements was (Pounds)6.7 million , (Pounds)7.9 million and (Pounds)7.2 million for the period from April 1, 1996 to January 31, 1997 and for the years ended March 31, 1996 and March 31, 1995, respectively.

  London Electricity is subject to an agreement whereby the UK government is entitled to a proportion of certain property gains accruing to London Electricity as a result of disposals or events treated as disposals occurring after March 31, 1990 of properties held at that date. This commitment is effective until March 31, 2000.

  London Electricity has utilized a portion of the pension plan surplus to increase benefits to members and reduce employer and employee contributions. A recent court ruling in the UK upheld such uses of pension surpluses. However, should the decision be reversed on appeal, London Electricity could be required to repay pension surpluses utilized. Management is unable to predict the likely outcome of this matter at this time.

  The UK Environmental Protection Act 1990 addresses waste management issues and imposes certain obligations on companies which handle and dispose of waste. Some of London Electricity's distribution activities produce waste but London Electricity believes that it has taken and continues to take measures to comply with the applicable laws and governmental regulations for the protection of the environment. There are no material legal or administrative proceedings pending against London Electricity with respect to any environmental matter.

  London Electricity is required to file five-year projections with the Regulator for capital expenditures related to its regulated distribution network and updates of such projections annually. The most recent updated projection was for the five-year period ended March 31, 2000 and was filed in July 1997. This filing indicated London Electricity's current projection of approximately (Pounds)482 million for the five-year period. Approximately (Pounds)186 million has already been spent in fiscal years 1996 and 1997 related to this five-year projection.

  London Electricity uses CFDs and power purchase contracts with certain UK generators to fix the price of electricity for a contracted quantity over a specific period of time. At March 31, 1996, the Company has outstanding CFDs and power purchase contracts for approximately 52,000 GWh of electricity. These include a long term power purchase contract with an affiliate which is based on 27.5% of the affiliate's capacity from its 1000 MW facility through the year 2010. London Electricity's sales volumes were approximately 17,000 GWh, 18,000 GWh and 16,000 GWh in the period from April 1, 1996 to January 31, 1997, and the years ended March 31, 1996 and 1995, respectively.

                            LONDON ELECTRICITY PLC

11. PENSION BENEFITS:

  London Electricity participates in a defined benefit pension plan, which provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the electric supply industry in the UK. Contributions to the plan by London Electricity on behalf of its employees were (Pounds)10.2 million and (Pounds)10.9 million for the years ended March 31, 1996 and 1995, respectively. London Electricity made no contributions to the plan during the period April 1, 1996 to January 31, 1997.

  London Electricity uses the projected unit credit actuarial method for funding purposes. Amounts funded to the pension are primarily invested in equity and fixed income securities.

  Statement of Financial Accounting Standards No. 87 "Employees Accounting for Pensions" ("SFAS 87") was issued in 1988 and is effective for fiscal years beginning after December 15, 1988. The provisions of SFAS 87 were initially adopted by London Electricity on April 1, 1994. Accordingly, the unrecognized net transition asset at the date of initial application of SFAS 87 is being amortized over 15 years beginning April 1, 1989. The amount of the unrecognized net transition asset credited to equity on April 1, 1994 was (Pounds)29.2 million.

  The following table sets forth the plan's funded status and amounts recognized in London Electricity's balance sheet at March 31, 1996 (in millions):

      Accumulated benefit obligation:
        Vested................................................... (Pounds)589.8
                                                                  =============
      Projected benefit obligation...............................         674.5
      Plan assets at fair value..................................         806.7
                                                                  -------------
      Assets in excess of projected benefit obligation...........         132.2
      Unrecognized net gain......................................         (12.3)
      Unrecognized net transition asset..........................         (46.8)
                                                                  -------------
          Prepaid pension asset.................................. (Pounds) 73.1
                                                                  =============

  The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation, and the expected long-term rate of return on assets was 9%, 6.5% and 9%, respectively, for the period from April 1, 1996 to January 31, 1997 and for the years ended March 31, 1996 and 1995.

  The components of the plan's net pension income during the periods are shown below (in millions):

                                      PERIOD FROM      YEARS ENDED MARCH 31,
                                    APRIL 1, 1996 TO --------------------------
                                    JANUARY 31, 1997     1996          1995
                                    ---------------- ------------  ------------
Service cost (benefits earned dur-
 ing the period)..................    (Pounds) 6.6   (Pounds) 8.5  (Pounds) 7.6
  Interest cost on projected
   benefit obligations............            44.4           54.5          54.1
  Actual return on plan assets....           (58.4)        (145.1)         (5.6)
  Net amortization and deferral...             2.5           73.6         (63.6)
                                      ------------   ------------  ------------
    Net pension benefit ..........    (Pounds)(4.9)  (Pounds)(8.5) (Pounds)(7.5)
                                      ============   ============  ============

                            LONDON ELECTRICITY PLC

12. DISTRIBUTION OF NATIONAL GRID INVESTMENT:

  In December 1995, each of the RECs distributed their investments in the National Grid Holding Company plc ("National Grid"). London Electricity distributed its ownership shares in National Grid to its shareholders. Prior to the distribution, the National Grid shares were listed on the London Stock Exchange and revalued to reflect the market value of the common stock of National Grid, whose shares had not previously been publicly traded and for which there was no readily determinable fair market value. London Electricity recorded a gain on the revaluation of (Pounds)266.2 million in the Statement of Operations for the year ended March 31, 1996. National Grid also effected a rights issue at (Pounds)2.04 per share to raise additional equity capital. London Electricity invested an additional (Pounds)18 million in National Grid as a result of the rights issue. Approximately 96% of the total National Grid shares owned by London Electricity were then distributed in kind to the shareholders of London Electricity.

  The remaining shares owned by London Electricity were retained to establish an Employee Stock Ownership Plan ("ESOP") to compensate participants of the Employee and Executive Sharesave Plans (employee stock option plans) for any diminution in value of London Electricity shares as a result of the demerger. Approximately 5.1 million shares of National Grid were reserved for contributions to the ESOP. The actual shares will be contributed to the ESOP upon exercise of options under the employee stock option plans. The contributed shares related to the establishment of the ESOP plus expenses and cash contributions due to the ESOP to compensate the participants for taxes payable related to this distribution were charged to expense during the fiscal year ended March 31, 1996. The difference between actual National Grid shares contributed and the total amount charged to expense is included in other liabilities in London Electricity's balance sheet as of March 31, 1996.

  National Grid also distributed to London Electricity its ownership shares in PSB Holding Limited ("PSB"), the holding company of First Hydro Limited which had been transferred to National Grid in 1990. As part of the demerger, PSB was sold to Mission Energy and the Company recorded a (Pounds)70.1 million gain on the sale.

  Finally, as part of the demerger, the Regulator ordered a (Pounds)50 refund to each of London Electricity's supply customers which was offset by a reduction in the fossil fuel levy charged to the Company. The effect of the refund, which was recorded in the year ended March 31, 1996, was to reduce operating revenues, cost of sales and gross profit by (Pounds)90.9 million , (Pounds)8.3 million and (Pounds)82.6 million, respectively.

  The investment in National Grid has been accounted for by London Electricity as a cost method investment. The consolidated results of operations of London Electricity therefore do not include any of the results of operations of National Grid.

13. EMPLOYEE OPTIONS:

  London Electricity was acquired by Entergy Power UK plc on February 1, 1997. In conjunction with the purchase of London Electricity, the holders of any outstanding options under the employee option plans were given the opportunity to exercise their options and sell their shares to Entergy Power UK plc at a price of (Pounds)7.05 per share which then entitled the owner of the shares to the interim dividend of (Pounds).179 per share. If the holders of the options did not exercise their options, such options were cash canceled and the holders were paid (Pounds)7.05 per share.

  Under the Employee Sharesave Plan, London Electricity was authorized to issue shares of common stock pursuant to stock options granted to officers, key employees and directors. Under the

                            LONDON ELECTRICITY PLC

Executive Sharesave Plan, London Electricity was authorized to issue shares of common stock pursuant to stock options granted to directors.

  The stock options had an exercise price equal to the fair market value of the common stock on the date of grant and a contractual term of 10 years. The stock options became exercisable on the third anniversary of the date of grant under the Executive Sharesave Plan.

  A summary of the status of London Electricity's stock options for the period from April 1, 1996 to January 31, 1997 and for the years ended March 31, 1996 and March 31, 1995 and the changes during the years ended on such dates is presented below:

                                PERIOD FROM                     YEARS ENDED MARCH 31,
                             APRIL 1, 1996 TO      -------------------------------------------------
                             JANUARY 31, 1997               1996                     1995
                          ------------------------ ------------------------ ------------------------
                           # SHARES                 # SHARES                 # SHARES
                              OF                       OF                       OF
                          UNDERLYING    EXERCISE   UNDERLYING    EXERCISE   UNDERLYING    EXERCISE
                           OPTIONS       PRICES     OPTIONS       PRICES     OPTIONS       PRICES
                          ----------  ------------ ----------  ------------ ----------  ------------
Outstanding at beginning
 of year................  1,873,505   (Pounds)3.56  6,985,705  (Pounds)2.26 7,731,474   (Pounds)2.23
Granted.................  3,625,911           4.82     89,628          5.94        --           5.92
Exercised...............   (390,712)          3.33 (4,956,992)         1.89  (513,399)          2.32
Forfeited...............         --             --   (244,836)         2.09  (232,370)          2.05
Expired.................         --             --         --            --        --             --
                          ---------                ----------               ---------
Outstanding at end of
 year...................  5,108,704                 1,873,505               6,985,705
                          =========                ==========               =========

14. RESTRUCTURING CHARGES:

  In 1995 and 1996, London Electricity implemented a restructuring program to reduce the number of employees in the Network Services, Customer Services, Corporate and Information Technology groups. An initial plan was approved by the Board of Directors of London Electricity in September 1994 and was based on a business plan developed subsequent to the 1994 Regulatory Review of Distribution (the "Distribution Review"). Approximately (Pounds)40.5 million was recorded for the year ended March 31, 1995 related to this program.

  Following the reopening of the Distribution Review during 1995, a further plan was proposed leading to a further reduction of employees in the same areas. This plan was approved by the Board of Directors in May 1996, and approximately (Pounds)11.7 million in restructuring charges was recorded for the period from April 1, 1996 to January 31, 1997. The balances for restructuring charges and the actual termination benefits paid under the program for the period from April 1, 1996 to January 31, 1997 and the years ended March 31, 1996 and 1995 are as follows (in millions of pounds sterling):

      Provision for restructuring as of March 31, 1994............ (Pounds)  --
                                                                   ------------
      Restructuring charges in 1995...............................         40.5
      Payments made in 1995.......................................        (21.8)
                                                                   ------------
      Provision for restructuring as of March 31, 1995............         18.7
      Restructuring charges in 1996...............................           --
      Payments made in 1996.......................................           --
                                                                   ------------
      Balance March 31, 1996......................................         18.7
      Restructuring charges in 1997...............................         11.7
      Payments made in 1997.......................................        (10.5)
                                                                   ------------
      Provision for restructuring as of January 31, 1997.......... (Pounds)19.9
                                                                   ============

                            LONDON ELECTRICITY PLC

  The number of employees terminated under these plans was 250, 308, and 586 for the period from April 1, 1996 to January 31, 1997 and the years ended March 31, 1996 and 1995, respectively.

15. SEGMENT INFORMATION:

  London Electricity is engaged in two electric industry segments: distribution, which involves the transfer and delivery of electricity across London Electricity's network to its customers, and supply, which involves bulk purchases of electricity from the Pool for delivery of supply to the distribution networks. Other consists principally of London Electricity's investment in private distribution networks, electricity contracting services and investments in generating assets. Information about London Electricity's operations in these individual segments during the period from April 1, 1996 to January 31, 1997 and for the years ended March 31, 1996 and 1995 is as follows (in millions):

                                        PERIOD FROM APRIL 1, 1996 TO JANUARY 31, 1997
                          ------------------------------------------------------------------------------
                          DISTRIBUTION      SUPPLY             OTHER      ELIMINATIONS    CONSOLIDATED
                          ------------- ---------------     ------------ --------------  ---------------
Operating revenues......  (Pounds)275.3 (Pounds)1,051.2     (Pounds)67.5 (Pounds)(277.8) (Pounds)1,116.2
Operating income........          100.6            (0.8)             6.9             --            106.7
Depreciation and amorti-
 zation.................           32.3             4.1              2.9             --             39.3
Total assets employed at
 period end.............          850.7           278.7            179.4             --          1,308.8
Capital expenditures....           96.8             9.5              9.3             --            115.6
                                                  YEAR ENDED MARCH 31, 1996
                          ------------------------------------------------------------------------------
                          DISTRIBUTION      SUPPLY             OTHER      ELIMINATIONS    CONSOLIDATED
                          ------------- ---------------     ------------ --------------  ---------------
Operating revenues......  (Pounds)357.1 (Pounds)1,098.0 (a) (Pounds)59.1 (Pounds)(326.5) (Pounds)1,187.7
Operating income........          158.0           (70.4)(b)         15.5           (1.5)           101.6
Depreciation and amorti-
 zation.................           35.1             2.5              4.6             --             42.2
Total assets employed at
 period end.............          793.6           246.7            309.0             --          1,349.3
Capital expenditures....           96.8             4.5              9.3             --            110.6
                                                  YEAR ENDED MARCH 31, 1995
                          ------------------------------------------------------------------------------
                          DISTRIBUTION      SUPPLY             OTHER      ELIMINATIONS    CONSOLIDATED
                          ------------- ---------------     ------------ --------------  ---------------
Operating revenues......  (Pounds)379.1 (Pounds)1,113.6     (Pounds)44.4 (Pounds)(327.7) (Pounds)1,209.4
Operating income........          141.2            11.1             13.5             --            165.8
Depreciation and amorti-
 zation.................           31.8             2.4              5.3             --             39.5
Total assets employed at
 period end.............          726.0           207.3            304.3             --          1,237.6
Capital expenditures....           98.3             6.8              5.3             --            110.4

--------
(a) Includes (Pounds)90.9 million refund to customers related to National Grid transaction.
(b) Includes net effect of (Pounds)90.9 million refund and (Pounds)8.3 reduction of fossil fuel levy related to National Grid transaction.

                         ENTERGY LONDON INVESTMENTS PLC

                      CONDENSED CONSOLIDATED BALANCE SHEET

                             (AMOUNTS IN MILLIONS)
                                  (UNAUDITED)

                ASSETS                    SEPTEMBER 30, 1997    MARCH 31, 1997
                ------                 ------------------------ ---------------
Current assets........................ (Pounds)  311.5 $  502.1 (Pounds)  323.7
Fixed assets, net.....................         1,357.9  2,188.5         1,346.6
Distribution license, net.............           811.7  1,308.2           830.4
Other long term assets................           164.7    265.4           167.9
                                       --------------- -------- ---------------
  Total Assets........................ (Pounds)2,645.8 $4,264.2 (Pounds)2,668.6
                                       =============== ======== ===============
 LIABILITIES AND SHAREHOLDER'S EQUITY
 ------------------------------------
Current liabilities................... (Pounds)  348.2 $  561.2 (Pounds)  370.6
Long term liabilities.................           313.7    505.6           262.4
Deferred income taxes.................           603.6    972.8           644.4
Long term debt........................         1,228.1  1,979.3         1,142.9
Common shareholder's equity...........           152.2    245.3           248.3
                                       --------------- -------- ---------------
  Total Liabilities and Shareholder's
   Equity............................. (Pounds)2,645.8 $4,264.2 (Pounds)2,668.6
                                       =============== ======== ===============



     See accompanying notes to condensed consolidated financial statements

                      ENTERGY LONDON INVESTMENTS PLC

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

           (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                  1997               1996(a)
                                         -----------------------  -------------
Operating revenues...................... (Pounds) 547.5  $ 882.4  (Pounds)617.1
Operating expenses:
  Cost of sales.........................          349.8    563.8          421.4
  Other.................................          137.1    220.9          119.8
                                         --------------  -------  -------------
                                                  486.9    784.7          541.2
                                         --------------  -------  -------------
Operating income........................           60.6     97.7           75.9
Other income (expense)
  Interest expense, net.................          (54.8)   (88.3)          (8.1)
  Investment income.....................            2.3      3.7            3.4
  Windfall profits tax..................         (140.0)  (225.6)            --
                                         --------------  -------  -------------
Income (loss) before income taxes.......         (131.9)  (212.5)          71.2
Income tax expense (benefit)............          (35.9)   (57.8)          19.5
                                         --------------  -------  -------------
Net income (loss)....................... (Pounds) (96.0) $(154.7) (Pounds) 51.7
                                         ==============  =======  =============
Net income (loss) per share............. (Pounds)(1,920) $(3,094)
                                         ==============  =======
Weighted average shares outstanding.....         50,000   50,000
                                         ==============  =======

--------

(a) Represents historical results of operations of London Electricity plc as predecessor to Entergy London Investments plc. Excludes the effects of purchase accounting adjustments.



     See accompanying notes to condensed consolidated financial statements

                        ENTERGY LONDON INVESTMENTS PLC

                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                             (AMOUNTS IN MILLIONS)
                                  (UNAUDITED)

                                                  1997              1996(a)
                                          ----------------------  ------------
Cash flows from operating activities:
  Net income (loss)...................... (Pounds)(96.0) $(154.7) (Pounds)51.7
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
   Depreciation and amortization.........          39.2     63.2          22.3
   Deferred income taxes.................         (40.8)   (65.8)          5.1
   Change in assets and liabilities:
    Current assets, excluding cash and
     equivalents and current investments.           6.1      9.8         125.9
    Other long term assets...............           3.2      5.2          (4.0)
    Current liabilities, excluding notes
     payable.............................          76.5    123.3         (83.5)
    Long term liabilities................          51.3     82.7           4.0
                                          -------------  -------  ------------
      Net cash provided by operations....          39.5     63.7         121.5
                                          -------------  -------  ------------
Cash flows from investing activities:
  Capital expenditures...................         (40.5)   (65.3)        (60.3)
  Sales of current investments...........          28.2     45.5          12.7
                                          -------------  -------  ------------
      Net cash used in investing
       activities........................         (12.3)   (19.8)        (47.6)
                                          -------------  -------  ------------
Cash flows from financing activities:
  Net change in notes payable............         (90.3)  (145.5)          8.3
  Issuance of long term debt.............          85.2    137.3            --
  Issuance of common stock...............            --       --           0.9
  Dividends paid.........................            --       --         (47.3)
                                          -------------  -------  ------------
      Net cash provided by (used in)
       financing activities..............          (5.1)    (8.2)        (38.1)
                                          -------------  -------  ------------
Increase in cash and cash equivalents....          22.1     35.7          35.8
Beginning of period cash and cash
 equivalents.............................          25.1     40.4          13.0
                                          -------------  -------  ------------
End of period cash and cash equivalents.. (Pounds) 47.2  $  76.1  (Pounds)48.8
                                          =============  =======  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest................. (Pounds) 57.1  $  92.0  (Pounds) 7.7
                                          =============  =======  ============
  Cash paid for income taxes............. (Pounds)   --  $    --  (Pounds) 9.3
                                          =============  =======  ============

--------
(a) Represents historical cash flows of London Electricity plc as predecessor to Entergy London Investments plc.

     See accompanying notes to condensed consolidated financial statements

                        ENTERGY LONDON INVESTMENTS PLC

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS:

  Effective February 1, 1997, Entergy London Investments plc ("Successor" or "the Company") (formerly Entergy Power UK plc) acquired London Electricity plc ("Predecessor" or "London Electricity") in a transaction accounted for as a purchase. London Electricity is one of the twelve regional electricity companies ("RECs") in England and Wales licensed to supply, distribute and to a limited extent, generate electricity. The RECs were created as a result of the privatization of the UK electricity industry in 1990 after the state owned low voltage distribution networks were allocated to the then existing twelve regional boards. London Electricity's main business, the distribution and supply of electricity to customers in London, England, is regulated under the terms of London Electricity's Public Electricity Supply License by the Office of Electricity Regulation. The Company does not have any operations outside its investment in London Electricity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation and Comparability:

  The financial statements of the Company and London Electricity are presented in pounds sterling ("(Pounds)") and in US Dollars ("$"). The US Dollar statements are presented solely for the convenience of the reader at the exchange rate of (Pounds)1= US $1.6117 which is based on the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 1997 in accordance with Securities and Exchange Commission Regulation S-X Rule 3-
20. This presentation has not been translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." No representation is made that the pounds sterling amounts have been, could have been, or could be converted into US Dollars at that or any other rate of exchange.

  The financial statements are prepared in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"). London Electricity's financial statements are presented based on its historical costs and do not reflect purchase accounting adjustments applied by the Company at the time of its acquisition of London Electricity. Such adjustments include the Company's assignment of fair values at date of acquisition to the assets and liabilities of London Electricity with the excess assigned to London Electricity's distribution license and issuance of debt to finance the acquisition. This distribution license represents an other identifiable intangible which is being amortized over a useful life of 40 years.

  The accompanying financial statements have not been prepared in accordance with the policies of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71") since London Electricity's regulated business is based on price cap regulation rather than cost based regulation.

  The unaudited condensed consolidated financial statements include the accounts of the Predecessor and Successor and their wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management of the Company, the financial statements of the Company and London Electricity reflect all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation of their financial position and results of operations for the periods presented. Such unaudited interim financial statements should be read in conjunction with the audited financial statements of the Company and London Electricity contained elsewhere in this registration statement.

                        ENTERGY LONDON INVESTMENTS PLC

 Use of Estimates in the Preparation of Financial Statements

  The preparation of the financial statements of the Company and London Electricity, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Adjustments to the reported amounts of assets and liabilities may be necessary in the future to the extent that future estimates or actual results are different from the estimates used in the financial statements.

3. COMMITMENTS AND CONTINGENCIES:

  London Electricity owns a 13.5% interest in a joint venture, Barking Power, Ltd ("Barking"), which owns and operates a gas fired power station. Additionally, London Electricity has certain other private investments which require it to contribute additional equity contributions over the next several years. The largest is its investment in London & Continental Railways Limited which won the concession to design, build, finance and operate the high speed rail link from London to the Channel Tunnel Rail Link.

  London Electricity is required to file five-year projections with the Regulator for capital expenditures related to its regulated distribution network and updates of such projections annually. The most recent projection was for the five-year period ended March 31, 2000 and was filed in July 1997. The filing indicated London Electricity's current projection of approximately (Pounds)482 million for the five year period. Approximately (Pounds)186 million have already been spent in fiscal year 1996 and fiscal year 1997 related to this five-year projection.

  London Electricity is subject to an agreement whereby the UK government is entitled to a proportion of certain property gains accruing to London Electricity as a result of disposals or events treated as disposals occurring after March 31, 1990 of properties held at that date. This commitment is effective until March 31, 2000.

  London Electricity participates in a defined benefit pension plan which applies to substantially all employees throughout the electricity industry in the United Kingdom. London Electricity has utilized a portion of the pension plan surplus to increase benefits to members and reduce employer and employee contributions. A recent court ruling in the UK upheld such uses of pension surplus. However, the decision is under appeal and should the decision be reversed on appeal, the Company could be required to repay pension surplus utilized and recompute the Company's prepaid pension asset which was (Pounds)146 million at September 30, 1997. Additionally, as of September 30, 1997, a tax valuation of fixed assets had not yet been prepared. Management expects that this tax valuation will be completed by December 31, 1997. Should an unfavorable outcome result from appeals on the pension matter subsequent to February 1, 1998, results of operations may be unfavorably impacted. The Company's allocation of purchase price is preliminary pending the outcome of these matters.

  London Electricity utilizes contracts for differences ("'CFD's") and power purchase contracts with certain UK generators to fix the price of electricity for a contracted quantity over a specific period of time. At September 30, 1997, the Company has outstanding CFD's and power purchase contracts for approximately 39,000 GWh of electricity. These include a long term power purchase contract with an affiliate which is based on 27.5% of the affiliate's capacity from its 1,000 MW facility through the year 2010. London Electricity's electricity sales volumes were approximately 15,771 GWh; 18,117 GWh and 20,758 GWh for fiscal years 1995, 1996 and fiscal year 1997, respectively.

4. TAX LAW CHANGES:

  On July 31, 1997, legislation establishing a windfall profits tax which affects regulated companies privatized since 1979 including London Electricity was enacted. In accordance with SFAS 109, the Company recorded a charge to income for the windfall profits tax during the six months ended September 30, 1997. A change in the UK statutory income tax rate from 33% to 31% was also included in this legislation. The impact of such changes in the six months ended September 30, 1997 financial statements was recognition of the (Pounds)140 million expense for the windfall profits tax and approximately (Pounds)38 million of income tax benefit as a result of the change in the UK statutory income tax rate in London Electricity's results of operations.

                         UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENT OF OPERATIONS

  The accompanying unaudited pro forma condensed consolidated statement of operations has been prepared in accordance with generally accepted accounting principles in the United States. Amounts are expressed in either British Pounds Sterling ("(Pounds)") or US Dollars ("$"). The purchase price allocation for London Electricity plc ("Predecessor") is based on preliminary information. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the related notes thereto.

  The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended March 31, 1997 has been prepared assuming that the acquisition of London Electricity plc by Entergy London Investments (formerly Entergy Power UK plc and referred to herein as the "Successor") occurred on April 1, 1996.

  The pro forma condensed consolidated statement of operations has been prepared for comparative purposes only and does not purport to be indicative of the results of operations had the combination been in effect on the date indicated, that have resulted since the date of acquisition or that may result in the future.

                        ENTERGY LONDON INVESTMENTS PLC

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1997

                                 (IN MILLIONS)
                                  (UNAUDITED)

                                  HISTORICAL
                         ------------------------------
                           SUCCESSOR      PREDECESSOR
                          INCEPTION-    APRIL 1, 1996-                   SUCCESSOR PRO FORMA YEAR
                           MARCH 31,      JANUARY 31,                             ENDED
                             1997            1997       ADJUSTMENTS           MARCH 31, 1997
                         -------------  --------------- ------------     ------------------------
Operating Revenues...... (Pounds)233.6  (Pounds)1,116.2                  (Pounds)1,349.8 $2,175.4
Cost of Sales and
 Operating Expenses.....         201.6          1,009.5 (Pounds)26.5 (a)         1,237.6  1,994.6
                         -------------  ---------------                  --------------- --------
  Income from
   Operations...........          32.0            106.7                            112.2    180.8
  Other Income
   (Deductions).........          (6.5)             4.6          7.5 (b)             5.6      9.0
  Interest Expense, net.          12.7             17.1         63.6 (c)            93.4    150.5
                         -------------  ---------------                  --------------- --------
  Income Before Income
   Taxes................          12.8             94.2                             24.4     39.3
  Income Taxes..........           4.5             32.1        (28.5)(d)             8.1     13.0
                         -------------  ---------------                  --------------- --------
  Net Income............ (Pounds)  8.3  (Pounds)   62.1                  (Pounds)   16.3 $   26.3
                         =============  ===============                  =============== ========

  1. Effective February 1, 1997, Entergy London Investments plc acquired London Electricity plc for approximately (Pounds)1.3 billion. The Successor has accounted for this acquisition using the purchase method of accounting whereby the purchase price is allocated to assets and liabilities based on fair market value, with the remainder allocated to the distribution license of the Successor which is an identifiable intangible asset.

  2. The Successor's historical results of operations presented above include the Predecessor's post acquisition results of operations for the period from February 1, 1997 (date of acquisition) until March 31, 1997. The Successor had no operations prior to the date of acquisition.

  3. The pro forma condensed consolidated statement of income reflects the following adjustments in order to present the historical results of operations of the Predecessor for the period prior to its inclusion in the Successor's consolidated financial statements:

    a. Primarily an increase in depreciation and amortization expense resulting from applying the purchase method of accounting to the Predecessor fixed assets and distribution license based on 40 year useful lives;

    b. Adjustments to other deductions to eliminate Predecessor's acquisition defense costs;

    c. Primarily additional interest associated with debt incurred to purchase the Predecessor at an assumed average rate of 7.3%. The impact of a change of .125% in the assumed average rate of interest would change income before income taxes by (Pounds)1.3 million annually; and

    d. Adjustment to income tax expense to provide for a 33% United Kingdom statutory income tax rate for the twelve months ended March 31, 1997.

  4. The US Dollar column above is presented solely for the convenience of the reader. British Pound Sterling amounts have been converted to US Dollars based on the Noon Buying Rate in New York City for cable transfers in British Pounds Sterling as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 1997 of $1.6117 = (Pounds)1.00.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SO-LICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DE-SCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITA-TION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ENTERGY LONDON CAPITAL SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    4
Enforceability of Civil Liabilities.......................................    4
Presentation of Currency and Financial Information........................    5
UK Selling Restrictions...................................................    5
Forward Looking Statements................................................    5
Summary...................................................................    6
Risk Factors..............................................................   17
Entergy London Capital....................................................   22
The Company...............................................................   23
Accounting Treatment......................................................   25
Use of Proceeds...........................................................   25
Capitalization............................................................   26
Exchange Rates............................................................   26
Selected Financial Data...................................................   27
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   34
Business..................................................................   49
The Electric Utility Industry in Great Britain............................   58
Management................................................................   68
Certain Relationships and Related Transactions............................   69
Security Ownership........................................................   70
Description of the Preferred Securities...................................   70
Description of the Guarantee..............................................   80
Description of the Perpetual Junior Subordinated Debentures...............   83
Relationship Among the Preferred Securities, the Perpetual Junior
 Subordinated Debentures and the Guarantee................................   99
Certain Income Tax Considerations.........................................  101
Underwriting..............................................................  105
Experts...................................................................  107
Legal Opinions............................................................  107
Nature of Financial Information...........................................  108
Index to the Consolidated Financial Statements............................  F-1

  THROUGH AND INCLUDING DECEMBER 7, 1997 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE PREFERRED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

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                        12,000,000 PREFERRED SECURITIES

                            ENTERGY LONDON CAPITAL

                          8 5/8% CUMULATIVE QUARTERLY
                         INCOME PREFERRED SECURITIES,
                              SERIES A (QUIPSSM)
              (LIQUIDATION PREFERENCE $25 PERPREFERRED SECURITY)

                     FULLY AND UNCONDITIONALLY GUARANTEED,
                            AS SET FORTH HEREIN, BY

                        ENTERGY LONDON INVESTMENTS PLC

                                ---------------
                                  PROSPECTUS
                                ---------------

                             GOLDMAN, SACHS & CO.

                           BEAR, STEARNS & CO. INC.

                                LEHMAN BROTHERS

                              MERRILL LYNCH & CO.

                          MORGAN STANLEY DEAN WITTER

                      PRUDENTIAL SECURITIES INCORPORATED

                               SMITH BARNEY INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

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